Exhibit 2.2

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

STOCK PURCHASE AGREEMENT

AMONG

UCB S.A.,

UCB MANUFACTURING, INC.

and

LANNETT COMPANY, INC.

Dated as of September 2, 2015

i

EXHIBITS

A                                       Form of Transitional Services Agreement

B                                       Sample Calculation of Working Capital

v

INDEX OF DEFINED TERMS

Defined Term	Page
9.01(d) Claim	67
Acquisition	1
Adjusted Purchase Price	11
affiliate	81
Agreement	1
Allocation Statement	74
Ancillary Agreements	13
ANDA	4
Audited Financial Statements	16
Business Contracts	21
Business Day	81
C&IP Agreement	19
Cap	70
Cash Consideration	1
Claim	82
Closing	9
Closing Date	9
Closing Working Capital	10
Code	21
Commencement Date	2
Commitment Letter	32
Compliant	82
Confidential Rating Agency Information	51
Confidentiality Agreement	40
Consent	14
Contingent Payment	2
Contingent Payment Notice of Dispute	5
Contingent Payment Period	2
Contingent Payment Statement	5
Continuation Period	56
Continuing Commercial Arrangements	12
Contract	19
Covered Personal Information	82
Current Assets	11
Current Liabilities	11
Debt Commitment Letter	32
Debt Financing	32
Debt Financing Sources	82
Delayed Transferred Subsidiary Employee	56
Drug or Health Laws	82
Election	74
Elections	74
EMA	27
Employee	24
Employee Benefit Plan	25
End Date	63
Enforceability Exceptions	14
Environmental Laws	27
ERISA	24
ERISA Affiliate	24
Estimated Closing Working Capital	2
Estimated Purchase Price	1
Excess Gross Profit	2
Existing Stock	44
FDA	27
FDA Milestone	3
Fee Letter	33
Final FDA Determination	3
Financial Statements	16
Financing	32
Foreign Merger Control Laws	14
GAAP	16
GLBA	83
Government Programs	83
Governmental Entity	14
Gross Profit	3
Hazardous Substances	27
HIPAA	83
HSR Act	14
IFRS	37
include	83
including	83
Income Tax	22
Income Tax Return	22
Income Taxes	22
Indebtedness	83
Indemnified Party	66
Indemnifying Party	66
Independent Expert	10
Intellectual Property	84
IRS	25
IT Systems	84

Judgment	14
Key Customer	84
Key Supplier	84
KI	11
Knowledge of UCB	84
Law	14
Leased Real Property	17
Lenders	32
Liens	14
Losses	65
made available	84
Malware	84
Marketing Period	85
Material Adverse Effect	86
Medicaid	87
Medicare	87
Methylphenidate Product	87
Most Recent Balance Sheet	16
Most Recent Balance Sheet Date	16
Net Sales	3
Non-Senior Management Employee	87
Notice of Objection	10
Objection Period	10
Other Special Indemnity Claim	69
Owned Real Property	17
Permits	15
Permitted Liens	87
person	88
Pipeline Compound	88
Post-Closing Tax Period	22
Pre-Closing Tax Period	22
Privacy Law	88
Privacy Policies	88
Proceeding	19
Products	88
Prospective Financing	89
Purchaser	1
Purchaser 401(k) Plan	57
Purchaser Health Plans	58
Purchaser Indemnitees	65
Purchaser Material Adverse Effect	32
Purchaser Specified Representations	61
Purchaser Subsidiary	31
Reformulated Methylphenidate Product	4
Representatives	89
Required Information	89
Resolution Period	10
Retained Names and Marks	44
Retention Agreements	59
Section 10.02(a) Proviso	77
Securities Act	89
Security Breach	89
Seller Disclosure Schedule	13
Seller Guarantees	46
Seller Indemnitees	66
Seller Parties	1
Software	89
Solvent	34
Special Indemnity Claims	69
Specified Representations	89
Straddle Period	75
subsidiary	90
Subsidiary Intellectual Property	90
Supplemental Disclosure Matter	47
Target Benefit Plan	25
Target Working Capital	1
Tax	22
Tax Claim	78
Tax Indemnified Party	78
Tax Indemnifying Party	78
Tax Return	22
Taxes	22
Taxing Authority	22
Third Party Claim	66
Threshold Sales	4
Trade Secrets	90
Trademarks	90
Transaction Expenses	90
Transfer Taxes	22
Transferred Share	1
Transferred Subsidiary	1
Transferred Subsidiary Employee	56
Transitional Services Agreement	9
UCB	1
UCB Group	22
[***]	55
UMI	1
Unaudited Financial Statements	16
[***]	55
WARN Act	26
Willful Breach	64
Working Capital	11

Working Capital Statement	10

STOCK PURCHASE AGREEMENT dated as of September 2, 2015 (this “Agreement”), among UCB S.A., a limited liability company organized under the laws of Belgium (“UCB”), UCB Manufacturing, Inc., a Delaware corporation (“UMI” and, together with UCB, the “Seller Parties”), and Lannett Company, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, UMI is an indirect wholly-owned subsidiary of UCB;

WHEREAS, UMI directly owns the issued and outstanding share of capital stock (the “Transferred Share”) of Kremers Urban Pharmaceuticals Inc., an Indiana corporation (the “Transferred Subsidiary”);

WHEREAS, Purchaser wishes to purchase from the Seller Parties, and the Seller Parties wish to sell to Purchaser, the Transferred Share, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Seller Parties to enter into this Agreement, Purchaser has entered into the Commitment Letter (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.01.                                   Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, UMI shall (and UCB shall cause UMI to) sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from UMI, the Transferred Share, in each case free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws), in exchange for the payment of an amount in cash (such amount, the “Estimated Purchase Price”) equal to (a) $1,230,000,000 (the “Cash Consideration”), plus (b) Estimated Closing Working Capital, minus (c) $230,000,000 (“Target Working Capital”), payable as set forth in Section 2.02(b) hereof and subject to adjustment as set forth in Section 2.03 hereof.  The purchase and sale of the Transferred Share are referred to in this Agreement as the “Acquisition”.

SECTION 1.02.                                   Estimated Closing Working Capital.  At least three (3) Business Days prior to the Closing Date, UCB shall prepare and deliver to Purchaser a statement setting forth UCB’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”).  Such statement shall be subject to Purchaser’s review prior to the Closing, it being understood that UCB shall consider in good faith any reasonable comments thereto provided by Purchaser prior to the Closing.

SECTION 1.03.                                   Contingent Value.

(a)                                 Definitions.  For purposes of this Agreement:

(i)                                     “Commencement Date” means the Business Day following the date on which the FDA Milestone occurs.

(ii)                                  “Contingent Payment” means, with respect to any Contingent Payment Period, the amount equal to 50% of Excess Gross Profit for such Contingent Payment Period.

(iii)                               “Contingent Payment Period” means each of the following periods, each of which shall be a separate Contingent Payment Period: (A) the period commencing on January 1, 2016 and ending on December 31, 2016; (B) the period commencing on January 1, 2017 and ending on December 31, 2017; (C) the period commencing on January 1, 2018 and ending on December 31, 2018; (D) the period commencing on January 1, 2019 and ending on December 31, 2019 and (E) the period commencing on January 1, 2020 and ending on December 31, 2020; provided that, notwithstanding the foregoing, if the FDA Milestone occurs after January 1, 2016, the first Contingent Payment Period shall begin on the Commencement Date and the foregoing definition shall be deemed accordingly modified (for example, if the Commencement Date were June 1, 2016, clause (A) would be deemed to provide that the period shall commence on June 1, 2016 and end on December 31, 2016, and clauses (B) through (E) would remain the same; or, if the Commencement Date were June 1, 2017, clause (A) would be deemed deleted, clause (B) would be deemed to provide that the period shall commence on June 1, 2017 and end on December 31, 2017 and clauses (C) through (E) would remain the same); provided, further, that in no event shall the Contingent Payment Period extend beyond December 31, 2020; provided, further, that if the FDA Milestone does not occur prior to December 31, 2020, there shall be no Contingent Payment Period or Contingent Payment due. For the avoidance of doubt, negative Gross Profit during any Contingent Payment Period shall not affect Gross Profit for any other Contingent Payment Period.

(iv)                              “Excess Gross Profit” means, with respect to any Contingent Payment Period, the greater of (A) zero, and (B) (1) the total amount of Gross Profit during such Contingent Payment Period, minus (2) the amount of Gross Profit that is derived from the Threshold Sales during such Contingent Payment Period.

(v)                                 “FDA Milestone” means the assignment by the FDA of an AB rating to the Methylphenidate Product (or any Reformulated Methylphenidate Product), as evidenced by the listing of an AB rating for the product in the FDA’s electronic publication “Approved Drug Products with Therapeutic Equivalence Evaluation” (also known as the Orange Book).

(vi)                              “Final FDA Determination” means any final determination by the FDA (after exhausting the formal dispute resolution process) that the FDA Milestone will not be achieved.

(vii)                           “Gross Profit” means, with respect to any Contingent Payment Period, (A) the Net Sales of the Methylphenidate Product (or any Reformulated Methylphenidate Product), minus (B) the cost of goods sold for the Methylphenidate Product (or any Reformulated Methylphenidate Product) sold during the Contingent Payment Period, in each case as recorded by Purchaser (or any applicable affiliate of Purchaser, including the Transferred Subsidiary) in accordance with GAAP, consistently applied, and in accordance with Purchaser’s allocation procedures and methodologies, consistently applied with respect to Purchaser’s products.

(viii)                        “Net Sales” means, with respect to any Contingent Payment Period, the actual gross amounts invoiced by Purchaser or its affiliates (including, after the Closing, the Transferred Subsidiary) on all sales of the Methylphenidate Product (or any Reformulated Methylphenidate Product) in the United States during such Contingent Payment Period, less deductions actually allowed for:

(A)                               sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the use or sale of the Methylphenidate Product (or any Reformulated Methylphenidate Product), but only to the extent that such taxes and duties are (1) actually included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of the Methylphenidate Product (or any Reformulated Methylphenidate Product), (2) customarily included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of all comparable products in the relevant market, and (3) are not recovered or recoverable;

(B)                               trade, quantity and cash discounts that are customary in the generic pharmaceutical industry in the United States and that are actually allowed on the Methylphenidate Product (or any Reformulated Methylphenidate Product);

(C)                               allowances or credits to customers on account of rejection, withdrawal, recall, or return of the Methylphenidate Product (or any Reformulated Methylphenidate Product) or on account of retroactive price reductions affecting the Methylphenidate Product (or any Reformulated Methylphenidate Product), to the extent that such allowances or credits are customary in the generic pharmaceutical industry in the United States and are actually allowed on the Methylphenidate Product (or any Reformulated Methylphenidate Product); and

(D)                               rebates and chargebacks specifically related to the Methylphenidate Product (or any Reformulated Methylphenidate Product) on an actual credited or paid basis, including those granted to Governmental Entities (such rebates and chargebacks to be accrued as an estimate in the month in which the related Methylphenidate Product (or any Reformulated Methylphenidate Product) is sold by using GAAP, with reconciliations for actual deductions and credits performed on a quarterly basis until all such amounts have been finally reconciled, regardless of the number of calendar quarters such final reconciliation requires (e.g., amounts accrued for Medicaid rebates in the third calendar quarter of 2016 may not be finally reconciled until the third calendar quarter of 2017 or later)).

Net Sales with respect to sales of the Methylphenidate Product (or any Reformulated Methylphenidate Product) that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of such Methylphenidate Product (or any Reformulated Methylphenidate Product) during the applicable period without regard to such non-arm’s length or non-cash sales. If such Methylphenidate Product (or any Reformulated Methylphenidate Product) is sold with other products on a portfolio basis, any discounts or other adjustments with respect to such Methylphenidate Product (or any Reformulated Methylphenidate Product) shall be allocated pro rata across all products in such portfolio based on the non-discounted, non-adjusted price for each such product. For purposes of calculating Net Sales, sales between or among Purchaser and its affiliates (including, after the Closing, the Transferred Subsidiary) shall be excluded from the computation of Net Sales.

(ix)                              “Reformulated Methylphenidate Product” means any methylphenidate hydrochloride extended-release product that is an AB rated generic of Concerta for which Purchaser or any of its affiliates (including, after the Closing, the Transferred Subsidiary and KI) submits or otherwise becomes the holder of a new Abbreviated New Drug Application (“ANDA”).

(x)                                 “Threshold Sales” means, with respect to any Contingent Payment Period, the first $80 million of Net Sales during such period; provided, if the first Contingent Payment Period is less than 365 days, the Threshold Sales for such Contingent Payment Period will equal the product of $80 million and the fraction, the numerator of which shall equal the number of days in such Contingent Payment Period, and the denominator of which shall equal 365.

(b)                                 Contingent Payment.  As additional consideration for the Acquisition, if the Closing occurs, and if and only if the FDA Milestone occurs, Purchaser shall pay UCB or its designee the Contingent Payment (if any) for each Contingent Payment Period in accordance with this Section 1.03.

(c)                                  Contingent Payment Statement.

(i)                                     Following the expiration of each Contingent Payment Period, Purchaser shall calculate the amount of the Contingent Payment in respect of such Contingent Payment Period, and Purchaser shall, within 60 days following such expiration, provide to UCB a statement giving notice of Purchaser’s calculation of the Contingent Payment (each, a “Contingent Payment Statement”), together with reasonable supporting detail for such calculation.

(ii)                                  Following the delivery of a Contingent Payment Statement to UCB, Purchaser shall promptly make available to UCB such further information and access to Purchaser’s personnel, in each case as may be reasonably requested by UCB to verify the Contingent Payment Statement.  Unless within 30 days after delivery of such Contingent Payment Statement to UCB, UCB notifies Purchaser in writing of any dispute relating to the calculation of the Contingent Payment as set forth in the Contingent Payment Statement, specifying each item in the calculation that UCB disputes and the amount in dispute with respect to each item (the “Contingent Payment Notice of Dispute”), the Contingent Payment Statement delivered by Purchaser shall be final and binding upon the parties hereto.

(iii)                               If UCB delivers a Contingent Payment Notice of Dispute, Purchaser and UCB shall negotiate in good faith to seek to reach agreement on the items and amounts identified in the Contingent Payment Notice of Dispute, and, if Purchaser and UCB reach an agreement in writing on all such items and amounts, the relevant Contingent Payment Statement shall be adjusted in accordance with such agreement and the adjusted Contingent Payment Statement shall be final and binding upon the parties hereto.

(iv)                              If Purchaser and UCB do not reach agreement on the items and amounts identified in the Contingent Payment Notice of Dispute within 30 days following the delivery thereof, either Purchaser or UCB may, by written notice to the other, require that the items and amounts in dispute be referred to the Independent Expert for resolution.  The Independent Expert shall be engaged as provided in Section 2.03(b), and the Independent Expert shall be instructed, pursuant to its engagement letter, (A) to resolve only those matters set forth in the Contingent Payment Notice of Dispute remaining in dispute and not to otherwise investigate any matter independently, (B) to resolve such matters in accordance with this Agreement, and (C) that, if the Independent Expert’s resolution of a disputed item or amount is not in accordance with the position of either Purchaser or UCB, the Independent Expert’s resolution shall in no event be in excess of the higher, nor less than the lower, of the amounts proposed by Purchaser and UCB.  The relevant Contingent Payment Statement shall be adjusted in accordance with the agreement of the parties (to the extent applicable) and the resolution of the disputed items and amounts by the Independent Expert, and the adjusted Contingent Payment Statement shall be final and binding upon the parties hereto.  The fees and expenses of the Independent Expert shall be borne equally by Purchaser and UCB.

(d)                                 Contingent Payment Settlement.  Within five Business Days after the date on which the Contingent Payment Statement has become final and binding in accordance with Section 1.03(c), Purchaser shall pay to UCB or its designee the Contingent Payment for such Contingent Payment Period, by wire transfer of immediately available funds to one or more accounts designated in writing by UCB (such designation to be made at least two Business Days prior to the wire transfer).  Any Contingent Payment paid to UCB or its designee shall be deemed to be an increase to the Purchaser Price.

(e)                                  Covenants.

(i)                                     Purchaser shall notify UCB promptly of the achievement of the FDA Milestone or of any determination by any level of the FDA that the FDA Milestone will not be achieved (including any Final FDA Determination).

(ii)                                  From and after the Closing until the FDA Milestone is achieved or the FDA makes any Final FDA Determination,

(A)                               Purchaser shall, and shall cause the Transferred Subsidiary to:

(1)                                 use commercially reasonable efforts to achieve the FDA Milestone as promptly as practicable; provided that, for purposes of this clause (1), but subject to clause (2) below, commercially reasonable efforts shall not require the Transferred Subsidiary to use any greater efforts than those used prior to Closing; provided, further, that nothing herein shall require Purchaser or any of its affiliates to reformulate the Methylphenidate Product or otherwise seek to develop or obtain approval for any Reformulated Methylphenidate Product;

(2)                                 exhaust all available formal dispute resolution processes within the FDA with respect to any Proceeding by the FDA that would reasonably be expected to result in the FDA Milestone not being achieved;

(3)                                 notify UCB of any material communications to or from the FDA or any other applicable Governmental Entity, whether written or oral, relating to the Methylphenidate Product (or any Reformulated Methylphenidate Product), as soon as reasonably practicable but in no event later than two Business Days after delivery or receipt, as applicable, of such communication and, within the same period, provide UCB with copies of any such written communications and written summaries of any such oral communications;

(4)                                 consult with (and give reasonable consideration to any comments provided by) UCB prior to making any material communication to, or responding to any material communication from, the FDA or any other applicable Governmental Entity of the type referenced in clause (3) above; and

(5)                                 otherwise keep UCB reasonably informed on a prompt, routine basis regarding the status of Purchaser’s efforts to achieve the FDA Milestone and, upon request by UCB, promptly make available to UCB such further information and access to Purchaser’s personnel, in each case as may be reasonably requested by UCB in connection therewith.

(B)                               Upon the reasonable request of Purchaser, UCB shall use its, and shall cause its affiliates to use their, respective commercially reasonable efforts to cooperate with Purchaser in Purchaser’s efforts to achieve the FDA Milestone; provided that, for purposes of this clause (B), commercially reasonable efforts shall not require UCB to use, or to cause its affiliates to use, any greater efforts than those used prior to Closing.

(iii)                               Purchaser shall not, and shall cause its affiliates (including, after the Closing, the Transferred Subsidiary) not to, from and after the Closing until December 31, 2020, discontinue the marketing, distribution or sale of the Methylphenidate Product without the prior written consent of UCB (not to be unreasonably withheld, conditioned or delayed), except UCB’s consent shall not be required to the extent such discontinuation (A) is required in writing by the FDA, provided that Purchaser shall have exhausted all available formal dispute resolution processes within the FDA with respect to such requirement and challenged any FDA Proceedings to seek withdrawal, (B) results from Purchaser’s good faith determination, based on information of which Purchaser becomes aware following the date hereof, that there is a material safety issue with respect to the Methylphenidate Product, or (C) results from Purchaser’s good faith determination, based on information of which Purchaser becomes aware following the date hereof, that such discontinuation is necessary to ensure compliance with applicable legal requirements, provided that prior to making the determination in clause (B) or (C) or discontinuing the marketing, distribution or sale of the Methylphenidate Product, Purchaser shall have first consulted in good faith with (and given reasonable consideration to any comments and views provided by) UCB.

(f)                                   Confidentiality.  Until December 31, 2022, UCB shall, and shall cause its affiliates to, treat as confidential and safeguard any and all information provided to UCB pursuant to this Section 1.03 to the same degree as if such information were subject to the terms of the Confidentiality Agreement. UCB acknowledges and agrees, on behalf of itself and each of its affiliates, that (x) the information provided pursuant to this Section 1.03 may contain material non-public information concerning Purchaser and its affiliates, (y) it shall comply with applicable securities laws regarding the trading of securities of Purchaser and its affiliates while in possession of any such material non-public information, including any restrictions imposed by such laws prohibiting any person who has received any such material non-public information from purchasing or selling securities of Purchaser and its affiliates or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities and (z) Purchaser is relying upon UCB’s compliance with the obligations under this Section 1.03 for purposes of compliance by Purchaser and its affiliates with Regulation FD promulgated by the U.S. Securities and Exchange Commission (to the extent Purchaser or any of its affiliates is subject to such regulation).

(g)                                  Acknowledgments.  It is acknowledged and agreed that notwithstanding anything in this Agreement to the contrary, (i) there are no assurances that any Contingent Payments will become payable in accordance with the terms of this Section 1.03, (ii) Purchaser and its affiliates owe no fiduciary duty to UCB or any of its affiliates, and UCB hereby expressly waives, on behalf of itself and each of its affiliates, any such fiduciary duty if any such duty were to exist and (iii) the parties intend those express obligations set forth in Section 1.03 to govern their contractual relationship and to supersede any standard of efforts that might otherwise apply or be imposed.  Any right of UCB to receive a Contingent Payment is solely a contractual right and is not a security for purposes of any federal or state securities laws.  The parties acknowledge and agree that (A) the Contingent Payments are an integral part of the consideration payable to UCB, (B) to the fullest extent permitted by applicable law, no right to receive a Contingent Payment (or any portion thereof) may be assigned, sold, exchanged, transferred or otherwise disposed of other than by operation of law or to any affiliate of UCB (except to the extent expressly permitted in this Section 1.03), and any transfer in violation of this Section 1.03(g) shall be null and void, (C) the right of UCB to a Contingent Payment shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or any of its affiliates and shall not entitle UCB to any rights common to any holder of the capital stock of Purchaser or any of its affiliates and (D) the right of UCB to payment of the Contingent Payments shall not bear any interest.

(h)                                 Transfer; Assignment.  Purchaser shall and shall cause its affiliates (including, after the Closing, the Transferred Subsidiary) not to transfer, sell, license, convey or dispose of the Methylphenidate Product (or any Reformulated Methylphenidate Product) or any rights in or to the Methylphenidate Product (or any Reformulated Methylphenidate Product) unless the transferee, licensee or assignee of the Methylphenidate Product (or any Reformulated Methylphenidate Product) or rights in or to the Methylphenidate Product (or any Reformulated Methylphenidate Product) expressly agrees to be bound by the obligations with respect to the Contingent Payments in this Section 1.03 and Purchaser remains responsible for the payment of the Contingent Payments.

ARTICLE II

CLOSING

SECTION 2.01.                                   Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, at 10:00 a.m. New York City time on the second Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VII hereof (other than those conditions which by their terms are to be satisfied at the Closing, but subject to satisfaction of all such conditions) or at such other place, time and date as may be agreed by UCB and Purchaser; provided, however, that notwithstanding the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII with respect to the Closing, if the Marketing Period has not ended at such time, then, subject to satisfaction (or, to the extent permitted, waiver) of such conditions (other than those conditions which by their terms are to be satisfied at the Closing), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is (a) any Business Day during the Marketing Period specified by Purchaser to UCB on no less than two Business Days’ written notice to UCB or (b) if the Closing does not occur during the Marketing Period in accordance with clause (a), the third Business Day following the last day of the Marketing Period.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02.                                   Transactions to be Effected at the Closing.

(a)                                 At the Closing, the Seller Parties shall (as applicable) deliver or cause to be delivered to Purchaser (i) a certificate representing the Transferred Share, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, (ii) a duly executed counterpart to the Transitional Services Agreement substantially in the form attached hereto as Exhibit A (the “Transitional Services Agreement”), (iii) such documents as Purchaser may reasonably request relating to the existence of the Seller Parties and the Transferred Subsidiary and the authority of each Seller Party for this Agreement and any Ancillary Agreement to which it is a party (it being understood that the documents referred to in clause (iii) shall not require any of the Seller Parties to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement), and (iv) a statement, meeting the requirements of Treasury Regulations Section 1.1445-2(b), to the effect that UMI is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

(b)                                 At the Closing, Purchaser shall deliver to the Seller Parties (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by UCB (such designation to be made at least two Business Days prior to the Closing Date), of the Estimated Purchase Price, (ii) a duly executed counterpart to the Transitional Services Agreement, and (iii) such documents as UCB may reasonably request relating to the existence of Purchaser and the authority of Purchaser for this Agreement and any Ancillary Agreement to which it is a party (it being understood that the documents referred to in clause (iii) shall not require Purchaser to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

SECTION 2.03.                                   Post-Closing Purchase Price Adjustment. (a)  Working Capital Statement.  Within 90 days after the Closing Date, Purchaser shall prepare and deliver to UCB a statement (the “Working Capital Statement”), setting forth Working Capital as of the close of business on the Closing Date (“Closing Working Capital”).

(b)                                 Objections; Resolution of Disputes.

(i)                                     Unless UCB notifies Purchaser in writing within 60 days (such 60-day period, the “Objection Period”) after Purchaser’s delivery of the Working Capital Statement of any objection to the computation of Closing Working Capital set forth therein (a “Notice of Objection”), the Working Capital Statement shall become final and binding.  Following the delivery of the Working Capital Statement and for purposes of UCB’s review of the Working Capital Statement and preparation of any Notice of Objection, Purchaser shall permit UCB and its Representatives to review the working papers of Purchaser and its accountants relating to the Working Capital Statement and, at UCB’s request, shall provide UCB and its Representatives (A) any information relating to the Transferred Subsidiary reasonably requested and (B) reasonable access during normal business hours to the personnel, properties, books and records of and relating to the Transferred Subsidiary (including any taking and preparing of physical counts of inventory).  Any Notice of Objection shall specify the basis for the objections set forth therein.  UCB and Purchaser acknowledge that the sole purpose of the determination of Closing Working Capital is to adjust the Cash Consideration so as to reflect the difference between Closing Working Capital and Target Working Capital.

(ii)                                  If UCB provides the Notice of Objection to Purchaser within the Objection Period, Purchaser and UCB shall, during the 30 day period following Purchaser’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve UCB’s objections.  During the Resolution Period, Purchaser and its Representatives shall be permitted to review the working papers of UCB and its accountants relating to the Notice of Objection and the basis therefor.  If Purchaser and UCB are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to Deloitte Touche Tohmatsu Limited (or, if such firm declines or is unable to act, to another nationally recognized independent accounting firm mutually agreed upon by Purchaser and UCB (such agreed firm being the “Independent Expert”)).  The Independent Expert shall be engaged pursuant to an engagement letter among Purchaser, UCB and the Independent Expert.  The Independent Expert shall be instructed, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute and not to otherwise investigate any matter independently.  Purchaser and the Seller Parties each agree to furnish to the Independent Expert such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination.  Purchaser and UCB shall also instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that information related to the unresolved objections was presented to the Independent Expert by Purchaser and UCB.  With respect to each disputed line item, such decision, if not in accordance with the position of either Purchaser or UCB, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Working Capital Statement or UCB in the Notice of Objection with respect to such disputed line item.  The resolution of disputed items by the Independent Expert shall be final and binding on the parties, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the Independent Expert shall be borne equally by Purchaser and UCB.  After the final determination of Closing Working Capital, Purchaser shall have no further right to make any claims against UCB or any of its affiliates (including UMI) in respect of any element of Closing Working Capital or any payment made pursuant to Section 2.03(c) hereof.

(iii)                               The procedures set forth in this Section 2.03 shall be the sole and exclusive method for resolving any disputes with respect to the computation of Closing Working Capital.

(c)                                  Adjustment Payment.  “Adjusted Purchase Price” means an amount equal to (i) the Cash Consideration, plus (ii) Closing Working Capital, minus (iii) Target Working Capital.  Within 10 days after Closing Working Capital has been finally determined in accordance with Section 2.03(b) hereof, (i) if the Estimated Purchase Price is less than the Adjusted Purchase Price, Purchaser shall pay to UCB such shortfall, and (ii) if the Estimated Purchase Price is greater than the Adjusted Purchase Price, UCB shall pay to Purchaser such excess.  Any payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or UCB, as the case may be (such designation to be made at least three Business Days prior to the date on which such payment is due).

(d)                                 Working Capital.  The term “Working Capital” means Current Assets minus Current Liabilities.  The terms “Current Assets” and “Current Liabilities” mean those consolidated current assets and consolidated current liabilities, respectively, of the Transferred Subsidiary and Kudco Ireland, Ltd., a limited liability company organized under the laws of Ireland (“KI”), included in the sample calculation of Working Capital set forth on Exhibit B attached hereto, in each case, calculated in accordance with the corresponding line items.  Closing Working Capital shall be prepared in the form of Exhibit B and in accordance with GAAP as applied on a consistent basis with the Financial Statements (it being understood that in the event of an inconsistency between GAAP and Exhibit B, then GAAP as applied on a consistent basis with the Financial Statements shall prevail), except that:

(i)                                     Taxes (including deferred Tax liabilities and deferred Tax assets) shall not be taken into account in determining Working Capital;

(ii)                                  any liability or obligation under or pursuant to the Retention Agreements or the Kremers Urban 2013 Incentive Plan shall not be taken into account in determining Working Capital;

(iii)                               Indebtedness shall not be taken into account as a Current Liability in determining Working Capital, except to the extent that such Indebtedness has not been discharged or paid in full as of the Closing, in which case it shall be included regardless of whether such Indebtedness is treated as short term or long term Indebtedness for purposes of GAAP;

(iv)                              Transaction Expenses unpaid as of Closing shall be taken into account in determining Working Capital;

(v)                                 bank overdrafts shall be taken into account in determining Working Capital;

(vi)                              any impact of changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby shall not be taken into account in determining Working Capital;

(vii)                           current assets and current liabilities owing to and from UCB and affiliates of UCB to the extent arising out of commercial (rather than corporate) relationships or services (including those relating to information technology and insurance) listed on Section 2.03(d)(vii) of the Seller Disclosure Schedule (“Continuing Commercial Arrangements”) shall be taken into account in determining Working Capital; and

(viii)                        the items described under the headings “Q4 2010 to Q3 2014 Price Reporting” and “Payments to 340B Entities” in Section 3.05 of the Seller Disclosure Schedule shall not be taken into account in determining Working Capital.

The Working Capital adjustment contemplated by this Section 2.03(d) is intended to show the change in Working Capital from the Target Working Capital to the Closing Working Capital, subject to the matters set forth in the preceding clauses (i) through (viii). Working Capital shall be calculated without duplication of any assets or liabilities included therein pursuant to this Section 2.03(d).

(e)                                  Post-Closing Books and Records.  On the Closing Date, Purchaser shall conduct the business of the Transferred Subsidiary in the ordinary course in a manner substantially consistent with past practice, and following the Closing, Purchaser shall not take any action with respect to the accounting books and records of the Transferred Subsidiary on which the Working

Capital Statement is to be based for the specific purpose of affecting the Working Capital Statement.  Without limiting the generality of the foregoing, the Working Capital Statement shall not reflect any change in any reserve or other account existing as of the Most Recent Balance Sheet Date, except as a result of events occurring after the Most Recent Balance Sheet Date and, in such event, only in a manner consistent with the past practices of the Transferred Subsidiary.

SECTION 2.04.                                   Withholding.  Purchaser (and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Law.  If Purchaser (or any other such person) determines that it is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement to UCB or any of its affiliates, Purchaser (or such other person) shall (a) provide reasonable notice to UCB of its intent to withhold such amount and the basis for withholding and (b) provide a reasonable opportunity for the recipient of the payment to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. UCB and Purchaser shall use commercially reasonable efforts to ensure that all Taxes are properly deducted and withheld and to mitigate, reduce or eliminate such deduction or withholding.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UCB

Except as set forth in the disclosure schedules of UCB (the “Seller Disclosure Schedule”), UCB hereby represents and warrants to Purchaser as follows:

SECTION 3.01.                                   Organization.  Each of the Seller Parties is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization.

SECTION 3.02.                                   Authority; Execution and Delivery; Enforceability.  Each of the Seller Parties has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection with this Agreement (the “Ancillary Agreements”) to which it will be a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements.  Each of the Seller Parties has taken all corporate action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and to authorize the performance of its obligations under, and the consummation of the transactions contemplated to be consummated by it pursuant to, this Agreement and such Ancillary Agreements.  Each of the Seller Parties has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each Ancillary Agreement to which it will be a party will from and after the Closing (assuming the due authorization, execution and delivery by the other parties thereto) constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

SECTION 3.03.                                   Non-Contravention and Approvals.  (a)  The execution, delivery and performance by each of the Seller Parties of this Agreement do not, and neither the execution, delivery and performance by each of the Seller Parties of each Ancillary Agreement to which it will be a party nor the consummation by such Seller Party of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements will, (i) conflict with or violate its organizational documents, (ii) except as set forth in Section 3.03(a) of the Seller Disclosure Schedule, conflict with, or result in any breach of, or constitute a default under, require notice or Consent pursuant to, or give rise to any increase in payment or performance obligations under, right of termination, cancellation, modification or acceleration of (whether after the filing of notice or the lapse of time or both), or give rise to a loss of any benefit to which the Transferred Subsidiary or KI is entitled to under, any provision of any Business Contract or Permit, (iii) conflict with or violate any judgment, order or decree (“Judgment”) or federal, national, foreign, supranational, state, provincial or local or administrative statute, law, ordinance, rule, code or regulation (“Law”) applicable to such Seller Party, the Transferred Subsidiary or KI, or (iv) result in the creation of any mortgages, liens, pledges or other encumbrances of any kind (collectively, “Liens”) (other than Permitted Liens or Liens arising from any act of Purchaser or its affiliates) upon the Transferred Share or the properties or assets of the Transferred Subsidiary or KI, except, in the case of clauses (ii), (iii) and (iv), any such items that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary.

(b)                                 No consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by any of the Seller Parties in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with and filings, notifications and approvals under any applicable foreign antitrust, competition, or trade regulation Law (“Foreign Merger Control Laws”), (iii) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements, (iv) those set forth in Section 3.03(b) of the Seller Disclosure Schedule and (v) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have be material to the business of the Transferred Subsidiary.

SECTION 3.04.                                   The Transferred Subsidiary; KI.  (a)  Each of the Transferred Subsidiary and KI is an entity duly incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization.  Except as set forth in Section 3.04 of the Seller Disclosure Schedule, each of the Transferred Subsidiary and KI has full corporate power and authority and possesses all permits, licenses, registrations, certifications, franchises, approvals or authorizations from any Governmental Entity (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such Permits the lack of which, individually or in the aggregate, would not reasonably be expected to have be material to the business of the Transferred Subsidiary.  Each of the Transferred Subsidiary and KI is duly qualified and, where applicable, in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have be material to the business of the Transferred Subsidiary.  Prior to the date hereof, complete and correct copies of the Transferred Subsidiary’s and KI’s organizational documents have been made available to Purchaser, and each as so made available is in full force and effect.

(b)                                 The Transferred Subsidiary has two authorized shares of common stock, one of which is issued and outstanding, and there are no other shares of capital stock or other interests of any type or class of the Transferred Subsidiary authorized, issued, reserved or outstanding.  The Transferred Share is the only outstanding share of capital stock of the Transferred Subsidiary and has been validly issued and is fully paid and non-assessable.  There are no options, warrants, securities or instruments convertible into or exchangeable for, or other rights, agreements, arrangements or commitments relating to, or obligating any of the Seller Parties or any of their respective affiliates to issue or sell any shares of, the capital stock of, or any other interest in, the Transferred Subsidiary, including the Transferred Share (other than this Agreement).

(c)                                  KI has 1,000,000 authorized shares of common stock, one of which is issued and outstanding, and there are no other shares of capital stock or other interests of any type or class of KI authorized, issued, reserved or outstanding.  The Transferred Subsidiary has good and valid title to the issued and outstanding share of capital stock of KI, free and clear of any Liens (other than transfer restrictions arising under applicable securities Laws), and is the record and the beneficial owner of such share.  The outstanding share of capital stock of KI has been validly issued and is fully paid and non-assessable.  There are no options, warrants, securities or instruments convertible into or exchangeable for, or other rights, agreements, arrangements or commitments relating to, or obligating the Transferred Subsidiary or any of its affiliates to issue or sell any shares of, the capital stock of, or any other interest in, KI.  Other than KI, the Transferred Subsidiary does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other person.

SECTION 3.05.                                   Financial Statements.  (a)  Prior to the date hereof, the following have been made available to Purchaser:  (i) the audited consolidated balance sheets of the Transferred Subsidiary as of December 31, 2014 and December 31, 2013, the related audited consolidated statements of income and comprehensive income and statements of cash flows and the report of independent auditors for each of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the related audited consolidated statements of changes in stockholder’s equity as of December 31, 2014, December 31, 2013 and December 31, 2012 (the “Audited Financial Statements”) and (ii) the unaudited condensed consolidated balance sheet of the Transferred Subsidiary as of June 30, 2015 (such balance sheet, the “Most Recent Balance Sheet”; and such date, the “Most Recent Balance Sheet Date”), the related unaudited condensed consolidated statement of operations and statement of cash flows for the six-month period then ended as of the Most Recent Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and on that basis fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of the Transferred Subsidiary and its consolidated subsidiary as of the dates thereof and for the periods indicated, except for, in the case of the Unaudited Financial Statements, normal, recurring year-end audit adjustments, which are not expected to be material individually or in the aggregate, and the absence of footnotes.  The Financial Statements may not necessarily reflect what the financial position and results of operations and cash flows of the Transferred Subsidiary would have been had the Transferred Subsidiary operated independently of UCB as of the dates or for the periods presented.

(b)                                 The Transferred Subsidiary has established and maintains a system of internal accounting controls with respect to its business believed to provide reasonable assurances that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP and (B) to maintain accountability for items, and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.06.                                   No Undisclosed Liabilities.  There are no liabilities or obligations, whether known, unknown, accrued, contingent or otherwise, of the Transferred Subsidiary or KI other than liabilities or obligations:

(a)                                 specifically provided for in the Financial Statements or the notes thereto;

(b)                                 incurred in the ordinary course of business since the Most Recent Balance Sheet Date;

(c)                                  not required under GAAP to be shown on the Most Recent Balance Sheet;

(d)                                 set forth in Section 3.06 of the Seller Disclosure Schedule;

(e)                                  arising under any Contract to which the Transferred Subsidiary or KI is a party (excluding as a result of breach or default thereunder); or

(f)                                   which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary.

SECTION 3.07.                                   Absence of Changes.  From the Most Recent Balance Sheet Date until the date hereof there has not been a Material Adverse Effect.  Except (x) for matters relating to the process for the sale of the Transferred Subsidiary, (y) for matters relating to the contemplated liquidation and dissolution of KI and (z) as set forth in Section 3.07 of the Seller Disclosure Schedule, from the Most Recent Balance Sheet Date until the date hereof, (a) the business of the Transferred Subsidiary and KI have been conducted in the ordinary course in a manner substantially consistent with past practice and (b) none of the Seller Parties nor any of their respective affiliates (including the Transferred Subsidiary and KI) has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01 hereof, other than any actions that are expressly contemplated by this Agreement or any Ancillary Agreement.

SECTION 3.08.                                   Title to Transferred Share.  UMI has good and valid title to the Transferred Share, free and clear of any Liens (other than transfer restrictions arising under applicable securities Laws), and is the record owner of the Transferred Share.  Other than this Agreement, the Transferred Share is not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Share.

SECTION 3.09.                                   Real Property.

(a)                                 Section 3.09(a)(i) of the Seller Disclosure Schedule sets forth all real property and interests in real property leased by the Transferred Subsidiary and KI (each, a “Leased Real Property”).  Except as set forth in Section 3.09(a)(ii) of the Seller Disclosure Schedule, the Transferred Subsidiary or KI has valid leasehold estates or, as the case may be, valid leasehold interests, in all Leased Real Property.

(b)                                 Section 3.09(b)(i) of the Seller Disclosure Schedule sets forth all real property and interests in real property owned by the Transferred Subsidiary and KI (each, an “Owned Real Property”).  Except as set forth in Section 3.09(b)(ii) of the Seller Disclosure Schedule, the Transferred Subsidiary or KI has good and valid fee simple title to each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens. To the Knowledge of UCB, there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. As of the date hereof, there are no pending or, to the Knowledge of UCB, threatened condemnation proceedings, lawsuits or administrative actions relating to any parcel of Owned Real Property.

SECTION 3.10.                                   Sufficiency and Condition of Assets.  The properties, rights and other assets owned by, leased or licensed to or otherwise held for use by the Transferred Subsidiary or KI, when taken together with any services to be provided by the Seller Parties or their respective affiliates to Purchaser and its affiliates pursuant to any Ancillary Agreement:

(a)                                 are sufficient properties, rights and other assets to carry on the business of the Transferred Subsidiary immediately after the Closing in the same manner as it is currently being conducted; and

(b)                                 constitute all of the material properties, rights and other assets primarily used or primarily held for use by the Seller Parties and their respective affiliates (including the Transferred Subsidiary) in the conduct of the business of the Transferred Subsidiary and KI as it is currently being conducted;

except, in the case of each of clauses (a) and (b) above, (x) for the services and benefits provided to the Transferred Subsidiary described in Section 5.06 hereof, (y) the Retained Names and Marks described in Section 5.09 hereof and (z) as set forth in Section 3.10 of the Seller Disclosure Schedule.

SECTION 3.11.                                   Intellectual Property.

(a)                                 Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule or as provided in any Contract set forth in Section 3.12(a) of the Seller Disclosure Schedule, neither the Transferred Subsidiary nor KI has entered into a Contract (other than any such Contract that has expired or been terminated) with a third party (i) granting any material license to any material Subsidiary Intellectual Property to any third party or (ii) pursuant to which the Transferred Subsidiary or KI is granted a license to material Intellectual Property owned by a third party that is material to the businesses of the Transferred Subsidiary or KI, except in the case of both (i) and (ii), for licenses for commercially available software for an annual fee of less than $250,000 and licenses granted to distributors, manufacturers or suppliers, licenses granted in connection with marketing agreements, promotion agreements, co-promotion agreements, development agreements, manufacturing agreements, supply agreements, co-branding agreements or other promotional activities and any other non-exclusive licenses to Intellectual Property granted to third parties or by third parties in the ordinary course of business.

(b)                                 Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, the operation of the businesses of the Transferred Subsidiary and KI solely with respect to Products, as conducted since January 1, 2013 and as currently conducted, has not been and is not infringing or misappropriating any Intellectual Property owned by any third party, except for those infringements or misappropriations which would not reasonably be expected to be material to the business of the Transferred Subsidiary.  Except (i) as set forth in Section 3.11(b) of the Seller Disclosure Schedule or (ii) that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary, no suit, action or proceeding (each, a “Proceeding”) is pending or, to the Knowledge of UCB, threatened against the Transferred Subsidiary or KI by any third party claiming infringement or misappropriation by the Transferred Subsidiary or KI of Intellectual Property owned or licensed by such third party.  To the Knowledge of UCB, since January 1, 2013, no third party is or has been infringing or misappropriating any Subsidiary Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Transferred Subsidiary.

(c)                                  Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, Section 5.17 of the Seller Disclosure Schedule or in a Contract set forth in Section 3.11(a) or Section 3.12 of the Seller Disclosure Schedule, to the Knowledge of UCB, (i) the Transferred Subsidiary or KI is the exclusive owner of the material Subsidiary Intellectual Property and (ii) the material Subsidiary Intellectual Property is owned free and clear of all Liens (other than Permitted Liens).  The Transferred Subsidiary and KI have a practice of requiring all Non-Senior Management Employees to enter into a form or version of a Confidentiality, Invention Assignment and Intellectual Property Agreement (“C&IP Agreement”) with the Transferred Subsidiary or KI. The current form of the C&IP Agreement has been made available by UCB to Purchaser. All Non-Senior Management Employees who have materially contributed to the development of any material product of the Transferred Subsidiary or KI have entered into the current form or a prior form of a C&IP Agreement with the Transferred Subsidiary or KI, except for any failure to enter into any such C&IP Agreement that would not reasonably be expected to be material to the business of the Transferred Subsidiary.

(d)                                 Except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, the Transferred Subsidiary or KI own, license or otherwise possess the right to use all Intellectual Property that is necessary for the conduct of the businesses of the Transferred Subsidiary or KI as currently conducted, except where the failure to own, license or otherwise possess such rights would not reasonably be expected to be material to the business of the Transferred Subsidiary; provided, however, that the parties hereto acknowledge and agree that nothing in this Section 3.11(d) shall be interpreted or construed as a representation or warranty with respect to whether there has been or is any infringement or misappropriation of any Intellectual Property, and that those matters are addressed exclusively in Section 3.11(b) hereof.

(e)                                  In the event and to the extent UCB and its affiliates (including the Transferred Subsidiary and KI) have access to Trade Secrets included in the Subsidiary Intellectual Property used in and material to the business of the Transferred Subsidiary and KI, they have taken commercially reasonable measures to protect the confidentiality of such Trade Secrets.

SECTION 3.12.                                   Contracts.  (a)  Section 3.12(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, each of the following unexpired and unterminated leases, subleases, licenses, bonds, debentures, notes, mortgages, indentures, guarantees, other agreements or contracts or other legally binding instruments (each, a “Contract”) to which the Transferred Subsidiary or KI is a party or to which their properties, assets or rights are subject

(other than the licenses to Subsidiary Intellectual Property set forth in Section 3.11(a) of the Seller Disclosure Schedule): any Contract

(i)                                     the performance of which is reasonably expected to involve annual payments to or from the Transferred Subsidiary or KI in excess of $2,500,000 and is not terminable by the Transferred Subsidiary or KI on 90 days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business);

(ii)                                  with respect to a joint venture, joint development, partnership or other similar agreement;

(iii)                               which limits or purports to limit the ability of the Transferred Subsidiary or KI to compete in any line of business or with any person or in any geographic area or during any period of time (other than customary exclusive distribution agreements for the Products);

(iv)                              that grants a Lien (other than a Permitted Lien or a Lien that will be released as of the Closing) on any material asset of the Transferred Subsidiary or KI;

(v)                                 that is a lease of real property;

(vi)                              that provides for the sale of any material asset (excluding inventory) of the Transferred Subsidiary or KI outside the ordinary course of business;

(vii)                           under which any person directly or indirectly guarantees any liabilities or obligations of the Transferred Subsidiary or KI;

(viii)                        that evidences Indebtedness, including any Contract under which the Transferred Subsidiary or KI guarantees any liabilities or obligations of any other person;

(ix)                              that provides for the manufacture of Products (or any part thereof) for the Transferred Subsidiary or KI or the manufacture of products of any third party by the Transferred Subsidiary or KI;

(x)                                 that is any employment Contract for any current employee and is reasonably expected to involve payments of more than $200,000 in total compensation per year;

(xi)                              that provides for a Continuing Commercial Arrangement;

(xii)                           that relates to (A) the acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business (other than purchases of products, materials, supplies, equipment or services in the ordinary course of business) or (B) the disposition of any assets, properties or rights of the Transferred Subsidiary or KI (other than sales of products, materials, supplies, equipment, inventory or services in the ordinary course of business), in each case, involving consideration in excess of $2,500,000 or ongoing indemnity, earn-out or other contingent payment obligation;

(xiii)                        that relates to a settlement or compromise of any material Proceeding relating to the Transferred Subsidiary or KI and was entered into on or after January 1, 2013; or

(xiv)                       between the Transferred Subsidiary or KI, on one hand, and a Key Customer or a Key Supplier, on the other hand.

(b)                                 Each Contract required to be set forth in Sections 3.12(a) and 3.11(a) of the Seller Disclosure Schedule (such Contracts, collectively, the “Business Contracts”) is valid, binding and in full force and effect with respect to the Transferred Subsidiary or KI, as applicable, and, to the Knowledge of UCB, each other party thereto, subject, as to enforcement, to the Enforceability Exceptions.  Neither the Transferred Subsidiary nor KI is in material breach or material default (with or without the lapse of time or giving notice or both) under any Business Contract, and, to the Knowledge of UCB, no other party to any Business Contract is in material breach or material default (with or without the lapse of time or giving notice or both) thereunder.  Prior to the date hereof, complete and correct copies of all Business Contracts have been made available to Purchaser, except to the extent such Contracts have been redacted to (a) enable compliance with Laws relating to antitrust or the safeguarding of data privacy or (b) comply with confidentiality obligations owed to third parties.

SECTION 3.13.                                   Permits.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule, (a) all Permits held by the Transferred Subsidiary or KI are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Transferred Subsidiary, and (b) no Proceeding is pending or, to the Knowledge of UCB, threatened that would reasonably be expected to result in the limitation, revocation, cancellation or suspension of any such Permit, the loss or limitation of which, individually or in the aggregate, would reasonably be expected to be material to the business of the Transferred Subsidiary.

SECTION 3.14.                                   Taxes.  (a)  For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Income Tax” or “Income Taxes” means (i) all income or franchise Taxes imposed on or measured by income, (ii) all other Taxes reported on a Tax Return that includes such Taxes and (iii) any interest, penalties and additions associated with the amounts described in clauses (i) and (ii) hereof.

“Income Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Income Taxes, including any amendment made with respect thereto.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“UCB Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which UCB Holdings, Inc. is the common parent and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of which UCB or any of its affiliates are members.

“Tax” or “Taxes” means all forms of taxation imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Taxing Authority” means any federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, documentary, registration, conveyance, stamp or similar fees arising upon the transfer of the Transferred Share pursuant to this Agreement.

(b)                                 Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, (i) all United States federal, state or local Income Tax Returns and all other material Tax Returns required to be filed pursuant to the Code or applicable state, provincial, local or foreign tax laws by or with respect to the Transferred Subsidiary and KI for Pre-Closing Tax Periods have been timely filed and such Tax Returns are complete and correct in all material respects, and  complete copies (which shall consist only of pro forma Tax Returns for the Transferred Subsidiary and KI where filed as part of a consolidated, combined or unitary Tax Return with other members of the UCB Group) of all such Tax Returns for which the statute of limitations on assessment has not expired have been made available to the Purchaser, (ii) all Taxes (whether or not shown on such Tax Returns) have been paid in full by the due date thereof, (iii) the time for filing any Tax Return with respect to the Transferred Subsidiary or KI has not been extended to a date later than the date of this Agreement, (iv) all Taxes required to be withheld by the Transferred Subsidiary or KI (or by any of their subsidiaries) have been duly and timely withheld and have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (v) no Taxes with respect to the Transferred Subsidiary or KI are under audit, examination or investigation by any Taxing Authority or the subject of any Proceeding and no material claims or dispute have been asserted in writing (or threatened) with respect to any such Taxes, (vi) no Liens (other than Permitted Liens) with respect to the properties, assets or rights of the Transferred Subsidiary or KI have been filed and (vii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to the Transferred Subsidiary or KI, and no written power of attorney with respect to Taxes has been filed or entered into with any Taxing Authority.

(c)                                  No written claim has been made by any Taxing Authority in the past five years in a jurisdiction where the Transferred Subsidiary and KI do not file Tax Returns that the Transferred Subsidiary and KI are or may be subject to taxation by that jurisdiction.

(d)                                 Neither the Transferred Subsidiary nor KI will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period.

(e)                                  Neither the Transferred Subsidiary nor KI has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c).  Neither the Transferred Subsidiary nor KI has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) since January 1, 2012 or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.  Neither the Transferred Subsidiary nor KI is a

party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(f)                                   Since January 1, 2014, the Transferred Subsidiary has not held the stock of any entity that is a “controlled foreign corporation,” as defined in Section 957 of the Code.

SECTION 3.15.                                   Litigation.  Except as set forth in Section 3.15 of the Seller Disclosure Schedule, there are not any Proceedings pending or, to the Knowledge of UCB, threatened against the Transferred Subsidiary or KI that individually or in the aggregate, would reasonably be expected to be material to the Transferred Subsidiary and KI, taken as a whole.  Neither the Transferred Subsidiary nor KI is party or subject to or in default under any unsatisfied Judgment, other than such Judgments that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary.  To the Knowledge of UCB, neither the Transferred Subsidiary nor KI is, and since January 1, 2013 neither has been, subject to any investigation by any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Transferred Subsidiary.  This Section 3.15 does not relate to (a) Intellectual Property matters, which are the subject of Section 3.11 hereof, (b) Tax matters, which are the subject of Section 3.14 hereof, (c) environmental matters, which are the subject of Section 3.18 hereof, or (d) regulatory compliance matters, which are the subject of Section 3.19 hereof.

SECTION 3.16.                                   Employee Benefit Plans.  (a)  For purposes of this Agreement:

“Employee” means a current or former employee of the Transferred Subsidiary or KI.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, (1) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is also a member, (2) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (3) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

(b)                                 Section 3.16(b) of the Seller Disclosure Schedule contains a complete and correct list of each material “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), retirement, pension, deferred compensation, medical, dental, disability, life, severance, change-in-control, retention, vacation, incentive bonus, fringe benefit, equity-based compensation, and stock purchase plan, program, agreement or arrangement sponsored or maintained by the Transferred Subsidiary, KI or UCB and in which any Employee is eligible to participate or which is maintained or sponsored by the Transferred Subsidiary or KI or to which the Transferred Subsidiary or KI contributes (each an “Employee Benefit Plan”); Section 3.16(b) of the Seller Disclosure Schedule separately identifies those Employee Benefit Plans that are sponsored or maintained by the Transferred Subsidiary or KI (each a “Target Benefit Plan”).  Prior to the date of this Agreement, complete and correct copies of the following have been made available to Purchaser:  (i) the plan document, if any, for each Target Benefit Plan; (ii) the most recent annual report (Form 5500 series), if any, filed with the Internal Revenue Service (“IRS”) or the Department of Labor with respect to any Target Benefit Plan; and (iii) the most recent summary plan description provided with respect to any Employee Benefit Plan.

(c)                                  No Employee Benefit Plan that is a pension plan (within the meaning of Section 3(2) of ERISA) constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Transferred Subsidiary and KI, neither UCB nor any of its ERISA Affiliates has, within the five-year period ending on the date of this Agreement, contributed or been required to contribute to any pension plan that is a “multiemployer plan”.

(d)                                 Each Target Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law (including ERISA and the Code); (ii) to the Knowledge of UCB, neither the Transferred Subsidiary nor KI has engaged in a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to the Transferred Subsidiary under Section 406 of ERISA or Section 4975 of the Code; and (iii) all material contributions and amendments to the Target Benefit Plans that have been required to be made in accordance with the terms of the Target Benefit Plans and applicable Laws have been timely made.

(e)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will give rise to any “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) to be made to any Employee.

(f)                                   No Target Benefit Plan provides post-retirement benefits, except to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law, or as provided in certain employment agreements disclosed in Section 3.16(b) of the Seller Disclosure Schedule.

(g)                                  No Target Benefit Plan is subject to Title IV of ERISA.  To the extent that any Employee Benefit Plan other than a Target Benefit Plan is subject to Title IV of ERISA, neither the Transferred Subsidiary nor KI are reasonably expected to incur any liability with respect to such plan.  The UCB 401(k) Plan is the subject of a current favorable determination or opinion letter from the Internal Revenue Service indicating that it is so qualified.

(h)                                 The Transferred Subsidiary and KI are in compliance with all Laws governing the employment of labor, including all contractual commitments and all such laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the Occupational Safety and Health Act, as amended, the Family Medical and Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Laws to the extent such Laws apply to the Transferred Subsidiary or KI with respect to the Employees, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary.

(i)                                     As of the date hereof, (i) no union or other collective bargaining unit or employee organizing entity has been certified as representing any of the Employees, (ii) no union or other collective bargaining unit or employee organizing entity has been recognized by the Transferred Subsidiary or KI as representing any of the Employees, and (iii) to the Knowledge of UCB, there are no labor unions or other organizations or groups purporting to represent or attempting to represent any Employees.

SECTION 3.17.                                   Compliance with Laws.  Except as set forth in Section 3.17 of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Transferred Subsidiary and KI, taken as a whole, each of the Transferred Subsidiary and KI is and since January 1, 2013 has been in compliance with all applicable Laws (including anti-corruption and anti-money laundering Laws and Privacy Laws, in each case, applicable to the Transferred Subsidiary and KI) and since January 1, 2013 none of the Seller Parties, Transferred Subsidiary or KI has received any written communication from a Governmental Entity that alleges the conduct of the business of the Transferred Subsidiary or KI is not in such compliance.  This Section 3.17 does not relate to matters with respect to (a) Tax matters, which are the subject of Section 3.14 hereof, (b) employee matters, which are the subject of Section 3.16 hereof, (c) environmental matters, which are the subject of Section 3.18 hereof, or (d) regulatory compliance matters, which are the subject of Section 3.19 hereof.

SECTION 3.18.                                   Environmental Matters.  Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, and except for any matter that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary, (a) each of the Transferred Subsidiary and KI is, and since January 1, 2013 has been, in compliance with all Environmental Laws; (b) there have been no releases of Hazardous Substances by the Transferred Subsidiary or KI (or any of the entities listed on Section 3.18(b) of the Seller Disclosure Schedule), except for such releases that are in compliance with Environmental Laws or that do not require investigation or remediation under Environmental

Laws; and (c) there is no Proceeding pending or, to the Knowledge of UCB, threatened against the Transferred Subsidiary or KI for alleged noncompliance with or liability under any Environmental Law.  UCB has made available to Purchaser all environmental reports with respect to any real property currently owned or leased by the Transferred Subsidiary or KI which reports are in either of their possession or control.  Neither the Transferred Subsidiary nor KI has entered into any Contracts pursuant to which it has assumed any obligations or liabilities of any third party under any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any claim under any Environmental Law.

“Environmental Laws” means all applicable Laws and Permits relating to pollution, worker safety, exposure to Hazardous Substances, protection of the environment or natural resources.

“Hazardous Substances” means any pollutant, contaminant, chemical, waste, or toxic or hazardous substance or material subject to regulation under Environmental Laws or the presence of which would reasonably be expected to give rise to liability under any Environmental Law.

SECTION 3.19.                                   Regulatory Compliance.  Except for any matter that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary:

(a)                                 Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, and to the Knowledge of UCB, all Products and Pipeline Compounds developed, manufactured, labeled, stored, tested, marketed, promoted or distributed by the Transferred Subsidiary or KI and that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”), or any applicable similar foreign regulatory authority, are being developed, manufactured, labeled, stored, tested, marketed, promoted or distributed by the Transferred Subsidiary, as applicable, in compliance with the requirements applicable to the Transferred Subsidiary or KI under the Drug or Health Laws.

(b)                                 To the Knowledge of UCB, all human clinical trials relating to the Products or the Pipeline Compounds conducted by or on behalf of the Transferred Subsidiary or KI are being conducted in compliance with the applicable requirements of the Drug or Health Laws, including the requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54 and 56 and all applicable requirements contained in 21 C.F.R. Part 312, and all applicable similar foreign regulatory requirements of any Governmental Entity in any jurisdiction outside the United States where clinical trials are being conducted.

(c)                                  Except as set forth on Section 3.19(c) of the Seller Disclosure Schedule, all manufacturing operations relating to the Products and conducted by the Transferred Subsidiary or KI and, to the Knowledge of UCB, all manufacturing operations relating to the Products and conducted by third parties on behalf of the Transferred Subsidiary or KI, are being conducted in compliance with the FDA’s current Good Manufacturing Practices (cGMPs) for drug products and all applicable similar foreign regulatory requirements of any Governmental Entity.

(d)                                 Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, from January 1, 2013 until the date of this Agreement, neither the Transferred Subsidiary nor KI has received any FDA Form 483, warning letter, untitled letter or other similar correspondence or written notice from the FDA, the EMA or any applicable similar foreign regulatory authority alleging or asserting the Transferred Subsidiary’s or KI’s noncompliance with any applicable Law.

(e)                                  Except as set forth on Section 3.19(e) of the Seller Disclosure Schedule, from January 1, 2013 until the date of this Agreement, to the Knowledge of UCB, no Product has been (i) recalled, (ii) the subject of a field alert report submitted by the Transferred Subsidiary or KI or (iii) suspended, withdrawn or discontinued as a result of any action by the FDA, the EMA or any applicable similar foreign regulatory authority.  To the Knowledge of UCB, (x) as of the date hereof, no Proceedings by the FDA, the EMA or any applicable similar foreign regulatory authority seeking the recall by the Transferred Subsidiary or KI of any Product are pending or threatened and (y) during the two year period immediately preceding the date of this Agreement there has been no communication from any such authority seeking a mandatory recall.

(f)                                   Except as set forth on Section 3.19(f) of the Seller Disclosure Schedule and to the Knowledge of UCB, no event has occurred prior to the date of this Agreement that would reasonably be expected to result in the withdrawal of the ANDA for any Product.

(g)                                  Except as set forth on Section 3.19(g) of the Seller Disclosure Schedule and to the Knowledge of UCB, the Transferred Subsidiary and KI are, and since January 1, 2013 have been, in compliance with all applicable Drug or Health Laws.  To the Knowledge of UCB, as of the date hereof, there are no Proceedings by any Governmental Entity alleging any violation of Drug or Health Laws.

(h)                                 To the Knowledge of UCB, no officer, director or current employee of the Transferred Subsidiary or KI is or has ever been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Government Programs, or has been convicted of or charged with any violation of Laws related to Government Programs that is reasonably likely to serve as the basis for any such exclusion, suspension, debarment.

(i)                                     Except as identified on Section 3.19(i) of the Seller Disclosure Schedule, neither the Transferred Subsidiary nor KI is subject to, or from January 1, 2013 until the date of this Agreement has received written notice of, any Proceeding, audit or any other investigation conducted by any Governmental Entity in connection with any Government Programs or, to the Knowledge of UCB, any whistleblower suits or other suits brought pursuant to Drug or Health Laws alleging fraud, waste or abuse.

(j)                                    Except as set forth on Section 3.19(j) of the Seller Disclosure Schedule, neither the Transferred Subsidiary nor KI is subject to, with respect to any Governmental Entity, any (i) Judgment, corporate integrity agreement or settlement that (A) requires the payment of money by any of the Transferred Subsidiary or KI to any Governmental Entity or third party or (B) prohibits any activity currently conducted by the Transferred Subsidiary or KI, (ii) actual or, to the Knowledge of UCB, potential settlement agreement, corporate integrity agreement or certification of compliance agreement or (iii) mandatory or discretionary exclusion or suspension from participation in any Government Programs.

SECTION 3.20.                                   Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of UCB or any of its affiliates that might be entitled to any fee or commission in connection with the Acquisition other than Lazard Frères & Co. LLC and BNP Paribas Fortis NV/SA (in each case, whose fees and expenses will be paid by UCB or its affiliates (other than the Transferred Subsidiary or KI)).

SECTION 3.21.                                   Affiliate Transactions.  Except (a) for the services and benefits provided to the Transferred Subsidiary and KI described in Section 5.06 hereof and (b) as set forth on Section 3.21(a) of the Seller Disclosure Schedule, neither UCB nor any affiliate of UCB (other than the Transferred Subsidiary and KI), (i) is a party to any Contract with or binding upon the Transferred Subsidiary or KI (other than employment agreements entered into in the ordinary course of business or participation in Employee Benefit Plans), which (A) is currently in effect, (B) is reasonably expected to continue in effect after the Closing and (C) is reasonably expected to involve annual payments in excess of $2,500,000, or (ii) has any material ownership interest in any material property or asset owned by the Transferred Subsidiary or KI.

SECTION 3.22.                                   Data Protection; Privacy; IT Systems

(a)                                 Since January 1, 2013, UCB and its affiliates (including the Transferred Subsidiary and KI) with respect to the business of the Transferred Subsidiary and KI (i) have maintained, and do maintain, Privacy Policies intended to protect and maintain the privacy and secrecy and security of data and non-public information that any of them (or a third party on behalf of any of them) collects, stores, uses, maintains or transmits and to prevent unauthorized access to, use of or disclosure of such data or non-public information and (ii) have not been, and are not, in violation of such Privacy Policies, except as would not reasonably be expected to be material to the Transferred Subsidiary and KI, taken as a whole.  Complete and correct copies of the Privacy Policies applicable to the business of the Transferred Subsidiary as currently in effect and as have been in effect since January 1, 2013 have been made available to Purchaser.

(b)                                 Since January 1, 2013, none of UCB and its affiliates (including the Transferred Subsidiary and KI), or to the Knowledge of UCB, any third party working on behalf of any of them, has experienced a material Security Breach with respect to the business of the Transferred Subsidiary and KI.

(c)                                  Neither the execution, delivery or performance by the Seller Parties of this Agreement or any Ancillary Agreement to which they are a party nor the consummation by the Seller Parties of the transactions contemplated hereby will result in any violation of the Privacy Policies applicable to the business of the Transferred Subsidiary or KI, except for any such violations that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Transferred Subsidiary.

(d)                                 To the Knowledge of UCB, the IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use by the Transferred Subsidiary and KI and (ii) do not contain any Malware that would reasonably be expected, individually or in the aggregate, to be material to the business of the Transferred Subsidiary.  UCB and its affiliates (including the Transferred Subsidiary and KI) (A) have implemented, maintain and comply with commercially reasonable business continuity and backup and disaster recovery plans and procedures that are consistent with industry practices with respect to the IT Systems and (B) have taken commercially reasonable steps to test such plans and procedures on no less than an annual basis.  Since January 1, 2013, there has been no failure, breakdown or persistent substandard performance of, or other adverse event affecting any of the IT Systems that, individually or in the aggregate, had had or would reasonably be expected to be material to the business of the Transferred Subsidiary.

SECTION 3.23.                                   Key Customers and Suppliers.  To the Knowledge of UCB, as of the date hereof, neither UCB nor any of its affiliates (including the Transferred Subsidiary) has received any notice from any Key Customer or Key Supplier, as applicable, definitively stating that (a) such Key Customer has materially reduced or will materially reduce the quantity of Products or services it purchases from the Transferred Subsidiary or has sought to reduce the price it will pay for Products or (b) such Key Supplier has or is seeking to materially change the terms or conditions of its supply (whether related to payment, price, quantity, quality or otherwise) of materials or services to the Transferred Subsidiary, in each case (a) and (b), in a manner that would reasonably be expected to decrease the annual sales of the Transferred Subsidiary and KI, on a consolidated basis, by more than $2,000,000 or to increase the annual costs of the Transferred Subsidiary and KI, on a consolidated basis, by more than $2,000,000.

SECTION 3.24.                                   Insurance.  Section 3.24 of the Seller Disclosure Schedule sets forth a list, and Seller has made available to Purchaser complete copies of, all insurance policies currently in effect as of the date hereof that provide coverage for the business of the Transferred Subsidiary and KI.  All premiums payable under such policies have been timely paid, and UCB, the Transferred Subsidiary and KI have otherwise complied in all material respects with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2013 and remain in full force and effect.  To the Knowledge of UCB, since the time any such policies were last renewed or issued, the issuing insurers have not threatened termination of, material premium increase with respect to or material reduction of coverage under, any of such policies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties as follows:

SECTION 4.01.                                   Organization.  Purchaser and each subsidiary of Purchaser that is specified to be a party to any Ancillary Agreement (each, a “Purchaser Subsidiary”) is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization.

SECTION 4.02.                                   Authority; Execution and Delivery; Enforceability.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements.  Each Purchaser Subsidiary has the requisite corporate power and authority to execute the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements.  Purchaser has taken all corporate action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and to authorize the performance of its obligations under, and the consummation of the transactions contemplated to be consummated by it pursuant to, this Agreement and such Ancillary Agreements.  Each Purchaser Subsidiary will prior to the Closing have taken all corporate action required by its organizational documents and applicable Law to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and to authorize the performance of its obligations under, and the consummation of the transactions contemplated to be consummated by it pursuant to, such Ancillary Agreements.  Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by each of the Seller Parties) this Agreement constitutes, and each Ancillary Agreement to which it will be a party will from and after the Closing (assuming the due authorization, execution and delivery by the other parties thereto) constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.  Prior to the Closing, each Purchaser Subsidiary will have duly executed and delivered each Ancillary Agreement to which it will be a party, and each Ancillary Agreement to which it will be a party will from and after the Closing (assuming the due authorization, execution and delivery by the other parties thereto) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

SECTION 4.03.                                   Non-Contravention and Approvals.  (a)  The execution, delivery and performance by Purchaser of this Agreement do not, and neither the execution, delivery and performance by Purchaser and each of the Purchaser Subsidiaries of each Ancillary Agreement to which it will be a party nor the consummation by Purchaser of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements and by each Purchaser Subsidiary of the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements will, (i) conflict with or violate the organizational documents of Purchaser or any Purchaser Subsidiary, (ii) conflict with, or result in any breach of, or constitute a default under, require notice or Consent pursuant to, or give rise to any increase in payment or performance obligations under, right of termination, cancellation, modification or acceleration of (whether after the filing of notice or the lapse of time or both), or give rise to a loss of any benefit to which Purchaser or any Purchaser Subsidiary is entitled to under, any provision of any Contract to which Purchaser or any Purchaser Subsidiary is a party or by which any of their respective properties or assets is bound, (iii) conflict with or violate any Judgment or Law applicable to Purchaser or any Purchaser Subsidiary or their respective properties or assets, or (iv) result in the creation of any Lien upon any of the properties or assets of Purchaser or any Purchaser Subsidiary, except, in the case of clauses (ii), (iii) and (iv), any such items that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially impede or delay the consummation by Purchaser of the Acquisition and the other transactions contemplated by this Agreement or (y) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements (each of clauses (x) and (y), a “Purchaser Material Adverse Effect”).

(b)                                 No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser or any Purchaser Subsidiary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition, other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings, notifications and approvals under any Foreign Merger Control Law, (iii) those that may be required solely by reason of the Seller Parties’ (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements and (iv) those, individually or in the aggregate, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04.                                   Litigation.  There are not any (a) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates or (b) outstanding Judgments against Purchaser or any of its affiliates that, in any such case, would reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

SECTION 4.05.                                   Availability of Funds.

(a)                                 Purchaser has received and accepted the executed debt commitment letter dated as of September 2, 2015 (the “Debt Commitment Letter” or the “Commitment Letter”) from Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing in the aggregate amount set forth therein (the “Debt Financing” or the “Financing”).  A complete and correct copy of the executed Debt Commitment Letter (including (i) all exhibits, schedules, annexes and amendments thereto and (ii) the associated fee letter and amendments thereto (the “Fee Letter”) redacted in customary form (including the numerical fees and other commercially sensitive terms specified therein (which shall include any price caps and economic flex terms) none of which redactions would affect the amount, conditionality, enforceability, availability or termination of the Debt Financing)) has been provided to UCB prior to the date hereof.  The Debt Commitment Letter has not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated (other than amendments, supplements or modifications to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities to the extent permitted under Section 5.13(a)(i)), and the commitments thereunder have not been withdrawn, terminated or rescinded in any respect; provided that the existence or exercise of “market flex” provisions in the Fee Letter shall not be deemed to constitute an amendment, supplement or modification to the Debt Commitment Letter.

(b)                                 The Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Purchaser on the terms therein.  As of the date hereof, there are no side letters or other Contracts or arrangements related to the funding of any of the Financing, other than as expressly set forth in the Commitment Letter and the Fee Letter, and other than as expressly set forth in (i) the second paragraph under clause (b) on Exhibit A to the Debt Commitment Letter and (ii) Section 2 of Exhibit C to the Debt Commitment Letter, and (iii) Section 10 of the Debt Commitment Letter, there are no contingencies that would permit the Lenders to reduce the total amount of the Financing.  Purchaser has taken all actions required to cause the Commitment Letter to be effective.

(c)                                  The Financing, when funded in accordance with the Commitment Letter, shall, together with other sources available to Purchaser, provide Purchaser with acquisition financing on the Closing Date sufficient for the payment of the aggregate consideration payable on the Closing Date pursuant to Article II hereof, the payment of all costs and fees to be borne by Purchaser and its affiliates in connection with the Acquisition on the Closing Date and to pay for the Refinancing (as such term is defined in the Commitment Letter).

(d)                                 As of the date hereof, the Debt Commitment Letter (x) is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, each of the other parties thereto (subject in each case, as to enforcement, to the Enforceability Exceptions) and (y) in full force and effect.  As of the date hereof, assuming the satisfaction of the conditions set forth in Article VII hereof, no event, fact or circumstance has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser under the terms and conditions of the Commitment Letter.  Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement.  Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter or that the Financing will not be made available to Purchaser on or prior to the Closing Date.

SECTION 4.06.                                   Solvency.  Assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Acquisition, and after giving effect to the transactions contemplated hereby, including the Financing and the payment of the Estimated Purchase Price, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Purchaser and its subsidiaries (including the Transferred Subsidiary), on a consolidated basis will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.  For the purposes of this Agreement, the term “Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including a reasonable estimate of contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.07.                                   Securities Act.  The Transferred Share is being acquired for investment only and not with a view to any public distribution thereof.  Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Share and is capable of bearing the economic risks of such investment.

SECTION 4.08.                                   Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its affiliates that might be entitled to any fee or commission in connection with the Acquisition other than Morgan Stanley and RBC Capital Markets, LLC, whose fees and expenses shall be paid by Purchaser or its affiliates.

SECTION 4.09.                                   UCB’s Representations; Independent Investigation.

(a)                                 Purchaser acknowledges and agrees that, other than the representations and warranties of UCB specifically contained in Article III hereof, there are no representations or warranties of any of the Seller Parties or any other person either expressed, statutory or implied with respect to the Transferred Subsidiary or KI, including with respect to any of their respective rights or assets, or the transactions contemplated hereby, individually or collectively.  Purchaser, together with and on behalf of its affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and Purchaser, together with and on behalf of its affiliates and Representatives, acknowledges and agrees that each of the Seller Parties and their respective affiliates (including, before and after the Closing, the Transferred Subsidiary and KI) have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person.  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that none of the Seller Parties, their respective affiliates or their respective Representatives makes any representations or warranties relating to (i) other than to the extent addressed in the representations and warranties of UCB specifically contained in Article III hereof, the maintenance, repair, condition, design, performance or marketability of any right or asset of the Transferred Subsidiary or KI, including with respect to title, validity, enforceability, non-infringement, merchantability or fitness for a particular purpose, (ii) the operation of the Transferred Subsidiary or KI or their business by Purchaser after the Closing (other than to the extent addressed in the representations and warranties of UCB in Section 3.10(a)) or (iii) the probable success or profitability of the Transferred Subsidiary or KI or their business after the Closing.

(b)                                 Purchaser acknowledges that it, its affiliates and their respective Representatives have been permitted full access to the books and records, facilities, equipment, personnel, Contracts and other properties and assets of the Transferred Subsidiary and KI that it, its affiliates and their respective Representatives have desired or requested to see and review, and that it, its affiliates and their respective Representatives have had a full opportunity to meet with the officers and employees of the Seller parties and their respective affiliates (including the Transferred Subsidiary and KI) to discuss the Transferred Subsidiary and KI and their business.  Except as expressly set forth in any representation or warranty in Article III hereof or any certificate delivered by Seller Parties pursuant to this Agreement, Purchaser acknowledges and agrees that no person shall have any claim (whether in warranty, contract, tort (including negligence or strict liability) or otherwise) or right to indemnification pursuant to Article IX hereof (or otherwise) with respect to any information, documents or materials made available or otherwise furnished to or for Purchaser, its affiliates or their respective Representatives by the Seller Parties, any of their respective affiliates (including the Transferred Subsidiary or KI), or any of their respective Representatives, including any financial projections or other statements regarding future performance, the Confidential Information Memorandum regarding, among other things, the Transferred Subsidiary and KI and their business provided to Purchaser, its affiliates or their respective Representatives and any other information, documents or material, whether oral or written, made available to Purchaser, its affiliates or their respective Representatives in any “data room”, management presentation, “break-out” discussions, responses to questions submitted on behalf of Purchaser, its affiliates or their respective Representatives or otherwise furnished to Purchaser, its affiliates or their respective Representatives in any form in expectation of the transactions contemplated hereby.

(c)                                  Purchaser, its affiliates and their respective Representatives have received and may continue to receive from the Seller Parties, their respective affiliates (including the Transferred Subsidiary and KI) and their respective Representatives certain estimates, projections and other forecasts for the Transferred Subsidiary and KI and certain plan and budget information.  Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other.  Further, Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, its affiliates or their respective Representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets) and that Purchaser is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by the Seller Parties, their respective affiliates (including the Transferred Subsidiary and KI) or their respective Representatives, and Purchaser shall not, and shall cause its affiliates and their respective Representatives not to, hold any such person liable with respect thereto (whether in warranty, contract, tort (including negligence or strict liability) or otherwise); provided that nothing contained in this clause (c) shall be deemed to preclude a claim by Purchaser for actual fraud with respect to any representation or warranty made by UCB in this Agreement.

ARTICLE V

COVENANTS

SECTION 5.01.                                   Conduct of Business.

(a)                                 Except for matters (1) set forth in Section 5.01 of the Seller Disclosure Schedule, (2) consented to by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (3) relating to the contemplated liquidation and dissolution of KI or (4) otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, UCB shall (x) cause each of the Transferred Subsidiary and KI to use commercially reasonable efforts to conduct its business in the ordinary course in a manner substantially consistent with past practice; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the following clause (y) shall constitute a breach under this clause (x) unless such action or failure to take action would constitute a breach of such provision of the following clause (y), and (y) not, and shall cause its affiliates (including the Transferred Subsidiary and KI) not to, take any of the following actions with respect to the Transferred Subsidiary, KI or their business:

(i)                                     adopt or propose any change to the certificate of incorporation or bylaws of the Transferred Subsidiary or similar governance documents of KI;

(ii)                                  issue, pledge, dispose of, transfer, sell or create any Lien upon any capital stock, notes, bonds or other securities of the Transferred Subsidiary or KI (or any option, warrant or other right to acquire the same) or redeem, repurchase or otherwise acquire any of the capital stock of the Transferred Subsidiary or KI;

(iii)                               grant any general increase in compensation to Employees, other than (A) vesting of accrued benefits under the Employee Benefit Plans, or (B) otherwise in the ordinary course of business, as required by applicable Laws or consistent with changes in Employee Benefit Plans or increases in compensation;

(iv)                              (A) acquire any material interest in another person or business or substantially all of the assets of a business from any other person or (other than purchases of inventory or other assets (I) in the ordinary course of business or (II) in an amount not to exceed $1,000,000 in the aggregate) any other material assets from any other person (provided, for the avoidance of doubt, that this clause (iv)(A) shall not be construed to prohibit any action otherwise permitted under clause (x) below) or (B) merge or consolidate with any other person;

(v)                                 sell, lease, license or otherwise dispose of any material assets (other than inventory) of the Transferred Subsidiary or KI, other than pursuant to existing Contracts, any such assets at the end of their useful lives, out of redundancy or otherwise in the ordinary course of business;

(vi)                              subject the assets of the Transferred Subsidiary or KI to any Lien, other than a Permitted Lien;

(vii)                           make any loans, advances, guarantees or capital contributions to or investments in any person, other than in the ordinary course of business;

(viii)                        incur or assume any Indebtedness in excess of $5,000,000 (except for such Indebtedness that will be repaid at or prior to the Closing together with any and all amounts due in respect of prepayment or any intercompany indebtedness between the Transferred Subsidiary and KI), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Transferred Subsidiary or KI;

(ix)                              change any material method of accounting or accounting practice or policy used by the Transferred Subsidiary or KI, other than such changes as are required by GAAP, International Financial Reporting Standards (“IFRS”) or a Governmental Entity;

(x)                                 except as contemplated by the capital expenditure plan made available to Purchaser, make or authorize any payment of, or commitment for, any capital expenditure in excess of $5,000,000 individually in any twelve-month period;

(xi)                              enter into any Contract between the Transferred Subsidiary or KI, on the one hand, and UCB or any of its affiliates (other than the Transferred Subsidiary and KI), on the other hand, except for such Contracts that are on arms’ length commercial terms or that will be terminated on or prior to Closing;

(xii)                           enter into any Contract that would be a Business Contract if in effect on the date hereof or materially amend, waive any material provision under or prematurely terminate any Business Contract, other than (A) any of the foregoing effected in the ordinary course of business, (B) the renewal or expiration of existing Business Contracts in the ordinary course of business or (C) the entry into any Contract being negotiated as of the date hereof as set forth on Section 5.01(a)(xii) of the Seller Disclosure Schedule;

(xiii)                        compromise or settle any Proceeding (A) resulting in an obligation of the Transferred Subsidiary or KI to pay more than $5,000,000 in respect of such compromise or settlement or (B) in respect of any claim of the Transferred Subsidiary or KI to receive any payment of more than $5,000,000 in respect of settling any such Proceeding;

(xiv)                       adjust, split, combine, subdivide or reclassify any shares of its capital stock, as the case may be, or any option, warrant or similar right relating thereto;

(xv)                          declare and pay any non-cash dividends or distributions;

(xvi)                       make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xvii)                    adopt any new Target Benefit Plan or amend any Target Benefit Plan (other than (A) to replace or amend any Target Benefit Plan if the cost of providing benefits thereunder is not materially increased or (B) to conduct an annual renewal and reenrollment of health and welfare plans in the ordinary course of business and consistent with past practice); or

(xviii)                 agree or commit to do any of the foregoing.

(b)                                 Nothing contained in this Agreement is intended to give Purchaser or its affiliates, directly or indirectly, the right to control or direct the Transferred Subsidiary or KI or their operations prior to the Closing, and nothing contained in this Agreement is intended to give UCB or any of its affiliates, directly or indirectly, the right to control or direct Purchaser’s operations.  Prior to the Closing, each of Purchaser, on the one hand, and UCB and its affiliates, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its affiliates’ respective operations.

SECTION 5.02.                                   Access to Information.  (a)  Prior to the Closing, the Seller Parties shall, and shall cause the Transferred Subsidiary and KI to, afford to Purchaser and its accountants, counsel and other authorized Representatives reasonable access, upon reasonable prior notice during normal business hours, to the properties, books and records of the Transferred Subsidiary and KI; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties; provided, further, however, that such access does not interfere or disrupt the normal operations of any of the Seller Parties or any of their respective affiliates (including the Transferred Subsidiary or KI).  Nothing contained in this Section 5.02 or Section 5.13(b) shall obligate any of the Seller Parties or any of their respective affiliates (including the Transferred Subsidiary) to, in UCB’s absolute and sole discretion, (i) breach any duty of confidentiality owed to any person (whether such duty arises contractually, statutorily or otherwise), Law or any Contract with any other person, (ii) waive any privileges, including the attorney-client privilege, (iii) share any information which constitutes trade secrets or other sensitive information, or (iv) cause significant competitive harm to the Transferred Subsidiary or its business if the transactions contemplated hereby are not consummated; provided that, in each case, UCB shall use its commercially reasonable efforts to communicate to Purchaser the requested information in a way that would not result in the breach, waiver, disclosure or harm contemplated by clauses (i) through (iv), respectively. Furthermore, in the event that UCB or any of its affiliates, on the one hand, and Purchaser or any of its affiliates, on the other hand, are adverse parties in any pending or reasonably expected or threatened Proceeding, nothing contained in this Section 5.02 or Section 5.13(b) shall obligate any of the Seller Parties or any of their respective affiliates (including the Transferred Subsidiary) to share any information that is reasonably pertinent thereto.  Prior to the Closing, when accessing any properties of any of the Seller Parties or any of their respective affiliates (including the Transferred Subsidiary) pursuant to and in accordance with this Section 5.02(a) or Section 5.13(b), Purchaser shall, and shall cause its affiliates and Representatives to, comply with all safety and security requirements for such property communicated to Purchaser in writing.  Prior to Closing, Purchaser shall have no right to perform or cause any third party to perform any environmental assessment (including any Phase I or Phase II assessment) of any real property currently or formerly owned, leased or operated by the Transferred Subsidiary or KI.  All requests for information made pursuant to this Section 5.02(a) shall be directed to such person or persons as may be designated by UCB, and Purchaser shall not directly or indirectly contact any officer, director, employee, agent or Representative of any of the Seller Parties, the Transferred Subsidiary or any of their respective affiliates without the prior approval of such designated person(s).  Neither the auditors and independent accountants of the Seller Parties or their respective affiliates (including the Transferred Subsidiary) nor the auditors and independent accountants of Purchaser and its affiliates shall be obligated to make any work papers available to any person under this Agreement, including pursuant to Section 2.03 hereof, unless and until such person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by UCB, Purchaser shall, and shall cause its affiliates (as applicable) to, enter into a customary joint defense agreement with UCB or its affiliates with respect to any information to be provided to Purchaser pursuant to this Section 5.02(a) or Section 5.13(b).

(b)                                 After the Closing Date, Purchaser and each of the Seller Parties shall grant to the other such access to financial records and other information in their or the Transferred Subsidiary’s or KI’s possession related to the conduct of business of the Transferred Subsidiary and KI and such cooperation and assistance in each case as shall be reasonably required to enable them to complete their legal, regulatory, stock exchange and financial reporting requirements (and the Seller Parties shall not object to the filing with or furnishing to the SEC or any stock exchange of any reports required by Law or stock exchange rules or regulations, including without limitation (i) current reports on Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, to the extent they contain information to be used in connection with the Debt Financing that Purchaser reasonably believes is necessary to be publicly disclosed in order to comply with its obligations under Regulation FD promulgated under the Securities Exchange Act of 1934, as amended, and (ii) any report on Form 8-K or amendment thereto to the extent necessary to comply with Purchaser’s obligation to file separate financial information and pro forma financial information with respect to the Transferred Subsidiary) and for any other reasonable business purpose, including in respect of litigation and insurance matters.  Purchaser and UCB shall promptly reimburse the other for such other’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.02(b), but no other charges shall be payable by the requesting party to the other party in connection with such requests.

(c)                                  Purchaser acknowledges and agrees that prior to making any records available to Purchaser, UCB or its affiliates may redact any portions thereof that relate solely to UCB or any of its affiliates (other than the Transferred Subsidiary and KI).

SECTION 5.03.                                   Confidentiality.

(a)                                 Purchaser acknowledges that the information provided to it and its affiliates in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement, including pursuant to Section 5.02(a), Section 5.02(b) and Section 5.13(b) hereof (including, for the avoidance of doubt, any non-public information Purchaser uses to prepare a Form 8-K), is subject to the terms of a confidentiality agreement between Purchaser and UCB (the “Confidentiality Agreement”).  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Transferred Subsidiary and KI; provided, however, that Purchaser acknowledges that any and all other information provided to it or its any of its affiliates by UCB, any of its affiliates or their respective Representatives concerning UCB or any of its affiliates (other than information relating solely to the Transferred Subsidiary and KI) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b)                                 For a period of two years following the Closing, the Seller Parties shall, and shall cause their respective affiliates to, treat as confidential and shall safeguard any and all information, knowledge and data about the Transferred Subsidiary and KI to the same degree as if such information were subject to the terms of the Confidentiality Agreement.

SECTION 5.04.                                   Efforts; Regulatory and Other Authorizations; Notices and Consents.  (a)  Each party shall, and shall cause its affiliates to, (i) use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (ii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Entity as such Governmental Entity may request in connection herewith.  Each party hereto, as applicable, agrees to, and to cause its affiliates to, file promptly (but in no event later than ten Business Days after the date of this Agreement) any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement and to use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act.  Each party hereto, as applicable, agrees to, and to cause its affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any Foreign Merger Control Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such Foreign Merger Control Law.  Neither UCB, on the one hand, nor Purchaser, on the other hand, may (or may permit any of their respective affiliates to), without the consent of the other party, (x) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Entity with additional time to review any of the transactions contemplated by this Agreement, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity.  Purchaser will pay all fees or make other payments to any Governmental Entity in order to obtain any such authorizations, consents, orders or approvals.

(b)                                 Without limiting the generality of Purchaser’s undertaking pursuant to Section 5.04(a) hereof, Purchaser agrees to, and to cause its affiliates to, use its best efforts (and to take any and all steps necessary or advisable to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Entity or any other person) so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, terminating any existing relationships and contractual rights and obligations, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.  In addition, Purchaser shall, and shall cause its affiliates to, use its best efforts to defend through litigation on the merits any claim asserted in court by any person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the End Date; provided, however, that UCB shall, and shall cause its affiliates to, reasonably cooperate with Purchaser in such litigation; provided, further, that such litigation in no way limits the obligation of Purchaser to, or to cause its affiliates to, use its commercially reasonable efforts (and to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law) to close the transactions contemplated hereby prior to the End Date.

(c)                                  Each of Purchaser, on the one hand, and UCB, on the other hand, shall promptly notify the other of any communication it or any of its affiliates receives from any Governmental Entity relating to this Agreement or the transactions contemplated hereby and permit the other to review in advance any proposed communication by such party to any Governmental Entity.  Neither Purchaser, on the one hand, nor UCB, on the other hand, shall (or permit any of their respective affiliates to) agree to participate in any communication with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate at such communication.  Purchaser, on the one hand, and UCB, on the other hand, will, and will cause their respective affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  Purchaser, on the one hand, and UCB, on the other hand, will promptly provide each other with copies of all correspondence, filings or communications between them or any of their Representatives or affiliates, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (x) to remove references concerning the valuation of the Transferred Subsidiary, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

(d)                                 Purchaser shall not, and shall cause its affiliates not to, enter into any transaction, or any Contract or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to:  (i) obtain the expiration or termination of the waiting period under the HSR Act, or approval under any Foreign Merger Control Law, applicable to the transactions contemplated by this Agreement or (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 5.05.                                   Intercompany Accounts; Indebtedness.  All intercompany accounts as of the Closing Date (other than intercompany accounts for Continuing Commercial Arrangements) between UCB or its affiliates (other than the Transferred Subsidiary or KI), on the one hand, and the Transferred Subsidiary or KI, on the other hand, shall be settled in full or, at the option of UCB, but only to the extent permitted by Law, cancelled, in each case on or prior to the Closing Date.  The Seller Parties shall cause the Transferred Subsidiary and KI, at the Closing, to have no Indebtedness, other than any intercompany Indebtedness between the Transferred Subsidiary and KI.

SECTION 5.06.                                   Services from Affiliates.  Purchaser acknowledges that the Transferred Subsidiary and KI currently receive or benefit from certain administrative and corporate services and benefits provided by UCB or its affiliates, including information technology, patient or consumer services, government pricing reporting support for Medicare, accounting and payroll and back office services and processing, financial systems, treasury services (including banking, insurance, administration, taxation, tax preparation and internal audit), product support services (including product hotline services for customers to report advents), medical information, pharmacovigilance, risk management, corporate communications, human resources and personnel services and travel services.  Other than as may be provided pursuant to the terms of the Transitional Services Agreement, Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Transferred Subsidiary and KI as of the Closing Date, and thereafter, UCB’s and its affiliates’ sole obligation with respect to the provision of any services with respect to the Transferred Subsidiary and KI shall be as set forth in the Transitional Services Agreement.

SECTION 5.07.                                   Publicity.  Other than the press release to be agreed by Purchaser and UCB to be issued following the execution of this Agreement, neither of Purchaser, on the one hand, nor UCB, on the other hand, will issue or permit any of their respective affiliates to issue any press release, website posting or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as may be required by Law or stock exchange rules or regulations (in which case whichever of Purchaser or its affiliates or UCB or its affiliates, as applicable, is required to make the release or statement shall be required, if reasonably practicable, to consult with the other party (whether or not such other party is named in such release or statement), a reasonable time prior to its release to allow the other party to comment on such release or statement in advance of such issuance and, after such release or statement, shall provide the other party with a copy thereof (or summary thereof in the case of oral statements)); provided, however, that Purchaser, on the one hand, and UCB, on the other hand, may make external or internal announcements that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.  If Purchaser, based on the advice of its counsel, determines that this Agreement, or any of the other Ancillary Agreements, must be publicly filed with a

Governmental Entity, then Purchaser, prior to making any such filing, shall provide UCB and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will give due consideration to any comments provided by UCB or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Entity of those sections specified by UCB or its counsel for redaction and confidentiality.

SECTION 5.08.                                   Resignations.  UCB shall cause each director of the Transferred Subsidiary and KI to resign in such capacity, other than individuals who will continue to act as employees of the Transferred Subsidiary or KI after the Closing (unless Purchaser shall request in writing), such resignations to be effective as of the Closing.

SECTION 5.09.                                   Use of Retained Names and Marks; Use of Trademarks by UCB During Transition Period.

(a)                                 Purchaser hereby acknowledges that UCB or its affiliates (other than the Transferred Subsidiary and KI) own all right, title and interest in and to the trademarks, service marks, domain names, social media identifiers, handles and tags, logos and names set forth in Section 5.09 of the Seller Disclosure Schedule, together with all confusingly similar variations and acronyms thereof and all trademarks, service marks, Internet domain names, logos, trade names, trade dress, company names, social media identifiers, handles and tags, and other identifiers of source or goodwill containing, incorporating, based on or associated with any of the foregoing (collectively, the “Retained Names and Marks”), and that, except as expressly provided below, any and all right of the Transferred Subsidiary and KI to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to UCB and its affiliates (other than the Transferred Subsidiary and KI), along with any and all goodwill associated therewith.  Purchaser further acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Transferred Subsidiary or KI or otherwise, to use the Retained Names and Marks, except as expressly provided herein.

(b)                                 The Transferred Subsidiary and KI shall, as soon as practicable but in no event more than 180 days after the Closing Date, cease to use all Existing Stock; provided, that during such period the Transferred Subsidiary and KI shall be entitled to use, solely in connection with the operation of the Transferred Subsidiary and KI as operated immediately prior to the Closing, all of the Transferred Subsidiary’s existing stocks of product labeling, inserts and packaging, signs, letterheads, invoices, advertisements and promotional materials and all Internet domain names, website content, other internet or electronic communications vehicles, inventory and other documents and materials in existence and used by the Transferred Subsidiary or KI as of the Closing (collectively, the “Existing Stock”), in each case, containing the Retained Names and Marks, after which period Purchaser shall cause the removal or obliteration of all Retained Names and Marks from such Existing Stock or cease using such Existing Stock (and, in the case of any domain names or social media identifiers, handles or tags, at UCB’s direction, either relinquish, or transfer to UCB or one of its designated affiliates, each such domain name or social media identifier, handle or tag and the account associated therewith); provided, however, that Purchaser and its affiliates (including the Transferred Subsidiary and KI) need not cease using the Existing Stock or remove or obliterate Retained Names or Marks from Existing Stock that is used solely internally, in accordance with commercially reasonable and applicable record retention policies, or archived or maintained due to the requirements of a Governmental Entity.    Upon UCB’s request, Purchaser shall, and shall cause the Transferred Subsidiary and KI to, promptly execute all assignment, transfer and other documents, and take all steps, in each case, that UCB believes are necessary or desirable to confirm, effectuate or otherwise evidence or record UCB’s and its affiliates’ (excluding, after the Closing, the Transferred Subsidiary and KI) rights, title and interests in and to, and control over, the Retained Names and Marks, including the Internet domain names and social media identifiers, handles and tags incorporating any Retained Names and Marks.

(c)                                  Except as expressly provided in this Section 5.09, no other right to use the Retained Names and Marks is granted by UCB or any of its affiliates to Purchaser, its affiliates or, after the Closing, the Transferred Subsidiary or KI, whether by implication or otherwise, and nothing hereunder permits Purchaser, its affiliates or, after the Closing, the Transferred Subsidiary or KI to use the Retained Names and Marks in any manner, other than in connection with the Existing Stock as set forth in this Section 5.09, or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register, any of the Retained Names and Marks or any confusingly similar names or marks in any jurisdiction.  Purchaser shall ensure that all use of the Retained Names and Marks by the Transferred Subsidiary and KI, after the Closing, as provided in this Section 5.09, shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Transferred Subsidiary and KI used the Retained Names and Marks prior to the Closing.  Any and all goodwill generated by the use of the Retained Names and Marks, including under this Section 5.09 shall inure solely to the benefit of UCB and its affiliates (other than the Transferred Subsidiary or KI).  In any event, Purchaser shall not, and shall cause its affiliates and, after the Closing, the Transferred Subsidiary and KI not to, use the Retained Names and Marks in any manner that may damage or tarnish the reputation of UCB or its affiliates (other than the Transferred Subsidiary or KI) or the goodwill associated with the Retained Names and Marks.

(d)                                 Purchaser agrees that neither UCB nor any of its affiliates shall have any responsibility for claims by third parties arising out of, or relating to, the use by the Transferred Subsidiary or KI of any Retained Names and Marks after the Closing.  In addition to any and all other available remedies, subject to and in accordance with Article IX, Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against any and all such claims that may arise out of the use of the Retained Names and Marks (i) by the Transferred Subsidiary or KI in accordance with the terms and conditions of this Section 5.09, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party; or (ii) by Purchaser or any of its affiliates (including, after the Closing, the Transferred Subsidiary and KI) in violation of or outside the scope permitted by this Section 5.09.  Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges and agrees that in the event of any breach or threatened breach of this Section 5.09, UCB shall suffer irreparable harm, and UCB in addition to any other remedies available to it, (i) shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser and any of its affiliates (including, after the Closing, the Transferred Subsidiary and KI) from any such breach or threatened breach and (ii) shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.

(e)                                  Purchaser hereby grants to UCB and its affiliates permission to use the trademarks that are owned by the Transferred Subsidiary or KI during the term of the Transitional Services Agreement to the extent required by UCB or its affiliates to provide the services described therein to Purchaser or its affiliates.

SECTION 5.10.                                   Further Action.  On the terms and subject to the conditions of this Agreement (including Section 5.04), each party shall use their respective commercially reasonable efforts to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby and to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  In addition to the foregoing, Purchaser agrees, subject to any overriding obligations of confidentiality, to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.  Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

SECTION 5.11.                                   Seller Guarantees.   Purchaser acknowledges that in the course of conduct of the Transferred Subsidiary’s and KI’s business, UCB and its affiliates have entered into various arrangements (a) in which guarantees, letters of credit, bonds or similar arrangements were issued by UCB or its affiliates or (b) in which UCB or its affiliates are the primary obligors on other Contracts, in any such case to support or facilitate the Transferred Subsidiary’s and KI’s business.  The arrangements entered into by UCB and its affiliates (other than the Transferred Subsidiary and KI) referred to in the foregoing clauses (a) and (b) are those set forth on Section 5.11 of the Seller Disclosure Schedule and are hereinafter referred to as the “Seller Guarantees”.  Purchaser agrees that it shall use its reasonable best efforts to obtain replacement Seller Guarantees, which will be in effect at the Closing or, in the case of Seller Guarantees described in the foregoing clause (b), will either terminate the business transactions or programs of the Transferred Subsidiary or KI supported or facilitated by such Seller Guarantees or arrange for itself or one of its subsidiaries to be substituted as the primary obligor thereon as of the Closing through an assumption, accession, acknowledgement or similar agreement with the beneficiary of the applicable Seller Guarantee.  In the event that for any time Purchaser is unable to satisfy the terms of the immediately preceding sentence as of the Closing, subject to and in accordance with Article IX, Purchaser shall indemnify the Seller Indemnitees from and against any and all Losses incurred by any of them relating to the Seller Guarantees, and shall not amend, modify or renew any Contract subject to a Seller Guarantee without the consent of UCB in its sole discretion.

SECTION 5.12.                                   Supplemental Disclosure.  The Seller Parties may, until the date that is ten days prior to the Closing Date, deliver to Purchaser modifications, changes or updates to the Seller Disclosure Schedule in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date that do not arise from any breach of any covenant in this Agreement by Seller Parties (a “Supplemental Disclosure Matter”).  No Supplemental Disclosure Matter provided to Purchaser in accordance with this Section 5.12 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement for any purpose, including for purposes of determining whether or not the conditions to Purchaser’s obligation to close in Article VII have been satisfied or whether or not Purchaser shall have the right to terminate this Agreement pursuant to Article VIII, provided that if any Supplemental Disclosure Matter would result, either individually or in the aggregate with all other Supplemental Disclosure Matters, in the failure of the condition set forth in Section 7.02(a) to be satisfied and Purchaser waives such failure of condition hereunder, any breach resulting from such Supplemental Disclosure Matter will be deemed to be cured and will not be indemnifiable under Article IX hereof.

SECTION 5.13.                                   Financing.  (a)

(i)                                     Subject to the terms and conditions of this Agreement, Purchaser shall, and shall cause its affiliates to, use their respective reasonable best efforts to obtain the Financing on terms and conditions (including the “market flex” provisions) no less favorable to Purchaser than the terms contained in the Commitment Letter and the Fee Letter as promptly as practicable (taking into account the anticipated timing of the Marketing Period) and shall not permit any amendment or modification to be made to, or any waiver of any provision under, or any replacement of the Debt Commitment Letter if such amendment, modification, or replacement of the Debt Commitment Letter, (I) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), in a manner that would cause the representation set forth in Section 4.05(c) to be incorrect, (II) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or (III) would otherwise reasonably be expected to (w) prevent, materially delay or impair the Closing, (x) make the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date less likely to occur, (y) materially adversely impact the ability of Purchaser to enforce its rights against other parties to the Commitment Letter or (z) materially adversely impact the ability of Purchaser to consummate the transactions contemplated hereby; provided that for the avoidance of doubt, Purchaser may amend, supplement, modify or replace the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, so long as such action would not reasonably be expected to prevent, materially delay or impair the Closing or impair the availability of the Debt Financing and the terms are not less beneficial to Purchaser and its affiliates, with respect to conditionality or enforcement, than those in the Commitment Letter as in effect on the date of this Agreement.  Purchaser shall promptly deliver to UCB copies of any such amendment, modification or replacement.  For purposes of this Section 5.13 and Sections 4.05 and 4.06 hereof, references to “Financing” shall include the financing contemplated by the Commitment Letters (including any alternate financing arranged in compliance herewith) as permitted to be amended, modified or replaced by this Section 5.13(a), and references to “Debt

Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.13(a).

(ii)                                  Purchaser shall, and shall cause its affiliates to, use their respective reasonable best efforts (A) to maintain in effect the Commitment Letter (subject to Purchaser’s rights to amend, supplement, modify or replace the Debt Commitment Letter in accordance herewith), (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the “market flex” provisions) contained in the Debt Commitment Letter (or on terms no less favorable to Purchaser than the terms and conditions (including “market flex” provisions) contained in the Debt Commitment Letter), (C) to satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) all conditions to funding in the Debt Commitment Letter and such definitive agreements that are within the Purchaser’s control and consummate the Financing, including using its reasonable best efforts to cause the Lenders and the other persons committing to fund the Financing at the Closing, (D) to enforce its rights under the Commitment Letter and (E) to comply in all material respects with its obligations under the Commitment Letter.  Purchaser shall keep UCB informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon reasonable request, provide promptly to UCB copies of the material definitive agreements for the Debt Financing.  Without limiting the generality of the foregoing, Purchaser shall give UCB prompt notice (x) of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to the Commitment Letter or any definitive agreements relating to the Financing of which Purchaser or any of its affiliates become aware, (y) of the receipt of any notice or other communication from any Debt Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or any definitive agreements related to the Financing or any provisions of the Commitment Letter or any definitive agreements related to the Financing (2) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive agreements related to the Financing, and (z) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or definitive agreements related to the Financing.  As soon as reasonably practicable, but in any event within two Business Days after the date UCB delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by UCB relating to any circumstance referred to in clauses (x), (y) or (z) of the immediately preceding sentence.  Upon the occurrence of any circumstance referred to in clauses (x), (y) or (z) of the second preceding sentence, or if any portion of the Debt Financing otherwise becomes unavailable (including taking into account the “market flex” provisions) or Purchaser becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing becoming so unavailable, and such portion is reasonably required to fund the Estimated Purchase Price and all fees, expenses and other amounts contemplated to be paid by Purchaser pursuant to this Agreement, Purchaser shall, and shall cause its affiliates to, use their respective reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Acquisition with terms and conditions not materially less favorable to Purchaser or its affiliates (taking into account the “market flex” provisions as set forth in the Fee Letter) than the terms and conditions set forth in the Debt

Commitment Letter, as applicable, as promptly as reasonably practicable following the occurrence of such event.  Purchaser shall deliver to UCB complete and correct copies of all Contracts or other arrangements pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  Purchaser acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.  Purchaser shall pay in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter after the date of this Agreement as they become due.

(b)                                 Subject to the applicable provisions of Section 5.02(a) and the remaining provisions of this Section 5.13, prior to the Closing, UCB shall, and shall cause its affiliates to, and shall use its reasonable best efforts to cause its and its subsidiaries’ Representatives to, use their respective commercially reasonable efforts to, at Purchaser’s sole expense, reasonably cooperate with Purchaser and its Representatives in connection with Purchaser’s arrangement of the Prospective Financing, which cooperation shall consist of, at the reasonable request of Purchaser:  (i) using reasonable efforts to cause the senior management of the Transferred Subsidiary to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with rating agencies and otherwise reasonably cooperating with the marketing efforts for any of the Prospective Financing, (ii) using commercially reasonable efforts to (a) assist with the preparation of investor and rating agency presentations, lender presentations, a single customary bank information memoranda, roadshow presentations, bridge teasers, private placement memoranda and/or other similar marketing materials or memoranda in connection with the Prospective Financing (provided, that any such memoranda shall not be issued by UCB or any affiliate thereof, and any disclosure and financial statements with respect to the Transferred Subsidiary and KI contained therein shall reflect only Purchaser or its affiliates (including, after the Closing, the Transferred Subsidiary and KI) as the obligor), and (b) cooperate with the Debt Financing Sources’ and Purchaser’s due diligence to the extent customary and reasonable (iii) using reasonable best efforts to cause the Transferred Subsidiary to execute and deliver any guarantees of the Transferred Subsidiary and documents incident thereto, any pledge and security documents of the Transferred Subsidiary, other definitive financing documents of the Transferred Subsidiary, or other certificates or documents of the Transferred Subsidiary (including legal opinion back-up certificates) as may be reasonably requested by Purchaser (provided, that any solvency certificate, including any solvency certificate in the form contemplated by the Debt Commitment Letter, shall be executed and delivered solely by Purchaser) and otherwise facilitating such pledging of collateral and the granting of security interests in respect of the Prospective Financing; provided, that in each case, such documents shall be subject to the Closing and shall only be effective at or after the Closing, (iv) furnishing to Purchaser and its Debt Financing Sources the Required Information, (v) using commercially reasonable efforts to take reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Transferred Subsidiary’s and KI’s cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vi) taking all corporate actions with respect to the Transferred Subsidiary reasonably necessary to permit the consummation of the Prospective Financing and to permit the proceeds thereof to be available as of the Closing (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release or termination of any and all related liens), and (vii) upon Purchaser’s prior written request, to furnish Purchaser and its Debt Financing Sources at least five Business Days prior to the Closing with all documentation or other information relating to the Transferred Subsidiary or KI required by regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.  Notwithstanding anything to the contrary in this Section 5.13(b) except with respect to customary letters authorizing the distribution of information to prospective lenders or investors and representation letters required by UCB in connection with the delivery of comfort letters, (1) neither UCB nor any of its affiliates shall be required to take any action that would unreasonably interfere with the ongoing operations of UCB or any of its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI), (2) neither UCB nor any of its affiliates shall be required to provide any financial statements of the Transferred Subsidiary other than the Financial Statements or financial statements and information comprising the Required Information, (3) neither UCB nor any of its affiliates (excluding, upon and following the Closing, the Transferred Subsidiary and KI) shall have any obligation under any agreement, certificate, document or instrument proposed by Purchaser under this Section 5.13(b), (4) no obligation of the Transferred Subsidiary or KI under any such agreement, certificate, document or instrument shall be effective until the Closing, (5) neither UCB nor any of its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI) shall be required to pay any commitment or other fee or incur any cost, expense or other liability that is not simultaneously reimbursed by Purchaser in connection with the Prospective Financing prior to the Closing, (6) no person that is a director or officer of UCB or its affiliates (excluding, upon and following the Closing, the Transferred Subsidiary and KI) shall be required to take any action in such capacity with respect to the Prospective Financing (or any alternative financing).  Purchaser shall, promptly upon request by UCB, reimburse, or cause its affiliates to reimburse, UCB for all of UCB’s and its affiliates’ reasonable and documented out-of-pocket costs and expenses incurred by UCB and its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI) in connection with the cooperation to be provided by UCB pursuant to this Section 5.13(b).  Purchaser and its affiliates shall, on a joint and several basis, indemnify and hold harmless UCB, its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI) and their respective Representatives, in each case, acting on behalf of UCB or its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI) for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Prospective Financing and any information utilized in connection therewith, except to the extent that any such information has been provided by UCB or its affiliates.

(c)                                  UCB shall have the right to consent to the use of its and its affiliates’ logos in connection with the arrangement of the Debt Financing; provided that, Purchaser shall be able to use the name and logos of the Transferred Subsidiary in connection with the Debt Financing so long as (x) they do not contain any Retained Names and Marks and (y) UCB reviews and approves of any such use, which approval shall not be unreasonably withheld or delayed.

(d)                                 Purchaser acknowledges that the information being provided to it in connection with the Financing is subject to the terms of Section 5.02 and Section 5.03 and all non-public information regarding UCB and its affiliates (including the Transferred Subsidiary and KI) provided to Purchaser, its affiliates or its Representatives pursuant to Section 5.13(b) shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure (a) to potential lenders or investors as required in connection with the Prospective Financing subject to customary confidentiality provisions and (b) of Required Information in a current report on Form 8-K filed with the Securities and Exchange Commission in connection with the Prospective Financing.  With respect to information disclosed to any rating agency (the “Confidential Rating Agency Information”), Purchaser shall inform such rating agency of the confidential nature of the Confidential Rating Agency Information and mark any such information provided in writing to such rating agency as “confidential”.  Purchaser shall be responsible for any breach of this covenant by any such rating agency.

(e)                                  From the date on which Purchaser receives the Required Information until the end of the Marketing Period, UCB shall, or shall cause its subsidiaries to, supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the Knowledge of UCB, is not Compliant.

(f)                                   If the Closing Date occurs on or after November 14, 2015, then, prior to Closing, UCB shall deliver to Purchaser the Updated Interim Financial Statements.  For all purposes hereof, “Updated Interim Financial Statements” means unaudited condensed consolidated financial statements of the Transferred Subsidiary in respect of the fiscal quarter ended September 30, 2015, prepared in accordance with GAAP, which shall be comprised of (i) a condensed consolidated statement of operations (or a condensed consolidated statement of operations and comprehensive income) and a condensed consolidated statement of cash flows for the nine-month periods ended September 30, 2015 and September 30, 2014 and (ii) a condensed consolidated balance sheet as of September 30, 2015 (which shall have been reviewed by the independent auditors for the Seller Parties or the Transferred Subsidiary as provided in the procedures specified by the American Institute of Certified Public Accountants in AU-C Section 930).

SECTION 5.14.                                   Insurance.  UCB shall cause to be maintained through the Closing the insurance with respect to the Transferred Subsidiary and KI referred to in Section 3.24 or other insurance that provides a comparable amount of coverage.  The coverage under all insurance policies related to the Transferred Subsidiary and KI and arranged or maintained by UCB or any of its affiliates is only for the benefit of UCB and such affiliates (including, prior to the Closing, the Transferred Subsidiary and KI), and not after the Closing for the benefit of Purchaser or the Transferred Subsidiary or KI; provided that with respect to any claim or incident that arises or that relates to the Transferred Subsidiary or KI that is covered by any such policies that are (a) occurrence-based, upon request from Purchaser, UCB shall, and shall cause its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI) to, report such claim or incident to the appropriate insurer in accordance with the terms and conditions of such policies, and (b) claims-made, upon request from Purchaser, UCB shall, and shall cause its affiliates (including, prior to the Closing, the Transferred Subsidiary and KI) to, report such claim or incident to the appropriate insurer prior to the Closing in accordance with the terms and conditions of such policies. In each case of (a) and (b), UCB shall after Closing include Purchaser on material correspondence relating to such claim or incident and instruct that any proceeds, net of the reasonable out-of-pocket costs and expenses of recovery of such proceeds, received after Closing are paid directly to the Transferred Subsidiary or KI in settlement of any claims or incidents, rather than to UCB or its affiliates, or, if such proceeds are received by UCB or any of its affiliates after Closing, pay such proceeds, net of the reasonable out-of-pocket costs and expenses of recovery of such proceeds, over to the Transferred Subsidiary or KI, as applicable.  Purchaser shall bear any out-of-pocket expenses (including reasonable professional fees) incurred by UCB in connection with making a claim under such policies for the benefit of the Transferred Subsidiary or KI.  As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Transferred Subsidiary and KI covering pre-Closing periods and agrees not to seek (and to cause the Transferred Subsidiary and KI not to seek), through any means, to benefit from any of UCB’s or its affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Subsidiary or KI except as expressly provided in this Section 5.14.

SECTION 5.15.                                   Privileged Matters.  Purchaser, on the one hand, and UCB, on the other hand, acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both (a) UCB and its affiliates (other than the Transferred Subsidiary and KI) and (b) the Transferred Subsidiary and KI, shall be subject to a shared privilege between UCB and such affiliates (other than the Transferred Subsidiary and KI), on the one hand, and the Transferred Subsidiary and KI, on the other hand, and UCB and such affiliates and the Transferred Subsidiary and KI shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after Closing by (i) UCB or its affiliates without the prior written consent of Purchaser or the Transferred Subsidiary or (ii) by the Transferred Subsidiary or KI, Purchaser or any of their respective affiliates without the prior written consent of UCB.  Purchaser acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates that, as to all privileged communications among counsel to UCB (Covington & Burling LLP and any other counsel to UCB, including internal counsel), UCB and the Transferred Subsidiary that relate in any way to the transactions contemplated by this Agreement or any Ancillary Agreement, the attorney-client privilege and the expectation of client confidence belong solely to UCB (and may be waived or otherwise controlled only by UCB) even if any of such communications may exist in the Transferred Subsidiary’s email or computer systems or in other documents or records in Transferred Subsidiary’s possession at any time.

SECTION 5.16.                                   Indemnification.

(a)                                 Purchaser and UCB agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Transferred Subsidiary or KI as provided in the organizational documents of the Transferred Subsidiary or KI or in any agreement with the Transferred Subsidiary or KI as in effect on the date hereof shall survive the Closing and shall continue in full force and effect.

(b)                                 Purchaser shall cause the Transferred Subsidiary to maintain in effect until the sixth anniversary of the Closing Date any and all exculpation, indemnification and advancement of expenses provisions of the organizational documents of the Transferred Subsidiary and KI or in any indemnification agreements of the Transferred Subsidiary and KI with any of the respective current or former directors, officers or employees of the Transferred Subsidiary and KI, in each case in effect as of the date hereof, for acts or omissions occurring at or prior to the Closing.

(c)                                  In the event the Transferred Subsidiary or KI or any of their respective successors or assigns (i) consolidates with or merges into any other person (or engages in any similar transaction) and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Transferred Subsidiary or KI, as applicable, shall assume all of the obligations set forth in this Section 5.16.

(d)                                 Following the dissolution of KI (or, if earlier, following the Closing), Purchaser shall, or shall cause the Transferred Subsidiary to, assume all of the obligations set forth in this Section 5.16 with respect to the current or former directors, officers or employees of KI.

SECTION 5.17.                                   Asset Transfer.  UCB shall, and shall cause its affiliates to, at UCB’s sole cost and expense, transfer, assign and deliver to the Transferred Subsidiary prior to the Closing the assets set forth in Section 5.17 of the Seller Disclosure Schedule.  For purposes of Article III hereof, the representations and warranties of UCB shall be deemed to be made as though the assets set forth in Section 5.17 of the Seller Disclosure Schedule were transferred as of the date of this Agreement.

SECTION 5.18.                                   Seller Retained Materials.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that all of the following shall remain the property of UCB, and neither Purchaser nor any of its affiliates (including, after the Closing, the Transferred Subsidiary and KI) shall have any interest therein:  (a) all records and reports prepared or received by UCB, any of its affiliates or Representatives in connection with the sale of the Transferred Subsidiary and the transactions contemplated hereby, including all analyses relating to the Transferred Subsidiary, KI or Purchaser or its affiliates so prepared or received and (b) all confidentiality agreements with prospective purchasers of the Transferred Subsidiary or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto, provided that the rights to enforce all confidentiality provisions under all such confidentiality agreements shall be assigned to the Transferred Subsidiary at the Closing.  In addition, subject to Section 5.03, UCB shall have the right to retain copies of the documents, materials and data relating to the conduct of the business of the Transferred Subsidiary and KI prior to the Closing Date.

SECTION 5.19.                                   Dissolution of KI.  Prior to the date of this Agreement, UCB and the Transferred Subsidiary have begun the process of liquidating and dissolving KI as described on Section 5.19 of the Seller Disclosure Schedule.  Between the date of this Agreement and the Closing, the Seller Parties and the Transferred Subsidiary shall be entitled to take all such actions that are reasonably necessary or desirable in furtherance of such liquidation and dissolution; provided, however, that the completion of such liquidation and dissolution shall not be a condition to the Closing.

SECTION 5.20.                                   Certain Matters Relating to the Methylphenidate Product.  Subject to applicable Law, prior to the Closing, the Seller Parties shall, and shall cause the Transferred Subsidiary to, (a) keep Purchaser reasonably informed, orally or otherwise, of material actions taken after the date hereof by FDA or the Transferred Subsidiary that concern the therapeutic equivalence rating for or the marketing of the Methylphenidate Product and (b) consult with Purchaser, orally or otherwise, prior to making any material written submission to FDA relating to the Methylphenidate Product.

SECTION 5.21.                                   Amendments to Certain Affiliate Contracts.  At or prior to Closing, the Seller Parties shall cause each Contract set forth in Section 5.21 of the Seller Disclosure Schedule to be amended to provide for the terms described with respect to such Contract in Section 5.21 of the Seller Disclosure Schedule.

SECTION 5.22.                                   Methylphenidate Product.  UCB shall not, and shall cause its affiliates not to, from the date hereof until the Closing, discontinue the marketing, distribution or sale of the Methylphenidate Product without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), except Purchaser’s consent shall not be required to the extent such discontinuation (a) is required in writing by the FDA, provided that UCB shall have exhausted all available formal dispute resolution processes within the FDA with respect to such requirement and challenged any FDA Proceedings to seek withdrawal, (b) results from UCB’s good faith determination, based on information of which UCB becomes aware following the date hereof, that there is a material safety issue with respect to the Methylphenidate Product, or (c) results from UCB’s good faith determination, based on information of which UCB becomes aware following the date hereof, that such discontinuation is necessary to ensure compliance with applicable legal requirements, provided that prior to making the determination in clause (b) or (c) or discontinuing the marketing, distribution or sale of the Methylphenidate Product, UCB shall have first consulted in good faith with (and given reasonable consideration to any comments and views provided by) Purchaser.

SECTION 5.23.                                   Wrong Pockets.  If, following the Closing, UCB or its affiliates receive any payments in respect of accounts receivable of the business of the

Transferred Subsidiary or KI, UCB shall promptly remit such payments to Purchaser or such affiliate nominated by Purchaser.

SECTION 5.24.                                   Separation Matters.  Promptly after the date hereof, and in any event within 30 days thereafter, UCB and Purchaser shall each appoint a transition team to (i) cooperate in good faith to promptly, and in any event within 60 days after the date hereof, develop a plan (and, to the extent appropriate and permitted under U.S. antitrust or other competition Laws, begin to implement such plan) for separating the businesses of the Transferred Subsidiary and KI from the businesses of UCB and its retained affiliates, including with respect to the transfer of all marketing authorizations for the Products, so as to minimize the adverse impact of such separation on each party’s businesses and facilitate an orderly transition of the business of the Transferred Subsidiary and (ii) prepare for, cooperate on and assist with the transfer from UCB to the Transferred Subsidiary of certain applications, data, documentation and source code (developed specifically for UCB or the Transferred Subsidiary), in each case, as agreed by the parties, subject to any applicable restrictions under U.S. antitrust or other competition Laws. UCB and Purchaser shall discuss in good faith any additional services that Purchaser may reasonably request to include on the schedules to the Transitional Services Agreement; provided, that UCB shall have no obligation to agree to the inclusion of any such additional service on the schedules to the Transitional Services Agreement.

SECTION 5.25.                                   [***]

ARTICLE VI

EMPLOYMENT MATTERS

SECTION 6.01.                                   Continuing Employment.  Purchaser shall cause the Transferred Subsidiary to continue the employment immediately following the Closing of each person who is an Employee of the Transferred Subsidiary immediately prior to the Closing (a “Transferred Subsidiary Employee”).  Such employment shall be in a position comparable to such Employee’s position immediately prior to the Closing (including level of responsibility, compensation, authority and location) and on the terms set forth in this Article VI.  In addition, to the extent not covered by the immediately preceding sentence, Purchaser shall offer employment with Purchaser or one of its affiliates to any Transferred Subsidiary Employee who, as of the Closing, is on disability or other leave of absence, commencing on such date as the Employee’s disability or leave of absence ends, provided (subject to applicable Law) the Employee’s disability or leave of absence ends within one year following the Closing Date, in a position that is comparable to such Transferred Subsidiary Employee’s position immediately prior to the Closing (including level of responsibility, compensation, authority and location) on the terms set forth in this Article VI.  Each Transferred Subsidiary Employee hired by Purchaser or one of its affiliates under the preceding sentence shall be referred to as a “Delayed Transferred Subsidiary Employee”.  A Delayed Transferred Subsidiary Employee shall become a Transferred Subsidiary Employee as of the commencement of such Delayed Transferred Subsidiary Employee’s employment with Purchaser or one of its affiliates.  Throughout this Agreement, all references to events that take place with respect to Transferred Subsidiary Employees as of the Closing shall take place with respect to any Delayed Transferred Subsidiary Employee as of such Delayed Transferred Subsidiary Employee’s commencement of employment with Purchaser or one of its affiliates.

SECTION 6.02.                                   Terms of Employment.

(a)                                 During the one-year period immediately following the Closing Date (the “Continuation Period”), Purchaser shall provide or cause to be provided to each Transferred Subsidiary Employee:

(i)                                     a base salary or hourly wage, as applicable, that is not less than such Employee’s base salary or hourly wage in effect immediately prior to the Closing (or, in the case of a Delayed Transferred Subsidiary Employee on disability or other leave of absence immediately prior to the Closing, the base salary or hourly wage in effect immediately prior to such leave or such higher rate as required under Law);

(ii)                                  commission opportunities on the same terms and conditions as provided by the Transferred Subsidiary or its affiliates immediately before the Closing Date;

(iii)                               subject to Section 6.12 hereof severance benefits upon an involuntary termination without cause during such one-year period of not less than two weeks of base salary per each year of service (taking into account service with the Transferred Subsidiary and its affiliates prior to Closing), up to a maximum benefit of 52 weeks of base salary;

(iv)                              medical care, dental care and vision benefits that are at least as favorable to such Employee as those provided to such Employee immediately prior to the Closing Date; and

(v)                                 employee benefits (other than commission opportunities, severance benefits, medical care, dental care, vision benefits, annual bonus opportunities divestiture and other special bonuses) that are substantially comparable in the aggregate to the employee benefits provided to such Employee immediately prior to the Closing Date, or, if greater, employee benefits provided by Purchaser to its similarly situated employees.

(vi)                              annual bonus opportunities (other than divestitures and other special bonuses):

for the calendar year in which the Closing occurs, on the same terms and conditions as provided by the Transferred Subsidiary or its affiliates immediately before the Closing Date, subject to reduction for any amount paid by UCB or its affiliates prior to Closing (and, in any event, at an amount no less than any amount accrued therefor in Closing Working Capital); and

provided the Closing occurs in calendar year 2015, for the calendar year following the year in which the Closing occurs, that are substantially similar to the annual bonus opportunities provided to such Transferred Subsidiary Employee immediately before the Closing Date.

SECTION 6.03.                                   401(k) Plan.  (a)  Effective as of the Closing, Purchaser or one of Purchaser’s affiliates shall maintain or cause to be maintained a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code, and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (such plan being referred to as the “Purchaser 401(k) Plan”).

(b)                                 Under the terms of the UCB 401(k) Plan, each Transferred Subsidiary Employee who has an account under the UCB 401(k) Plan shall become fully vested in his or her account and shall be eligible to receive an immediate distribution from such UCB 401(k) Plan following the Closing.  Effective as of the Closing, the Purchaser 401(k) Plan shall accept (and shall be amended, prior to the Closing, to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the UCB 401(k) Plan, including plan loans.

SECTION 6.04.                                   Health and Welfare Benefit Plans.  Effective as of the Closing, Purchaser or one of Purchaser’s affiliates shall maintain or cause to be maintained benefit plans to provide medical care, dental care and vision care for the Transferred Subsidiary Employees (collectively, the “Purchaser Health Plans”).  No waiting period or exclusion from coverage of any pre-existing medical condition shall apply to the participation of any Transferred Subsidiary Employee (or dependent thereof) in the Purchaser Health Plans, and all payments, charges and expenses of such Transferred Subsidiary Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the UCB Health Plans during the plan year in which the Closing occurs shall be credited toward any deductible and out-of-pocket maximum applicable under the Purchaser Health Plans for the plan year in which the Closing occurs.  In addition, to the extent that any Transferred Subsidiary Employee (or dependent thereof) has begun a course of treatment with a physician or other service provider who is considered “in-network” under any UCB Health Plan and such course of treatment is not completed prior to the Closing, Purchaser shall use its reasonable best efforts to arrange for transition care, whereby such Transferred Subsidiary Employee (or dependent thereof) may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in-network” rates.

SECTION 6.05.                                   Credit for Service with the Transferred Subsidiary.  Where applicable, and automatically applicable if required by Law, Purchaser and Purchaser’s affiliates shall credit or cause to be credited each Transferred Subsidiary Employee’s length of service with the Transferred Subsidiary and its affiliates for all purposes (such as eligibility, vesting and benefit accrual, including calculating entitlement to vacation days, sick days and severance payments) to the same extent such service was recognized under the plan, program, policy or arrangement of the Transferred Subsidiary or any of its affiliates (including any severance arrangement described herein) that most closely resembles that to be offered by Purchaser or one of Purchaser’s affiliates.

SECTION 6.06.                                   Workers’ Compensation.  Following the Closing, the Transferred Subsidiary shall be responsible for all workers’ compensation benefits payable to or on behalf of the Transferred Subsidiary Employees but, with respect to workers compensation claims arising from events or occurrences that take place prior to the Closing, only with respect to workers compensation benefit payments which fall within the deductible in UCB’s workers compensation insurance policies. For the avoidance of doubt, the Transferred Subsidiary’s payment obligation in respect of workers compensation claims arising from events or occurrences that take place prior to the Closing pursuant to the immediately preceding sentence shall be limited to the provision for workers compensation claims in the Most Recent Balance Sheet.

SECTION 6.07.                                   Earned Vacation.  Following the Closing, the Transferred Subsidiary will continue to honor, as to each Transferred Subsidiary Employee all accrued and unpaid hours of vacation, personal hours or days earned and sick leave applicable to such Transferred Subsidiary Employee as of the Closing relating to the period prior to the Closing; provided, however, that Seller shall reimburse the Purchaser for any amount of such accrued and unpaid vacation, personal hours and sick leave to the extent not included in the Closing Working Capital.  Purchaser shall permit Transferred Subsidiary Employees to use all such vacation, personal hours or days and sick leave in accordance with the policy of UCB as in effect on the Closing Date, to the extent included in the Closing Working Capital.  During the Continuation Period, each Transferred Subsidiary Employee shall accrue additional vacation, personal time and sick leave at a rate that is at least equal to the rate at which such Transferred Subsidiary Employee accrued vacation, personal time and sick leave under UCB’s policies in effect as of the Closing.

SECTION 6.08.                                   Education Benefits.  The Transferred Subsidiary will continue to be responsible for paying benefits earned by Transferred Subsidiary Employees under the Transferred Subsidiary’s education benefit programs for eligible courses commenced, but not yet completed, as of the Closing Date.  To the extent that any participant has enrolled in a course as of the Closing Date, Purchaser shall pay or cause to be paid benefits to that participant upon completion of the course, in accordance with the terms of the education benefit programs, even though reimbursement may not be due until after the Closing Date.

SECTION 6.09.                                   WARN Act.  Purchaser and Purchaser’s affiliates agree to provide any required notice under the WARN Act, and any similar Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Employees (including as a result of the consummation of transactions contemplated by this Agreement) and occurring from and after the Closing.  Neither Purchaser nor any of Purchaser’s affiliates shall take any action on or after the Closing Date that would cause any termination of employment of any Employees by UCB or its affiliates occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign law or regulation, or to create any liability or penalty to UCB or any of its affiliates for any employment terminations under Law.  UCB shall notify Purchaser of any layoffs of any Employees that occur during the 90-day period prior to the Closing.

SECTION 6.10.                                   Retention Agreements.  The Transferred Subsidiary has entered into retention agreements set forth on Section 6.10 of the Seller Disclosure Schedule (the “Retention Agreements”) with certain Employees, copies of which have been provided to Purchaser.  The Retention Agreements provide for a Retention Bonus (as defined in the Retention Agreements) and a severance payment.  To the extent the Transferred Subsidiary is required to pay, and pays, a Retention Bonus, in accordance with the terms of any Retention Agreement, UCB shall reimburse the Transferred Subsidiary therefor promptly upon receipt of written evidence from Purchaser that the Transferred Subsidiary has timely and properly made such payment. To the extent the Transferred Subsidiary or any of its affiliates pays any severance payment under any Retention Agreement, it is understood that UCB shall not provide any reimbursement therefor.

SECTION 6.11.                                   Kremers Urban 2013 Incentive Plan.  To the extent the Transferred Subsidiary is required to pay, and pays, any payment to any Employee in accordance with the terms of the Kremers Urban 2013 Incentive Plan, UCB shall reimburse the Transferred Subsidiary therefor within 30 days of receipt of written evidence from Purchaser that the Transferred Subsidiary has timely and properly made such payment.

SECTION 6.12.                                   Release.  Any payments of severance required to be made by Purchaser pursuant to Section 6.02(a)(iii) shall be subject to the condition that the Transferred Subsidiary Employee execute an irrevocable release in a form reasonably acceptable to UCB, which release will include a release of claims against UCB and its affiliates, and their respective directors, officers, and employees.  Purchaser shall promptly provide to UCB a copy of each such executed release.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01.                                   Conditions to Each Party’s Obligation.  The obligations of Purchaser and the Seller Parties to consummate the Closing are subject to the satisfaction (or waiver by Purchaser and UCB) at or prior to the Closing of the following conditions:

(a)                                 Governmental Approvals.  Any waiting period under the HSR Act shall have expired or been terminated.

(b)                                 No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law or preliminary or permanent injunction or order which is in effect and which prohibits, enjoins or otherwise restrains the Acquisition.

SECTION 7.02.                                   Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of UCB set forth in the first sentence of Section 3.04(a) hereof (Organization of the Transferred Subsidiary and KI), Section 3.04(b) hereof (Capitalization of the Transferred Subsidiary) and Section 3.08 hereof (Title to the Transferred Share) shall be true and correct in all respects at the Closing as though made as of the Closing (except, in each case, (x) for de minimis inaccuracies and (y) to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date), (ii) the other Specified Representations (other than those in clause (i)

preceding) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (iii) the other representations and warranties of UCB set forth in this Agreement (other than the Specified Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of UCB to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Purchaser shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of UCB, as to the satisfaction of the foregoing condition.

(b)                                 Performance of Obligations of the Seller Parties.  The Seller Parties shall have performed or complied with or caused to be performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  Purchaser shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of UCB, as to the satisfaction of the foregoing condition.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(d)                                 Deliverables.  Purchaser shall have received the deliverables contemplated by Section 2.02(a).

(e)                                  Form 8023.  Purchaser shall have received from UCB Holdings, Inc. an IRS Form 8023 designating an election under Section 338(h)(10) of the Code with respect to the Transferred Subsidiary executed by all persons (other than by or on behalf of Purchaser) required by the Treasury Regulations to sign such form in order to give it effect.

SECTION 7.03.                                   Conditions to Obligation of the Seller Parties.  The obligation of the Seller Parties to consummate the Closing is subject to the satisfaction (or waiver by UCB) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Purchaser set forth in Section 4.01 hereof (Organization), Section 4.02 hereof (Authority; Execution and Delivery; Enforceability) and Section 4.08 hereof (Brokers and Finders) (collectively, the “Purchaser Specified Representations”) shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the other representations and warranties of Purchaser (other than those in clause (i) preceding) set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.  UCB shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Purchaser, as to the satisfaction of the foregoing condition.

(b)                                 Performance of Obligations of Purchaser.  Purchaser shall have performed or complied with or caused to be performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.  UCB shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Purchaser, as to the satisfaction of the foregoing condition.

(c)                                  Deliverables.  Seller Parties shall have received the deliverables contemplated by Section 2.02(b).

SECTION 7.04.                                   Frustration of Closing Conditions.  Neither Purchaser, on the one hand, nor the Seller Parties, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s or its respective affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE VIII

TERMINATION

SECTION 8.01.                                   Termination.  This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of UCB and Purchaser; or

(b)                                 by either UCB or Purchaser:

(i)                                     if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the issuance of such non-appealable final order, decree or judgment; or

(ii)                                  if the Closing does not occur on or prior to February 2, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement, including the obligations of Purchaser under Section 5.04 hereof, has been the cause of, or materially contributed to, the failure of the Closing to have occurred on or before the End Date; or

(c)                                  by Purchaser if the Seller Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.02 hereof and (ii) cannot be cured by the Seller Parties by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (A) the 30th day following receipt by the Seller Parties of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.01(c) and the basis for such termination and (B) the End Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Sections 7.01 or 7.03 hereof not being satisfied (other than those conditions that (1) by their terms are to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Seller Parties of their respective representations, warranties, covenants and agreements contained in this Agreement); or

(d)                                 by UCB:

(i)                                     if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.01 or 7.03 hereof and (B) cannot be cured by Purchaser by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (1) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from UCB stating UCB’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination and (2) the End Date; provided, however, that UCB shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if any of the Seller Parties is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Sections 7.01 or 7.02 hereof not being satisfied (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Purchaser of its representations, warranties, covenants and agreements contained in this Agreement); or

(ii)                                  if (A) the Marketing Period has ended, (B) all of the conditions set forth in Sections 7.01 and 7.02 hereof have been satisfied (other than those conditions that (1) by their terms are to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement that cannot be cured by Purchaser by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (1) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from UCB stating UCB’s intention to terminate this Agreement pursuant to this Section 8.01(d)(ii) and the basis for such termination and (2) the End Date), (C) UCB has irrevocably confirmed by notice to Purchaser that all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.03 hereof and that the Seller Parties stand ready, willing and able to consummate the Acquisition as and when required by Section 2.01 and (D) the Acquisition shall not have been consummated by the later of one Business Day after delivery of such notice and as and when required by Section 2.01.

SECTION 8.02.                                   Effect of Termination.

(a)                                 In the event of termination by UCB or Purchaser pursuant to Section 8.01 hereof, written notice thereof shall forthwith be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Section 5.03(a) hereof (Confidentiality), Section 5.07 hereof (Publicity), the expense reimbursement and indemnification provisions of Section 5.13(b) hereof, this Article VIII (Termination), Section 11.03 hereof (Expenses), Section 11.04 hereof (Notices), Section 11.05 hereof (Interpretation; Certain Definitions), Section 11.10 hereof (Governing Law), Section 11.11 hereof (Jurisdiction), Section 11.12 hereof (Service of Process) and Section 11.13 hereof (Waiver of Jury Trial), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or UCB or their respective affiliates or Representatives, except (i) as liability may exist pursuant to the sections specified in this Section 8.02(a) that survive such termination and (ii) that no such termination shall relieve any party from any liability arising out of any Willful Breach by such party of any representation or warranty of such party contained herein or any covenant or agreement of such party contained herein.  “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, but only if the party so acting or failing to act actually knew or reasonably expected that such deliberate act or deliberate failure to act would cause a material breach of this Agreement.

(b)                                 If the transactions contemplated by this Agreement are terminated as provided herein (i) Purchaser promptly shall, and shall cause each of its affiliates and Representatives to, return to UCB or destroy (such destruction to be confirmed in writing by Purchaser to UCB), all documents and other material received from UCB or any of its affiliates or Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and (ii) all information received by Purchaser or its affiliates or Representatives with respect to the businesses of any of the Seller Parties and their respective affiliates (including the Transferred Subsidiary and KI) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE IX

INDEMNIFICATION; SURVIVAL

SECTION 9.01.                                   Indemnification by UCB.  Subject to the limitations set forth in Section 9.04 hereof, from and after the Closing, UCB shall indemnify Purchaser and its affiliates and each of their respective officers and directors (the “Purchaser Indemnitees”) from and against any and all losses, liabilities, damages, judgments, penalties, assessments, costs, fines, fees or expenses, including reasonable third-party legal fees and expenses in connection with any Proceeding (collectively, “Losses”), whether or not resulting from a Third Party Claim, to the extent arising or resulting from any of the following:

(a)                                 any breach of any representation or warranty when made or deemed made by UCB in Article III of, or the certificate delivered in accordance with Section 7.02(a) of this Agreement;

(b)                                 any breach of any covenant of the Seller Parties contained in this Agreement;

(c)                                  any Transaction Expenses to the extent not paid at or prior to Closing;

(d)                                 any matter described on Section 9.01(d) of the Seller Disclosure Schedule;

(e)                                  any matter described on Section 9.01(e) of the Seller Disclosure Schedule;

(f)                                   any matter described on Section 9.01(f) of the Seller Disclosure Schedule; and

(g)                                  any matter described on Section 9.01(g) of the Seller Disclosure Schedule.

SECTION 9.02.                                   Indemnification by Purchaser.  Subject to the limitations set forth in Section 9.04 hereof, from and after the Closing, Purchaser shall indemnify the Seller Parties and their respective affiliates and each of their respective officers and directors (the “Seller Indemnitees”) from and against any and all Losses, whether or not resulting from a Third Party Claim, to the extent arising or resulting from any of the following:

(a)                                 any breach of any representation or warranty when made or deemed made by Purchaser in Article IV of, or the certificate delivered in accordance with Section 7.03(a) of this Agreement; and

(b)                                 any breach of any covenant of Purchaser contained in this Agreement.

SECTION 9.03.                                   Indemnification Procedures.

(a)                                 Third Party Claims.

(i)                                     Notice.  If any party (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment (in each case other than with respect to Taxes) for which indemnity may be sought under Section 9.01 or Section 9.02 hereof (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly (but no later than 30 days after receiving such notice) provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(ii)                                  General Procedures.  With respect to any Third Party Claim other than a Special Indemnity Claim, the Indemnifying Party will have 45 days from receipt of any such notice of a Third Party Claim to give notice to the Indemnified Party whether it is assuming and controlling the defense, appeal or settlement proceedings thereof with counsel of the Indemnifying Party’s choice. If, based upon the good faith advice of either the Indemnifying Party’s or the Indemnified Party’s outside counsel, representation of the Indemnifying Party and the Indemnified Party by separate counsel is necessary to avoid a conflict of interest between the Indemnifying Party and the Indemnified Party (other than based on their interests as such), then the Indemnified Party shall have the right, upon notice to Indemnifying Party, to engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the

Indemnifying Party. So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co- counsel at its sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the Third Party Claim, (ii) the Indemnified Party will not admit any liability, file any papers or consent to the entry of any judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not admit to any wrongdoing by the Indemnified Party.  The Indemnifying Party shall have the right to settle any Third Party Claim (A) for which it obtains a full release of the Indemnified Party with respect to such Third Party Claim and does not provide for any relief other than monetary damages less than the Cap or (B) to which settlement the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed).  As to any Third Party Claim with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.  The parties will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings with respect to a Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(iii)                               Procedures for 9.01(d) Claims.

(A)                               At any time the aggregate Losses suffered by the Purchaser Indemnitees and to which the Purchaser Indemnitees would be (but for the last sentence of Section 9.04 hereof) entitled to be indemnified pursuant to Section 9.01(d) is less than or equal to $15,000,000:  With respect to any Third Party Claim for which indemnity may be sought under Section 9.01(d) (a “9.01(d) Claim”), at the election of Purchaser and subject to the terms of this Section 9.03(a)(iii), either (x) Purchaser or any Purchaser Indemnitee designated by Purchaser shall control the defense, appeal or settlement proceedings thereof with counsel of Purchaser’s choice, or (y) UCB shall assume and control the defense, appeal or settlement proceedings thereof with counsel of UCB’s choice that is reasonably acceptable to Purchaser, provided that in the case of this clause (y), the reasonable fees and expenses of such counsel shall be deemed to be Losses suffered by the Purchaser Indemnitees for purposes of the last sentence of Section 9.04 and shall be borne by the Purchaser Indemnitees to the extent the Purchaser Indemnitees would be required to bear such Losses under the last sentence of Section 9.04.  Purchaser shall promptly reimburse UCB for any such fees and expenses.  If Purchaser or any Purchaser Indemnitee controls the defense, appeal or settlement proceedings, then Purchaser shall have the right to settle any 9.01(d)

Claim (i) for which it obtains a full release with respect to such 9.01(d) Claim and does not provide for any relief other than monetary damages less than $15,000,000 or (ii) to which settlement UCB consents in writing (such consent not to be unreasonably withheld, conditioned or delayed).  If UCB controls the defense, appeal or settlement proceedings, then UCB shall have the right to settle any 9.01(d) Claim (I) for which it obtains a full release of the Purchaser Indemnitees with respect to such 9.01(d) Claim and does not provide for any relief other than monetary damages or (II) to which settlement Purchaser consents in writing (not to be unreasonably withheld, conditioned or delayed).  As to any 9.01(d) Claim with respect to which Purchaser elects to assume or have any other Purchaser Indemnitee assume control of the defense, Purchaser will (1) keep UCB reasonably informed on a prompt, routine basis regarding such 9.01(d) Claim, (2) afford UCB an opportunity to participate in such defense, at UCB’s cost and expense, and (3) consult with UCB prior to making any significant procedural or strategic decisions, or settling or otherwise disposing of, any of the same.  Any Losses borne by Purchaser under the last sentence of Section 9.04 in connection with a settlement of a 9.01(d) Claim shall be promptly paid, or reimbursed to UCB, as applicable, upon becoming due and payable.

(B)                               If the aggregate Losses suffered by the Purchaser Indemnitees and to which the Purchaser Indemnitees would be entitled to be indemnified pursuant to Section 9.01(d) exceeds $15,000,000 and any 9.01(d) Claim is unresolved, Purchaser shall notify UCB, and UCB will have 45 days from receipt of such notice to notify Purchaser that it will assume and control the defense, appeal or settlement proceedings thereof.  So long as UCB has assumed the defense, appeal or settlement proceedings of the 9.01(d) Claim, (1) the Purchaser Indemnitees may retain separate co-counsel at their sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the 9.01(d) Claim, (2) the Purchaser Indemnitees will not admit any liability, file any papers or consent to the entry of any judgment or enter into any settlement agreement, compromise or discharge with respect to such 9.01(d) Claim without the prior written consent of UCB, and (3) UCB will not admit to any wrongdoing by any Purchaser Indemnitee.  UCB shall have the right to settle any such 9.01(d) Claim (x) for which it obtains a full release of the Purchaser Indemnitees with respect to such 9.01(d) Claim and does not provide for any relief other than monetary damages or (y) to which settlement Purchaser consents in writing (such consent not to be unreasonably withheld, conditioned or delayed).  As to any 9.01(d) Claim with respect to which UCB does not elect to assume control of the defense, (1) Purchaser shall have the right to settle such 9.01(d) Claim if UCB consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) and (2) Purchaser will (I) keep UCB reasonably informed on a prompt, routine basis regarding such 9.01(d) Claim, (II) afford UCB an opportunity to participate in such defense, at UCB’s cost and expense, (III) consult with UCB prior to making any significant procedural or strategic decisions, or settling or otherwise disposing of, any of the same.

(iv)                              Procedures for Other Special Indemnity Claims.  With respect to any Third Party Claim (whether commenced prior to, on or after the date hereof) for which indemnity may be sought under Section 9.01(e), Section 9.01(f) or Section 9.01(g) (an “Other Special Indemnity Claim” and, together with 9.01(d) Claims, “Special Indemnity Claims”), UCB shall assume and control (or continue to control, as applicable) the defense, appeal or settlement proceedings thereof with counsel of UCB’s choice.  The Purchaser Indemnitees may retain separate co-counsel at their sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the Other Special Indemnity Claims.  The Purchaser Indemnitees will not admit any liability, file any papers or consent to the entry of any judgment or enter into any settlement agreement, compromise or discharge with respect to any Other Special Indemnity Claim without the prior written consent of UCB, and UCB will not admit to any wrongdoing by any Purchaser Indemnitee. UCB shall have the right to settle any Other Special Indemnity Claim (A) for which it obtains a full release of the Purchaser Indemnitees with respect to such Other Special Indemnity Claim and does not provide for any relief other than monetary damages or (B) to which settlement Purchaser consents in writing (such consent not to be unreasonably withheld, conditioned or delayed).

(v)                                 Cooperation for Special Indemnity Claims.  The parties will act in good faith in responding to, defending against, settling or otherwise dealing with any Special Indemnity Claim.  The parties will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information and personnel relevant thereto.

(vi)                              Potential Special Indemnity Claims.

(A)                               Potential 9.01(d) Claims.  Following the Closing, (i) each of Purchaser, on the one hand, and UCB, on the other hand, shall promptly notify the other upon becoming aware of any event, state of facts or circumstance that would reasonably be expected to give rise to any potential 9.01(d) Claim (provided that failure of Purchaser to give such notice will not relieve UCB from its indemnification obligations hereunder, and such notice shall not, unless expressly described therein otherwise, constitute a notice of claim for purposes of Section 9.03(a)(i) or the final proviso of Section 9.08), (ii) neither Purchaser, on the one hand, nor UCB, on the other hand, shall (or permit any of their respective affiliates to) agree to participate in any communication with any Governmental Entity in respect of any such potential 9.01(d) Claim unless it consults with (and gives reasonable consideration to any comments provided by) the other in advance, and (iii) Purchaser, on the one hand, and UCB, on the other hand, shall, and shall cause their respective affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing.

(B)                               Potential Claims under Section 9.01(g).  Following the Closing, (i) each of Purchaser, on the one hand, and UCB, on the other hand, shall promptly notify the other upon becoming aware of any event, state of facts or circumstance that would reasonably be expected to give rise to any potential Third Party Claim for which indemnity may be sought under Section 9.01(g) (provided that failure of Purchaser to give such notice will not relieve UCB from its indemnification obligations hereunder, and such notice shall not, unless expressly described therein otherwise, constitute a notice of claim for purposes of Section 9.03(a)(i) or the final proviso of Section 9.08), (ii) UCB shall control all matters relating to any such potential Third Party Claim, including any internal investigations or communications with any Governmental Entity with respect thereto; provided, that UCB shall consult with (and give reasonable consideration to any comments provided by) Purchaser in connection therewith, and (iii) Purchaser, on the one hand, and UCB, on the other hand, shall, and shall cause their respective affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing.

(vii)                           Conflicts.  In the event of a conflict between this Section 9.03(a) and any other provision of this Agreement with respect to access to information or expenses relating to claims for indemnity under Section 9.01 or Section 9.02, this Section 9.03(a) shall control with respect to such matters.

(b)                                 Other Claims.  An Indemnified Party shall give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

SECTION 9.04.                                   Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, (a) UCB shall not have any liability under Section 9.01(a) hereof (other than for breaches of the Specified Representations) unless the aggregate liability for Losses suffered by the Purchaser Indemnitees thereunder exceeds [***], and then only to the extent of such excess; (b) UCB’s aggregate maximum liability under Section 9.01(a) hereof (other than for breaches of the Specified Representations) shall not exceed [***] (the “Cap”); (c) no party shall have any liability under Section 9.01(a) or Section 9.02(a) hereof for any individual Loss of less than [***] and such individual Losses shall not be aggregated for purposes of the preceding clauses (a) and (b); (d) UCB shall not have any liability for any otherwise indemnifiable Loss to the extent (x) the matter giving rise to such Loss had been specifically reserved or provided for in the Most Recent Balance Sheet or (y) taken into account in the Working Capital Statement; (e) no party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article IX; and (f) no party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such party unless a claim therefor is asserted with specificity and in writing by the Indemnified Party timely in accordance with Section 9.08 hereof, failing which such claim shall be waived and extinguished.  The waiver of any condition to the Closing based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement shall be deemed a waiver of the right to indemnification under this Article IX with respect to such representation or warranty, covenant, agreement or obligation.  Purchaser’s aggregate maximum liability under Section 9.02(a) hereof (other than for breaches of the Purchaser Specified Representations) shall not exceed the Cap.  Notwithstanding anything to the contrary contained in this Agreement, UCB shall not have any liability under Section 9.01(d) hereof unless the aggregate liability for Losses suffered by the Purchaser Indemnitees thereunder exceeds $15,000,000, and then only to the extent of such excess.

SECTION 9.05.                                   Calculation of Indemnity Payments.

(a)                                 The amount of any Loss for which indemnification is provided under this Article IX or Article X hereof shall be net of any amounts recovered by the Indemnified Party (including under insurance policies) with respect to such Loss.

(b)                                 If an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) (A) the amount paid by the Indemnifying Party in respect of such Losses plus (B) the amount received by the Indemnified Party in respect thereof over (ii) the full amount of the Losses.  In the event that an Indemnified Party has any rights against a third party with respect to any Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment.  Without limiting the generality of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c)                                  Each party shall, and shall cause its respective affiliates to, take all reasonable steps to mitigate any Loss indemnifiable hereunder upon and after becoming aware of any event that would reasonably be expected to give rise to any Loss.  No party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

SECTION 9.06.                                   Exclusivity.  Except as expressly provided in any Ancillary Agreement or for Losses arising out of or resulting from fraud by a party with respect to any of such party’s representations and warranties contained in Article III or Article IV, as applicable, from and after the Closing, each party’s sole and exclusive remedy with respect to any and all claims in respect of this Agreement or the transactions contemplated by this Agreement or in respect of the Transferred Subsidiary, KI or the Transferred Share, shall be pursuant to the indemnification provisions set forth in this Article IX or Article X hereof and the remedies in Section 11.15 hereof, it being understood that nothing in this sentence shall operate to interfere with or impede the operation of the provisions of Section 2.03 hereof (including Section 2.03(b)(iii) hereof).  In furtherance of the foregoing, each party hereby waives, from and after the Closing, any and all rights, claims and causes of action in respect of this Agreement or the transactions contemplated by this Agreement, whether based on warranty, in contract, or in tort (including negligence or strict liability) or law or otherwise that such party or any of its Indemnified Parties may have against the other party, any of their respective affiliates or any Debt Financing Source or any other person, except for Losses arising out of or resulting from fraud by a party with respect to any of such party’s representations and warranties contained in Article III or Article IV, as applicable, or pursuant to the indemnification provisions set forth in this Article IX or Article X hereof and the remedies in Section 11.15 hereof.  Notwithstanding anything to the contrary contained in this Agreement, (a) no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, on the one hand, or any of the Seller Parties, on the other hand, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby; and (b) the Seller Parties hereby waive and agree not to assert, and shall cause their affiliates to waive and not assert, any claims against the Transferred Subsidiary or KI (or any successor thereto) with respect to any liabilities or obligations of the Transferred Subsidiary or KI (or any successor thereto) arising under any Continuing Commercial Arrangement (other than (x) any payment obligations outstanding as of the Closing and reflected in the Closing Working Capital and (y) any liabilities or obligations arising with respect to the performance of such Continuing Commercial Arrangement following the Closing).  No past, present or future Representative, incorporator, member, partner or stockholder of any of the Seller Parties or any of their respective affiliates shall have any liability, whether based on warranty, in contract or in tort (including negligence or strict liability) or law or otherwise for any obligations or liabilities of any of the Seller Parties or any of its respective affiliates arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of the Acquisition, including any alleged non-disclosure or misrepresentations made by any such persons.

SECTION 9.07.                                   Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and the Seller Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Adjusted Purchase Price unless a final determination of a Taxing Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

SECTION 9.08.                                   Survival.  The representations and warranties contained in this Agreement or any certificate delivered pursuant to Section 7.02(a) or Section 7.03(a) hereof shall survive the Closing solely for purposes of Sections 9.01 and 9.02 hereof.  The Specified Representations and the Purchaser Specified Representations shall remain in full force and effect until the expiration of the applicable statute of limitations; the representations and warranties in respect of Taxes (including the representations and warranties in Section 3.14) shall remain in full force and effect until sixty days following the expiration of the relevant statute of limitations;

the representations and warranties in Section 3.18 (Environmental Matters) shall survive the Closing and shall remain in full force and effect until the third anniversary of the Closing Date, and all other representations and warranties shall terminate at the close of business on the day that is 18 months following the Closing Date.  The covenants or agreements contained in Section 5.01 and Section 5.05 of this Agreement to be performed on or prior to the Closing Date shall survive the Closing until the close of business on the day that is 18 months following the Closing Date, all other covenants or agreements contained in this Agreement to be performed on or prior to the Closing Date shall not survive the Closing Date, and all covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing until the expiration of the term of the undertaking set forth in such agreements and covenants.  The indemnity contained in Section 9.01(d) of this Agreement shall survive the Closing until the close of business on the day that is 24 months following the Closing Date and the indemnities contained in Section 9.01(f) and Section 9.01(g) of this Agreement shall survive the Closing until the close of business on the day that is 42 months following the Closing Date.  After the Closing, no party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant or indemnity after the termination thereof unless a notice of a breach thereof giving rise to a right of indemnity or claim thereunder shall have been given to the party against whom such indemnity may be sought prior to the applicable time.  Notwithstanding anything to the contrary in this Section 9.08, if notice of any claim for indemnification shall have been given with specificity and in writing to the party against whom such indemnity may be sought within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved; provided, however, that if any claim subject to the foregoing is unresolved and continuing as of the date that is twelve months after the date of the notice of such claim and no lawsuit with respect thereto shall have been filed by the Indemnified Party against the Indemnifying Party, such claim shall not be entitled to any indemnification hereunder and shall be extinguished.

ARTICLE X

TAX MATTERS

SECTION 10.01.                            Tax Covenants.  (a)  Transfer Taxes.  Each of Purchaser and UCB shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes.  UCB or Purchaser, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.  Purchaser shall pay all Transfer Taxes.

(b)                                 Purchaser agrees to retain all records relating to Taxes of the Transferred Subsidiary and KI for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate.  Purchaser and UCB agree to provide each other with such information and assistance as is reasonably necessary (at the expense of the requesting party), including access to records and personnel, for the preparation of any Tax Returns or claims for refund, or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.  Any information obtained under this Section 10.01(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding.

(c)                                  [Intentionally omitted]

(d)                                 The Seller Parties and Purchaser agree to treat the acquisition of the Transferred Subsidiary as a “qualified stock purchase” for federal income Tax purposes as such term is defined in Section 338(d)(3) of the Code.  UCB Holdings, Inc. shall join, and UCB Holdings, Inc. shall cause to join any other person so required to join, with Purchaser in making a timely and effective election provided for by Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 and any comparable election under state, local or foreign Tax Law with respect to the purchase of the Transferred Subsidiary (each, an “Election” and collectively, the “Elections”).  Purchaser and the Seller Parties shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely Elections in accordance with the provisions of Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state, local or foreign Tax Law) or any successor provisions.  Specifically, UCB Holdings, Inc. and Purchaser shall, within 30 Business Days prior to the date such forms are required to be filed under applicable Law, exchange completed and executed copies of the IRS Form 8023, required schedules thereto, and any similar state, local or foreign forms.  If changes are required in any of these forms as a result of information that is first available after the date on which any such form is completed and executed pursuant to the preceding sentence, the parties will act in good faith to agree on such changes.  If the parties are unable to agree on such changes within 10 days after the delivery of such information, such dispute shall be resolved by the Independent Expert.  The Seller Parties and Purchaser shall report the acquisition by Purchaser of the Transferred Subsidiary consistent with the treatment of such purchase as a “qualified stock purchase” and consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.

(e)                                  The parties agree that the Adjusted Purchase Price and the liabilities of the Transferred Subsidiary and KI (to the extent properly taken into account pursuant to Section 338(h)(10) of the Code) will be allocated among the assets of the Transferred Subsidiary and KI in a manner consistent with Section 338(h)(10) of the Code and the regulations promulgated thereunder.  Purchaser will complete a draft schedule (the “Allocation Statement”) allocating the Adjusted Purchase Price and the assumed liabilities to the assets of the Transferred Subsidiary and KI and provide a copy to UCB no later than six months after the Closing Date.  The Allocation Statement shall be updated as agreed by the parties including to take account of any contingent consideration.  UCB shall notify Purchaser within ten days after receipt thereof if it disputes the amount allocated to any assets on the proposed Allocation Statement.  UCB and Purchaser shall attempt to resolve any disagreement in good faith.  If the parties are unable to resolve such dispute within 30 days after UCB notifies the Purchaser of the dispute, such dispute shall be resolved by the Independent Expert.  The fees and expenses of the Independent Expert shall be borne equally by UCB, on the one hand, and Purchaser, on the other hand.  Purchaser and UCB shall file, and cause their respective affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Allocation Statement (as finally determined).

SECTION 10.02.                            Tax Filings and Other Tax Matters.  (a)  Pre-Closing Tax Period Tax Returns.  UCB (or its affiliates) shall prepare and timely file (or cause to be prepared and timely filed) the following Tax Returns on a basis consistent with most recent past practice and with existing procedures for preparing such Tax Returns and pay Taxes shown as due thereon:  (i) all Tax Returns of the Transferred Subsidiary or KI due on or prior to the Closing Date; (ii) all Income Tax Returns of the Transferred Subsidiary or KI due after the Closing Date in the case of a combined, consolidated or unitary Income Tax Return that includes UCB or an affiliate of UCB which is not being transferred pursuant to this Agreement; and (iii) in the case of the Transferred Subsidiary or KI, any other Income Tax Return for a taxable period of such corporation ending on or before the Closing Date but filed thereafter; provided, that UCB may exclude the Transferred Subsidiary from certain unitary Tax Returns that include affiliates of UCB not being transferred pursuant to this Agreement.

(b)                                 Straddle Period Tax Returns.  (i)  As to any Income Tax Return of the Transferred Subsidiary or KI for a tax period that begins before and ends after the Closing Date (a “Straddle Period”), Purchaser shall cause the Transferred Subsidiary or KI, as applicable, to prepare and timely file (or cause to be prepared and timely filed) such Tax Return and pay all Taxes due with respect thereto; provided, however, that UCB shall reimburse Purchaser for any amount owed by UCB with respect to such Tax Return in accordance with Section 10.03 hereof; provided, further, however, as to any Tax Return for which UCB may be liable for an indemnity under Section 10.03 hereof:  (A) Purchaser shall deliver any such Tax Return to UCB at least 20 days before it is due, (B) UCB shall have the right to examine and provide written comments on any such Tax Return prior to the filing thereof and the Purchaser shall make such revisions to such Tax Return as are reasonably requested by UCB in writing, and (C) UCB shall provide to the Purchaser such written comments or written revisions no later than 8 days before the Tax Return is due.

(ii)                                  UCB and Purchaser shall make (or cause any of their respective affiliates to make) any election available under Law to treat the Closing Date as the end of a relevant taxable period.

(c)                                  Amended Tax Returns.  Except as required by Law, after the Closing Date, none of Purchaser, the Transferred Subsidiary, KI or any affiliate of Purchaser shall, without the prior written consent of UCB, which consent shall not be unreasonably withheld or delayed, file any amended Tax Return with respect to a Straddle Period or a Pre-Closing Tax Period if UCB or any of its affiliates could reasonably be expected to be liable for additional Taxes on such Tax Return under Section 10.03 hereof.  Except as required by Law, after the Closing Date, none of UCB or its affiliates shall, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, file any amended Tax Return with respect to the Pre-Closing Period to the extent such amendment could reasonably be expected to have a material cost to the Purchaser, the Transferred Subsidiary or KI.

(d)                                 [Intentionally omitted.]

(e)                                  Refunds and Credits.  Any refund or credit of Taxes (including any interest actually received thereon from a relevant Taxing Authority less any cost or Taxes with respect thereto incurred by Purchaser or its affiliates) relating to the Transferred Subsidiary or KI for any Pre-Closing Tax Period (or other Taxes which UCB has paid under Section 10.03 or Section 9.01 hereof) shall be for the account of UCB except to the extent such refund or credit or results from the carryback of an item from a Post-Closing Tax Period to a Pre-Closing Tax Period.  Any other refund or credit (including any interest actually received thereon from a relevant Taxing Authority) of Taxes relating to the Transferred Subsidiary or KI shall be for the account of Purchaser.  Purchaser shall, if UCB so requests and at UCB’s expense, file for and obtain or cause the Transferred Subsidiary or KI to file for and obtain any refunds or credits to which UCB is entitled under this Section 10.02(e).  Purchaser, the Transferred Subsidiary and KI shall cooperate in good faith with UCB with respect to the prosecution of any such refund claim.  If UMI pays (or causes the Transferred Subsidiary, KI or any member of the UCB Group to pay prior to Closing) estimated Income Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date (taking into account solely items attributable to such portion), and Purchaser obtains the benefit of such excess payment, Purchaser shall promptly refund such excess to UMI, provided that no such refund to UMI shall be required in respect of any amount thereof reflected in the Closing Working Capital as finally determined.

(f)                                   Tax Sharing Agreements.  UCB shall cause any Tax sharing agreement to which the Transferred Subsidiary or KI is a party to be terminated on or prior to the Closing Date such that no party shall have any rights or obligations under any such Tax sharing agreement after the Closing Date.  UCB shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which the Transferred Subsidiary or KI is a party to be terminated as of the Closing.

(g)                                  Consolidated Returns.  The consolidated federal Income Tax Return of the UCB Group for the taxable period that includes the Closing Date shall be filed in accordance with Treasury Regulations Section 1.1502-76(b)(2)(i) (determined using the closing of the books method), with no election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D).

SECTION 10.03.                            Tax Indemnification.  (a)  From and after the Closing, UCB shall indemnify and hold harmless the Purchaser Indemnitees from and against (i) all liability for Taxes of or in respect of the Transferred Subsidiary or KI for the Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on such Taxes, (ii) all liability of the Transferred Subsidiary or KI for Taxes arising as a result of

Treasury Regulation § 1.1502-6 or any similar provision of state, local or foreign law, (iii) all liability of the Transferred Subsidiary or KI for Taxes that are imposed by reason of the Transferred Subsidiary or KI having liability for Taxes of another person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place prior to the Closing, (iv) all liability for Taxes of the Purchaser, the Transferred Subsidiary, KI, any of their affiliates or their respective subsidiaries (or any successors thereto) for any inaccuracy in or breach of any Tax representation, warranty, covenant or agreement made by the Seller Parties in this Agreement, (v) all liability for Taxes of or in respect of the Transferred Subsidiary as a result of UCB’s excluding the Transferred Subsidiary from any unitary Tax Returns pursuant to the proviso in Section 10.02(a) (the “Section 10.02(a) Proviso”), and (vi) all liability for reasonable legal fees and expenses attributable to any item in clause (i) through (v) above.

(b)                                 (i) From and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against all liability for Taxes of the Transferred Subsidiary or KI for any Post-Closing Tax Period (including reasonable legal fees and expenses) to the extent UCB is not required to pay indemnification therefor under Section 10.03(a) and (ii) Purchaser shall pay to UCB Holdings, Inc., upon UCB Holdings, Inc.’s making a claim therefor as provided herein, 50% of the excess, if any, of the income taxes for which UCB Holdings, Inc., UMI or the Transferred Subsidiary are liable as a result of any valid Elections made with respect to the sale of the Transferred Share contemplated by this Agreement over the income taxes for which UCB Holdings, Inc., UMI or the Transferred Subsidiary would have been liable with respect to the sale of the Transferred Share contemplated by this Agreement had no such Elections been made, provided that Purchaser shall not be required to pay any amount in respect of any increase in the liability for Taxes as a result of UCB’s excluding the Transferred Subsidiary from any unitary Tax Returns pursuant to the Section 10.02(a) Proviso, and provided, further, that the maximum amount for which Purchaser shall be liable under this Section 10.03(b)(ii) shall not exceed $35 million in the aggregate.  In connection with any claim by UCB Holdings, Inc. under Section 10.03(b)(ii), UCB Holdings, Inc. shall provide Purchaser with reasonably detailed documentary evidence and computations supporting any such claim. The parties shall negotiate in good faith to resolve any dispute concerning any such claim, and Purchaser shall make the payment required under Section 10.03(b)(ii) promptly following the furnishing of such supporting information or promptly following resolution of any such dispute, as the case may be.

(c)                                  For purposes of this Section 10.03, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (b) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.  For the avoidance of doubt, for purposes of this Section 10.03, in the case of any Income Taxes attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes, the portion of such Income Taxes that relates to the Pre-Closing Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on the Closing Date.

(d)                                 Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.04 shall not apply to this Section 10.03.

SECTION 10.04.                            Procedures Relating to Indemnification of Tax Claims.  (a)  If one party is responsible for the payment of Taxes pursuant to Sections 9.01, 9.02 or 10.03 hereof (the “Tax Indemnifying Party”), and the other party to this Agreement (the “Tax Indemnified Party”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect (in whole or in part) to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim.  No failure or delay on the part of the Tax Indemnified Party to give notice to the Tax Indemnifying Party shall reduce or otherwise affect the obligations or liabilities of the Tax Indemnifying Party pursuant to this Agreement, except to the extent that the Tax Indemnifying Party is actually prejudiced thereby.

(b)                                 The Tax Indemnifying Party shall assume and control the applicable audit or examination and the defense of a Tax Claim involving any Taxes for which it has an obligation to indemnify the Tax Indemnified Party pursuant to Sections 9.01, 9.02 or 10.03 hereof, and the Tax Indemnified Party and its affiliates agree to cooperate reasonably with the Tax Indemnifying Party in pursuing such contest.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Tax Indemnifying Party shall keep the Tax Indemnified Party informed of all material developments and events relating to such Tax Claim, (ii) the Tax Indemnifying Party shall give to the Tax Indemnified Party a copy of any Tax adjustments proposed in writing with respect to such Tax Claim, and (iii) the Tax Indemnified Party, at its own cost and expense and with its own counsel, shall have the right to participate in (but not control) the applicable audit or examination and defense of such Tax Claim.

(c)                                  In no case shall any Tax Indemnified Party settle or otherwise compromise (or extend the statute of limitations for) any Tax Claim without the other Tax Indemnifying Party’s prior written consent.

SECTION 10.05.                            Overlap.  To the extent of any inconsistency between this Article X and Article IX, this Article X shall control as to Tax matters.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.                            Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Purchaser, on the one hand, or any of the Seller Parties, on the other hand, without the prior written consent of UCB (in the case of Purchaser) or Purchaser (in the case of any of the Seller Parties), as applicable; provided, however that Purchaser may, without consent, pledge any of its rights, but not its obligations, under this Agreement as security to any of its Debt Financing Sources or any agent or collateral trustee for such Debt Financing Sources; provided, further, that no such assignment shall relieve Purchaser of any obligation hereunder or alter in any way the rights, interests or obligations of the Seller Parties under this Agreement.  Subject to the first sentence of this Section 11.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 11.01 shall be null and void.

SECTION 11.02.                            No Third-Party Beneficiaries.  Except as provided in Article IX and Article X hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.  Nothing in this Agreement shall constitute an amendment to any Employee Benefit Plan, and no Employee Benefit Plan shall be amended absent a separate written amendment that complies with such Employee Benefit Plan’s amendment procedures.  Notwithstanding the foregoing, the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, this Section 11.02, Section 9.06, Section 11.01, Section 11.10, Section 11.11, Section 11.13, Section 11.14, and Section 11.18 (in each case, to the extent such sections relate to the Debt Financing Sources).

SECTION 11.03.                            Expenses.  Each of the parties shall pay its own legal, investment banking, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

SECTION 11.04.                            Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)                                     if to any of the Seller Parties,

UCB, S.A.
Allée de la Recherche 60
1070 Brussels, Belgium
Attention:  Doug Gingerella

with a copy to (which shall not constitute notice):

UCB, S.A.
Allée de la Recherche 60
1070 Brussels, Belgium
Attention:  Anna S. Richo

and

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention:  J. D. Weinberg

(ii)                                  if to Purchaser,

Lannett Company, Inc.
13200 Townsend Road
Philadelphia, Pennsylvania 19154
Attention:  Arthur P. Bedrosian

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Andrew L. Bab

Jennifer L. Chu

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11.04.

SECTION 11.05.                            Interpretation; Certain Definitions.  (a)  Any matter set forth in any provision, subprovision, Section or subsection of the Seller Disclosure Schedule shall be deemed to be disclosed for each other provision, subprovision, Section or subsection of the Seller Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other provision, subprovision, Section or subsection of the Seller Disclosure Schedule.  No reference to or disclosure of any matter or item in this Agreement or in the Seller Disclosure Schedule shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred.  All Exhibits annexed hereto or referred to herein, and the Seller Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Seller Disclosure Schedule, or in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement and the Seller Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.  The terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  Any Proceeding that has been initiated, but with respect to which proper process has not been served on the Transferred Subsidiary or KI shall be deemed to be “threatened” rather than “pending.”  Any reference to one or more (in any combination) of the property, assets or rights of a person shall, unless the context expressly requires otherwise, be deemed to be a reference to the property, assets and rights of such person, taken collectively.

(b)                                 For all purposes hereof:

“affiliate” means, with respect to any party, any person or entity controlling, controlled by or under common control with such party.  For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.  Notwithstanding the foregoing, with respect to any of the Seller Parties or any other UCB entity, “affiliate” shall mean UCB S.A. or any person or entity controlled by it.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City or Brussels.

“Claim” means any claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity.

“Compliant” means, with respect to the Required Information (other than projections, interpretations, forward-looking information and information of a general economic or industry-specific nature), that: (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Transferred Subsidiary and KI, necessary in order to make such Required Information not misleading and (b) the financial statements included in the Required Information that is available to Purchaser on the first day of the Marketing Period would be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of the Purchaser using such financial statements to be declared effective by the SEC on the last day of such period.

“Covered Personal Information” means the following information the Transferred Subsidiary and KI collect, use or disclose or a person collects, uses or discloses on behalf of the Transferred Subsidiary and KI from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as internet protocol address or machine, device or advertising identification, or equivalent; (v) telephone number, including home telephone number and mobile telephone number; (vi) account number or identifier of any type; (vii) “Protected Health Information” (as such term is defined in HIPAA); (viii) Nonpublic Personal Information (as such term is defined in GLBA) or (ix) any other information from or about an individual consumer that could reasonably be used to identify an individual.

“Debt Financing Sources” means the Persons (other than Purchaser or any of its subsidiaries or controlling persons) that have committed to provide or arrange the Debt Financing or alternative Debt Financing in connection with the transactions contemplated hereby, including (w) the Lenders, (x) the parties named in the Debt Commitment Letter, any joinder agreements and the Fee Letter contemplated therein (and their respective successors and permitted assigns) and (y) the Persons that have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter (and their respective successors and permitted assigns).

“Drug or Health Laws” means, collectively, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301 et seq., including all applicable amendments thereto (including the Food and Drug Administration Modernization Act of 1997, the Food and Drug Safety and Innovation Act, and the Drug Quality and Security Act), the Public Health Service Act, 42 U.S.C., § 262 et seq., the United States Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., Medicare; Medicaid; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. §

1320a-7; HIPAA; all other applicable federal, state and local licensing, regulatory and reimbursement Laws; Law of the European Union or any other foreign jurisdiction (including any such requirements or similar Laws referenced in Sections 3.19(b) and 3.19(c) hereof) applicable to the items, products and services that the Seller, Transferred Subsidiary and KI provide.

“GLBA” means the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, as amended.

“Government Programs” means Medicare, Medicaid, TRICARE and such other similar programs of any Governmental Entity which provides any reimbursement for any of Transferred Subsidiary’s or KI’s products.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended, including by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (collectively), and the regulations promulgated thereunder and any other similar state and local Laws.

“including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

“Indebtedness” means, with respect to any person, without duplication, in each case excluding trade or other account payables incurred in the ordinary course of business, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to any property purchased by such person, (v) all obligations of such person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (vi) all lease obligations of such person required to be capitalized in accordance with GAAP, (vii) all obligations of others secured by a Lien on property, assets or rights owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such person (excluding (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice, (B) standby letters of credit relating to workers’ compensation insurance and (C) surety bonds and customs bonds), and (x) all guaranties and arrangements having the economic effect of a guaranty by such person of any Indebtedness of any other person, including, in the case of clauses (i) through (x), the outstanding principal amount thereof, accrued and unpaid interest thereon, and other payment obligations (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) arising thereunder.  Notwithstanding the foregoing, “Indebtedness” of the Transferred Subsidiary or KI shall not include (i) any indebtedness for borrowed money between the Transferred Subsidiary and KI, (ii) any of the Retention Bonuses referenced in Section 6.10 hereof, or (iii) any of the payments under the Kremers Urban 2013 Incentive Plan referenced in Section 6.11 hereof.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) Trademarks, (ii) copyrights, (iii) rights in domain names, (iv) all registrations and applications to register or renew the registration of any of the foregoing, (v) patents and patent applications, including all reissues, divisions, extensions, provisionals, continuations and continuations-in-part thereof, (vi) rights in Trade Secrets and (vii) all other intellectual property rights.

“IT Systems” means the hardware, Software, databases and computer networks owned, leased or licensed by UCB or any of its affiliates (including the Transferred Subsidiary and KI) and used in and material to the businesses of the Transferred Subsidiary and KI.

“Key Customer” means, with respect to the Transferred Subsidiary and KI, the top 10 purchasers of Products or services, as measured based on the 2014 annual revenues of the Transferred Subsidiary across all Products and services, each as set forth on Section 11.05(b) of the Seller Disclosure Schedule.

“Key Supplier” means, with respect to the Transferred Subsidiary and KI, the top 10 suppliers of active pharmaceutical ingredients, raw materials or other supplies for the manufacture of Products, as measured based on the 2014 annual expenditures of the Transferred Subsidiary across all such active pharmaceutical ingredients, raw materials and other supplies, each as set forth on Section 11.05(b) of the Seller Disclosure Schedule.

“Knowledge of UCB” means the actual knowledge of the persons set forth on Section 11.05(b)(i) of the Seller Disclosure Schedule.

“made available” means, with respect to any document, that such document (i) was in the electronic data room by the Business Day prior to the date hereof or (ii) was delivered to Purchaser or its Representatives by UCB or any of its affiliates or Representatives by the Business Day prior to the date hereof.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other similar software program designed to, without the knowledge and authorization of UCB or any of its affiliates (including the Transferred Subsidiary or KI), materially disrupt, disable, harm, or interfere with the operation of any Software, computer databases or hardware.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (i) nothing has occurred and no consideration exists that would cause any of the conditions set forth in Section 7.02 to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such 20 consecutive Business Day period and (ii) Purchaser shall have received the Required Information; provided, however, that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such 20 Business Day period, (A) PricewaterhouseCoopers LLP shall have withdrawn, or notified UCB that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Transferred Subsidiary for the applicable periods by PricewaterhouseCoopers LLP or another independent public accounting firm of recognized national standing or (B) UCB shall have publicly announced any intention to, or publicly announced that it is actively considering the need to, restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information, as applicable, has been amended or UCB has announced that it has concluded that no restatement is required; provided, further, that notwithstanding the foregoing, (1) the Marketing Period shall end on the earlier of (x) the date the Debt Financing is consummated if such date is prior to the end of such 20 consecutive Business Day period and (y) the later of (I) the date the period specified in paragraph 12 of Exhibit C to the Debt Commitment Letter ends and (II) the date the “Marketing Period” under the Debt Commitment Letter (as such term is used therein on the date hereof) ends, in each case if applicable and if such date is prior to the end of such 20 consecutive Business Day period; (2) the Marketing Period shall exclude November 27, 2015; and (3) if the Marketing Period has not ended before December 18, 2015, it shall not commence before January 4, 2016.  Notwithstanding the foregoing, if at any time (x) any of the conditions set forth Section 7.02 shall cease to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (y) Purchaser does not have the Required Information or (z) the Required Information is not Compliant throughout and on the last day of such period, then, in each case, the Marketing Period shall have ceased to have commenced and a new Marketing Period shall begin at a time set forth in the first sentence of this definition, which period shall be deemed for all purposes to be the Marketing Period hereunder.  Notwithstanding anything in this Agreement to the contrary, if UCB shall in good faith reasonably believe that it has delivered, or caused to be delivered, the Required Information and that the Marketing Period has commenced, then UCB may deliver to Purchaser written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Information and the Marketing Period shall be deemed to have been delivered and commenced, respectively, on the date of the applicable notice, in each case unless Purchaser in good faith reasonably believes that the Marketing Period has not commenced and, within two Business Days after its receipt of such notice from UCB, Purchaser delivers a written notice to UCB to that effect (stating with specificity why it believes that the Marketing Period has not commenced).

“Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the financial condition or results of operations of the Transferred Subsidiary and KI, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Material Adverse Effect:  (i) (A) any of the Seller Parties’ or any of their respective affiliates’ compliance with the terms and conditions of this Agreement, (B) the failure to take any action that any of the Seller Parties or any of their respective affiliates have requested the consent of Purchaser to take and which Purchaser did not grant its consent with respect thereto or (C) any other action by any of the Seller Parties, any of their respective affiliates, the Transferred Subsidiary or KI (1) contemplated by this Agreement, (2) which Purchaser has expressly requested or (3) to which Purchaser has consented in writing; (ii) any event, change, occurrence or effect affecting the industry, industry sectors or any geographic markets in which the Transferred Subsidiary or KI operates generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates; (iii) political or regulatory conditions (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare reform initiatives or otherwise), including the worsening of any existing conditions; (iv) any delay or failure of the Transferred Subsidiary or KI to obtain approval from any Governmental Entity for (A) the manufacturing, marketing or sale of any Product in any geographic area where such Product is not manufactured, marketed or sold (as applicable) or (B) the manufacturing, marketing or sale of any Pipeline Compound in any geographic area (provided that such delay or failure is not attributable to the negligence of Seller Parties or any act or omission by Seller Parties that would constitute a violation of applicable Law); (v) any matter with respect to the Methylphenidate Product, including (A) any action or inaction by any Governmental Entity or the Transferred Subsidiary or KI with respect to the Methylphenidate Product or (B) any projected or actual loss of revenues or expenses relating to the Methylphenidate Product (in each case, whether occurring prior to, on, or after the date hereof); (vi) changes in the pharmaceutical product coverage or reimbursement policies, practices or procedures of Medicare, Medicaid or other third-party payors; (vii) any natural disaster or pandemic or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (viii) any failure of the Transferred Subsidiary or KI to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (but not the underlying cause of such failure); (ix) the negotiation or execution of this Agreement or any Ancillary Agreement or the announcement or pendency of the Acquisition or a potential transaction involving the Transferred Subsidiary or the potential dissolution of KI, including any litigation or resulting loss of, or impact on the relation of the Transferred Subsidiary or KI with, any employees, customers, suppliers, partners or distributors, in each case only to the extent resulting from the negotiation, execution, announcement or pendency of the Acquisition and not, for the avoidance of doubt, as a result of any breach of any Contract by the Seller Parties or any of their affiliates (including the Transferred Subsidiary and KI); (x) any acts or omissions of Purchaser or any of its affiliates; (xi) any change or prospective change in Laws, IFRS or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof; or (xii) any actions required under Section 5.04 of this Agreement, except to the extent any matter described in any of the foregoing clauses (ii), (iii), (vi), (vii) or (xi) has had a disproportionate effect on the financial condition or results of operations of the Transferred Subsidiary and KI, taken as a whole, relative to other participants in the industry sector or sectors in which the Transferred Subsidiary and KI operate.

“Medicare” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh, as amended, including specifically, the Ethics in Patient Referrals Act, as amended (known as the Stark Law), 42 U.S.C. § 1395nn, and, in each case, the regulations promulgated thereunder.

“Medicaid” means Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v, as amended, and the regulations promulgated thereunder.

“Methylphenidate Product” means the methylphenidate hydrochloride extended-release product of the Transferred Subsidiary and KI approved under ANDA 091695 (including all strengths thereof).

“Non-Senior Management Employee” means a current employee of the Transferred Subsidiary or KI that does not hold or otherwise serve in a senior management position with the Transferred Subsidiary or KI.

“Permitted Liens” means (i) such Liens as are set forth in Section 11.05(b)(ii) of the Seller Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not delinquent or being contested in good faith, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges not due and payable, or that the taxpayer is contesting in good faith and for which an adequate accruals or reserve has been established on the Most Recent Balance Sheet, (v) Liens specifically disclosed in the Financial Statements or the notes thereto, (vi) Liens created in connection with the Financing, (vii) with respect to real property, (a) restrictions under leases, subleases, licenses or occupancy agreements to which the Transferred Subsidiary is a party, (b) easements, covenants, rights-of-way and other similar restrictions of record, (c) zoning, building and other similar restrictions and (d) Liens that have been placed by any developer, landlord or other third party on real property over which any of the Seller Parties or their respective affiliates have easement rights and subordination or similar agreements relating thereto, and (e) Liens disclosed as exceptions in any title commitment, title policy, deed or survey of the Owned Real Property or Leased Real Property made available to Purchaser and listed on Section 11.05(b)(ii) of the Seller Disclosure Letter, and (f) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use, transfer or operation of, or any of the benefits of ownership of, the real properties to which they relate.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pipeline Compound” means each compound that is in development by the Transferred Subsidiary or KI set forth on Section 11.05(b)(iii) of the Seller Disclosure Schedule.

“Privacy Law” means (i) the following Laws to the extent applicable to the Transferred Subsidiary or KI: (a) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act; (b) the Controlling the Assault of Non-Solicited Pornography and Marketing Act, 15 U.S.C. chap. 103; (c) the Telephone Consumer Protection Act, 47 U.S.C. § 227; (d) state laws governing the use of the following types of communication and messaging: email, text messaging, telephone, paging, faxing; (e) state laws governing the use of information collected online, state laws requiring privacy disclosures to consumers, or state laws investing individuals with rights in or regarding data about such individuals, or the use of such data, including the California Online Privacy Protection Act, Cal. Bus. & Prof. Code 22575-22579 (as amended by AB370), and California “Shine the Light” law, Cal. Civ. Code 1798.80 - 1798.34; (f) security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82 - 1798.84); (g) state and federal laws imposing minimum security requirements on the use of personal, sensitive, personally identifiable, or non-public personal information; (h) state and federal laws requiring the secure disposal of records containing certain personal, sensitive, personally identifiable, or non-public personal information; (i) HIPAA; (j) GLBA; (k) the Federal Trade Commission Act, 15 U.S.C. § 45; (l) state consumer protection laws; and (m) the implementing regulations, if applicable, of each of the above (a)-(l); (ii) contractual and fiduciary obligations related to data privacy and data security, including any requirements set forth in guidelines published by any Governmental Entities; and (iii) the binding rules of any self-regulatory organizations with which the Transferred Subsidiary and KI are or have been contractually obligated to comply; and (iv) to the extent applicable, the rules contained in the current version of the PCI Data Security Standards, promulgated by the PCI Security Standards Council.

“Privacy Policies” means (a) the internal policies of UCB and its affiliates (including the Transferred Subsidiary and KI), to the extent relating to the business of the Transferred Subsidiary and KI, that pertain to the protection, privacy, security, collection, storage, use, disclosure, disposal, maintenance, transmission, compilation, processing, sale and transfer of data and information, including Covered Personal Information, (b) any public representations that UCB and its affiliates (including the Transferred Subsidiary and KI), to the extent relating to the business of the Transferred Subsidiary and KI, have made regarding such policies and practices since January 1, 2013, and (c) any third party privacy policies to the extent UCB or its affiliates (including the Transferred Subsidiary and KI), to the extent relating to the business of the Transferred Subsidiary and KI, have been or are contractually obligated to comply therewith.

“Products” means the products set forth on Section 11.05(b)(iv) of the Seller Disclosure Schedule.

“Prospective Financing” means the Debt Financing or any debt securities being issued in lieu of any portion of the Debt Financing as contemplated by the Debt Financing.

“Representatives” means, as to any person, such person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Information” means (a) the Financial Statements, (b) the financial and other information necessary for Purchaser to prepare the pro forma financial statements customary to a private placement of debt securities under Rule 144A under the Securities Act as required by paragraphs 5 (other than with respect to EBITDA, but including any components thereof derived from Seller’s books and records) or 13 of Exhibit C to the Debt Commitment Letter and (c) such other customary financial and other information regarding the Transferred Subsidiary and KI (excluding projections, information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or other information customarily excluded from a Rule 144A offering memorandum) of the type and form customarily included in (i) information memoranda and other syndication materials for revolving and term loan facilities and offering memoranda for a transaction of this type and (ii) to the extent Purchaser notifies UCB of its intention to conduct a private placement under Rule 144A under the Securities Act, offering memoranda for private placements of debt securities under Rule 144A under the Securities Act, including information regarding the Transferred Subsidiary and KI necessary to enable PricewaterhouseCoopers LLP to deliver customary comfort letters (including negative assurance comfort), and drafts thereof that such firm is prepared to deliver upon the pricing and closing of any such private placement of debt securities being issued in lieu of any portion of the Debt Financing, with respect to the financial information regarding the Transferred Subsidiary and KI to be included in the offering memorandum for such offering.  For the avoidance of doubt, “Required Information” shall not include, and Purchaser shall be solely responsible for, the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information.

“Security Breach” means an incident of unauthorized access, disclosure, use, destruction or loss of any material data or non-public information that UCB or its affiliates (including the Transferred Subsidiary or KI), or a third party on their behalf, collects, stores, uses, maintains or transmits with respect to the business of the Transferred Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including but not limited to application software (regardless of platform), system software and firmware, including all source code and object code versions of any and all of the foregoing, in any and all forms and media.

“Specified Representations” means the representations and warranties of UCB set forth in Section 3.01 hereof (Organization of Seller Parties), Section 3.02 hereof (Authority; Execution and Delivery; Enforceability), the first sentence of Section 3.04(a) hereof (Organization of the

Transferred Subsidiary and KI), Section 3.04(b) hereof (Capitalization of the Transferred Subsidiary), Section 3.08 hereof (Title to the Transferred Share) and Section 3.20 hereof (Brokers and Finders).

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Subsidiary Intellectual Property” means the Intellectual Property owned by the Transferred Subsidiary or KI (including the patent, patent applications and trademark expressly identified on Section 5.17 of the Seller Disclosure Schedule transferred or intended to be transferred to the Transferred Subsidiary pursuant to Section 5.17).  For the avoidance of doubt and not by way of limitation, the Subsidiary Intellectual Property does not include U.S. Patent No. 8,709,477 entitled, “Pharmaceutical dosage form”.

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information, in each case that are entitled to trade secret protection under applicable U.S. state trade secret law.

“Trademarks” means any trademarks, service marks, trade names, trade dress and other similar indicia of origin, and the goodwill associated with any and all of the foregoing and symbolized thereby.

“Transaction Expenses” means, without duplication, all fees, expenses and other payments for which the Transferred Subsidiary or KI is liable in connection with the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby that are unpaid as of the Closing, whether accrued or not, including (a) to professionals, including (i) any brokerage, fees, commissions, finders’ fees or financial advisory fees and, in each case, related costs and expenses and (ii) any fees, costs and expenses of counsel, accountants, or other advisors and service providers; (b) in respect of any compensation, change in control payments or bonuses (other than (i) the Retention Bonuses referenced in Section 6.10 hereof, (ii) any payments under the Kremers Urban 2013 Incentive Plan referenced in Section 6.11 hereof, which shall not be deemed Transaction Expenses and shall be treated separately in accordance with such Sections of this Agreement) payable by the Transferred Subsidiary or KI to any employee, officer, director, consultant or third party; and (c) (i) if the Closing occurs on or before December 31, 2015, in respect of the employer’s share of all employment, payroll or social security Taxes with respect to the amounts set forth in clause (b) of this definition, or (ii) if the Closing occurs after December 31, 2015, in respect of the employer’s share of any Medicare Taxes with respect to the amounts set forth in clause (b) of this definition (but, for the avoidance of doubt, not any other employment, payroll or social security Taxes).

SECTION 11.06.                            Limitation on Damages.  Notwithstanding anything to the contrary contained in this Agreement (including in Article IX or Article X), in no event shall any party be liable for special, exemplary or punitive damages of any other party or the Transferred Subsidiary or KI, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise; provided, however, that nothing in this Section 11.06 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for a Third Party Claim.

SECTION 11.07.                            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 11.08.                            Entire Agreement.  This Agreement, and the Exhibits and Seller Disclosure Schedule annexed hereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all other understandings and negotiations with respect thereto.  The parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  In the event of any conflict between the provisions of this Agreement (including the Seller Disclosure Schedule and Exhibits), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 11.09.                            Severability.  In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.10.                            Governing Law.  This Agreement, the Commitment Letter, the Fee Letter, the negotiation, execution or performance hereof or thereof, and any disputes, claims or causes of action arising under or related hereto or thereto (whether at law or in equity, or for breach of contract, tortious conduct or otherwise) shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules on conflicts of law to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

SECTION 11.11.                            Jurisdiction.  Each party irrevocably agrees that any Proceeding against them arising out of or in connection with this Agreement, the Debt Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York in the borough of Manhattan, or, if such court does not have jurisdiction, the state courts of New York located in New York County in the borough of Manhattan, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.

SECTION 11.12.                            Service of Process.  Each of the parties consents to service of any process, summons, notice or document which may be served in any Proceeding in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 11.04 hereof, to such party’s respective address set forth in Section 11.04 hereof.

SECTION 11.13.                            Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Debt Commitment Letter, the Fee Letter or any Ancillary Agreement or the transactions or the financings contemplated hereby or thereby or disputes relating hereto or thereto.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

SECTION 11.14.                            Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties or, in the case of a waiver, by or on behalf of the party waiving compliance.  No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement. Notwithstanding anything to the contrary set forth in this Section 11.14, none of Section 9.06, Section 11.01, Section 11.02, Section 11.10, Section 11.11, Section 11.13, Section 11.18 or this sentence may be modified or amended in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the Commitment Letter.

SECTION 11.15.                            Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Seller Parties nor Purchaser would have entered into this Agreement.  The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 11.16.                            Joint Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 11.17.                            Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 11.18.                            Non-Recourse.  Notwithstanding anything in this Agreement to the contrary, each of the Seller Parties agrees, for itself and on behalf of their respective affiliates and Seller Indemnitees, that none of the Debt Financing Sources shall have any liability or obligation to the Seller Parties or their respective affiliates or Seller Indemnitees relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby.

[Signature page follows]

IN WITNESS WHEREOF, the Seller Parties and Purchaser have duly executed this Agreement as of the date first written above.

UCB S.A.

by:	/s/ Detlef Thielgen
	Name:	Detlef Thielgen
	Title:	Executive Vice President and Chief Financial Officer

by:	/s/ Doug Gingerella
	Name:	Doug Gingerella
	Title:	Senior Vice President for Mergers and Acquisitions and Global Internal Audit

UCB MANUFACTURING, INC.

by:	/s/ Denelle Waynick
	Name:	Denelle J. Waynick
	Title:	Director and Secretary

LANNETT COMPANY, INC.

by:	/s/ Arthur P. Bedrosian
	Name:	Arthur P. Bedrosian
	Title:	Chief Executive Officer

EXHIBIT A

Form of Transitional Services Agreement

Exhibit A to the Stock Purchase Agreement

TRANSITIONAL SERVICES AGREEMENT dated as of [•], 2015 (this “Agreement”), between UCB S.A., a limited liability company organized under the laws of Belgium (“UCB”), and Kremers Urban Pharmaceuticals Inc., an Indiana corporation (“KU”).

INTRODUCTION

WHEREAS, pursuant to the Stock Purchase Agreement dated as of September 2, 2015 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), among UCB, UCB Manufacturing, Inc., a Delaware corporation (“UMI” and, together with UCB, the “Seller Parties”), and Lannett Company, Inc., a Delaware corporation (“Purchaser”), Purchaser agreed to purchase from the Seller Parties, and the Seller Parties agreed to sell to Purchaser, the Transferred Share as provided in the Stock Purchase Agreement; and

WHEREAS, in connection with the Stock Purchase Agreement, (i) KU desires to purchase from UCB, and UCB is willing to provide, or to cause its affiliates to provide, to KU transitional services for the conduct of KU, and (ii) UCB desires to purchase from KU, and KU is willing to provide, or to cause its affiliates to provide, to UCB transitional services for the conduct of UCB, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.                            Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Stock Purchase Agreement.

(a)                                 “Service Provider” shall refer to UCB unless otherwise indicated with respect to a transitional service on Annex A hereto (the “Annex”).

(b)                                 “Service Recipient” shall refer to KU or Purchaser unless otherwise indicated with respect to a transitional service on the Annex.

(c)                                  “Business” shall refer to (i) with respect to KU, the business of KU and KI (taken as a whole), and (ii) with respect to UCB, the business of UCB.

SECTION 2.                            Transition Services.  (a)  During the Term (as defined below), Service Provider shall provide, or shall cause one or more of its affiliates or Third Party Providers to provide, to Service Recipient and its controlled affiliates the services set forth on the Annex (the “Services”), in the manner and at a level of service generally consistent with that provided by Service Provider or its affiliates in connection with the applicable Business immediately preceding the date hereof, and Service Recipient shall use the Services for substantially the same purposes and in substantially the same manner as the Services were used in connection with the applicable Business immediately preceding the date of the Stock Purchase Agreement taking into account transition related activities between the date of the Stock Purchase Agreement and the date hereof in accordance with the Stock Purchase Agreement.  Service Provider shall be required to provide, or cause one or more of its affiliates to provide, the Services only to Service

Recipient and its controlled affiliates and only in connection with the applicable Business.  Service Recipient shall not, and shall not permit its controlled affiliates or any Third Party Provider, to, resell, subcontract, license, sublicense or otherwise transfer any of the Services being provided to Service Recipient to any person whatsoever or permit the use of the Services by any person other than Service Recipient and its affiliates in connection with the applicable Business in the ordinary course of business or otherwise in connection with the transition from the performance of the Services by Service Provider to the performance of the Services by Service Recipient.

(b)                                 Service Recipient acknowledges that Service Provider is not in the business of providing services to third parties and is entering into this Agreement only in connection with the Stock Purchase Agreement.  Service Provider shall use commercially reasonable efforts to provide, and to cause its affiliates and Third Party Providers to provide, the Services pursuant to this Agreement, with substantially the same degree of skill, quality and care utilized by Service Provider (or its affiliates) in performing such Services for itself, in a workmanlike manner and in accordance with applicable Law; provided, however, that Service Provider shall have no obligation to provide the Services if doing so significantly interferes with Service Provider’s own business activities; provided, further, that in such case, Service Provider shall use commercially reasonable efforts to identify a Third Party Provider that is reasonably acceptable to Service Recipient at Service Provider’s expense to provide such Services in lieu of Service Provider with no material interruption in the provision of Services (the “Services Standard”).  Under no circumstances shall Service Provider, its affiliates or its or their employees or agents (including subcontractors) be held accountable to a greater standard of care or skill than the Services Standard.  If the quality or performance of any Service provided by Service Provider or its affiliate or Third Party Provider hereunder falls materially below the Services Standard required by this Section 2(b) (except to the extent excused pursuant to Section 27 or to the extent such decline in quality or performance is the direct result of any breach of this Agreement by Service Recipient), Service Recipient may notify Service Provider of such shortfall, and Service Provider shall cure, or cause its applicable affiliate or Third Party Provider to cure, such shortfall within ten Business Days after receiving such notice.  If Service Provider does not cure such shortfall within ten Business Days after receiving such notice, Service Recipient may, in addition to any other rights Service Recipient may have under this Agreement or under applicable Law, and notwithstanding anything to the contrary herein, (i) withhold payment of any Fees due for the applicable Services until such time as Service Recipient reasonably determines that such shortfall has been cured (provided that Service Recipient may apply any such withheld Fees to pay any portion of the costs for which Service Provider is responsible in accordance with clause (ii)) and/or (ii) obtain a replacement service from a third party at no greater cost than is provided for such Service in the Annex plus ten percent (10%), and Service Provider shall be responsible for the cost of any such replacement service, less the amount Service Recipient is required to pay pursuant to this Agreement for the Service that was replaced.  NEITHER SERVICE PROVIDER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

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(c)                                  Service Recipient acknowledges that Service Provider and its affiliates may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, affiliates and third parties (“Internal Services”).  To the extent Service Provider modifies its Internal Services in connection with changes to its internal organization in the ordinary course of business, Service Provider may request to accordingly modify the related Services, which proposed modification Service Recipient will consider in good faith.  Any changes to the Services shall require written consent of both Service Provider and Service Recipient.

(d)                                 In providing, or otherwise making available, the Services to Service Recipient, Service Provider may use its own personnel or the personnel of any of its affiliates and/or employ the services of contractors, subcontractors, vendors or other third-party providers used by Service Provider or its affiliates to provide any similar Internal Services (each, a “Third-Party Provider”); provided that (1) Service Provider shall remain obligated with respect to such Services provided by any Third-Party Provider (including the fulfillment of the Services Standard), except to the extent that Service Recipient and any such Third-Party Provider agree that such Third-Party Provider shall be directly responsible to Service Recipient for the performance or non-performance of any such Services, and (2) the use of any Third-Party Provider shall not increase any fees or other amounts (including Sales Taxes) payable by Service Recipient hereunder.  Service Provider and its affiliates, in connection with providing the Services, shall not be obligated to pay any amounts to Service Recipient or any of its controlled affiliates or any of their respective employees (which, for the avoidance of doubt, does not include the Personnel) in respect of payroll, benefits or similar obligations.  In addition, to the extent Service Provider or its affiliates incur any reasonable out-of-pocket costs or expenses (including any license fees) that are incurred in accordance with and necessary and incidental to providing any Service hereunder that are not reflected in the Fees payable with respect to such Service, such out-of-pocket costs and expenses shall be borne by Service Recipient, and shall be refunded to Service Provider by Service Recipient upon Service Provider’s invoice presented therefor, provided that out-of-pocket costs and expenses incurred in connection with any Service exceeding, individually or in the aggregate, 10% of the Fees payable with respect to such Service shall not be borne or paid by Service Recipient unless Service Recipient has given its prior written consent thereto.

(e)                                  During the Term, Service Provider and each of its affiliates providing Services hereunder shall cause certain of its employees (the “Personnel”) to provide the Services in accordance with the terms and conditions of this Agreement and shall provide Service Recipient with access to the Personnel as may reasonably be necessary to furnish the Services to Service Recipient as contemplated herein.  Service Provider and its affiliates providing Services hereunder shall be responsible for complying with all applicable labor Laws and regulations or other related obligations with respect to its Personnel providing any Services hereunder, including all payroll, benefits, tax and other obligations related to the employment of the Personnel.

(f)                                   With respect to the Services, Service Provider shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of the employees who will

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perform the Services.  Service Provider shall be responsible for paying such employees’ compensation and providing to such employees any benefits.

(g)                                  Service Recipient acknowledges and agrees that the Services are intended only to be transitional in nature, and shall be furnished by Service Provider only during the Term and solely for the purpose of accommodating Service Recipient in connection with the transactions contemplated by the Stock Purchase Agreement.  Service Recipient acknowledges that the Services are being furnished in support of Service Recipient’s personnel and under no circumstances shall Service Provider be required to fulfill or serve as a substitute for any personnel role of Service Recipient.

(h)                                 Service Provider acknowledges that the Services include Service Provider’s cooperation with and assistance to Service Recipient in connection with the transition from the performance of the Services hereunder to the performance of such services by Service Recipient and its affiliates or third parties designated by Service Recipient and that the Services shall include the provision of services requested by Service Recipient or its affiliates in connection with knowledge transfer, the transition of records, segregation and migration of historical data, migration-specific enhancements and cooperation with and assistance to third party consultants engaged by Service Recipient or its affiliates in connection with the foregoing, in each case and to the extent reasonably agreed by the parties.

SECTION 3.                            Access; Coordination; Consents.  (a)  Upon prior written notice from Service Provider, Service Recipient shall make available on a timely basis to Service Provider all information and materials reasonably requested by Service Provider or its affiliates to enable it to provide the Services hereunder.  Service Recipient shall give Service Provider and its affiliates and Third Party Providers reasonable access, on prior written notice and during regular business hours and at such other times as are reasonably required, to Service Recipient’s premises for the purpose of providing the Services hereunder.  While in or on Service Recipient’s premises, Service Provider shall, and shall cause its affiliates and Third Party Providers to comply with Service Recipient’s security guidelines and other procedures for access to and use of such premises that are made available to Service Provider from time to time.

(b)                                 Promptly after the Closing Date, Service Recipient and Service Provider shall each designate an individual with authority, and an alternate to act in the absence of such individual, to act as such party’s coordinator (a party’s “Coordinator”).  The Coordinators appointed for each of the parties will be responsible for serving as a liaison between Service Provider and Service Recipient with respect to the coordination and performance of all Services.

(c)                                  To the extent the consent of any subcontractor or other third party is needed in order for Service Provider to use such subcontractor or third party to provide the Services (including any third party consents required to use third party software, technology or other intellectual property), Service Provider shall use commercially reasonable efforts to obtain such consents and Service Recipient shall cooperate with Service Provider in acquiring any such consents.  If a subcontractor or other third party conditions its consent on imposing requirements or restrictions on Service Recipient, Service Provider and Service Recipient shall discuss such requirements or restrictions in good faith and to the extent Service Recipient agrees thereto,

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Service Recipient shall (i) comply with any requirements imposed on Service Recipient in connection with securing such consent and (ii) comply with any restrictions imposed on the use of such resources.  Service Provider and Service Recipient shall each be responsible for 50% of any reasonable fees payable to such subcontractor or other third party to the extent necessary to secure the consent.  Notwithstanding the foregoing or anything herein to the contrary, if Service Provider is unable to secure such consents, Service Provider shall use commercially reasonable efforts to arrange an alternative method of delivering such Services to Service Recipient.

(d)                                 If Service Provider or its affiliates or any Third Party Provider has access (either on-site or remotely) to the information technology systems owned by Service Recipient or its affiliates in relation to the Services or Migration Services, Service Provider shall use commercially reasonable efforts to limit, or cause to be limited, such access solely to the use of such systems for purposes of the Services or Migration Services and shall use commercially reasonable efforts to not access or attempt to access such systems or services other than to the extent required for the Services or Migration Services.  Service Provider shall use commercially reasonable efforts to limit such access to those of its and its affiliates’ or Third Party Provider’s employees with a bona fide need to have such access in order to perform the Services or Migration Services, and shall comply in all material respects with Service Recipient’s security rules and procedures for restricting access to its or its affiliates’ information technology systems (provided that Service Recipient shall have made available or communicated such rules and procedures to Service Provider).  All user identification numbers and passwords disclosed to Service Provider or its affiliates or Third Party Providers and any information obtained by Service Provider or its affiliates or Third Party Providers as a result of its or their access to and use of Service Recipient’s or its affiliates’ information technology systems shall be deemed to be, and treated as, Confidential Information hereunder.  Service Provider shall, and shall cause its affiliates and Third Party Providers to, cooperate with Service Recipient in the investigation of any apparent unauthorized access to Service Recipient’s or its affiliates’ information technology systems.

SECTION 4.                            Intellectual Property.

(a)                                 To the extent permissible under the applicable agreement and to the extent that Service Provider has the right to do so (including in each case if Service Provider has received a consent or waiver with respect thereto), Service Provider (on behalf of itself and its affiliates) hereby grants to Service Recipient and its affiliates a limited, nonexclusive, non-sublicenseable (except to third parties solely to the extent required for the receipt of any Service), non-assignable (except as expressly provided for in Section 13 hereof), worldwide, royalty-free license, during the Term of the applicable Service, to use any software, technology and other intellectual property rights used in connection with the receipt or use of such Service and owned or licensed by Service Provider (including any software or technology listed in the Annex), solely to the extent necessary for Service Recipient and its affiliates to receive and use such Service as provided for and in accordance with this Agreement, subject to any applicable restrictions, limitations and other provisions set forth or referenced in the Annex or otherwise applicable to the access or use of any third party software or licenses, including any applicable license agreements.

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(b)                                 Notwithstanding the foregoing Section 4(a), the parties acknowledge and agree that KU may use and has a license to use during and after the term of this Agreement UCB’s standard operating procedures to develop KU’s standalone standard operating procedures. Further, for the avoidance of doubt, KU’s ownership rights in its standard operating procedures shall be subject to UCB’s right, title and interest in any standard operating procedures owned by UCB or its affiliates.

(c)                                  Service Recipient (on behalf of itself and its affiliates) hereby grants to Service Provider and its affiliates a limited, nonexclusive, non-sublicenseable (except to Third Party Providers solely to the extent required for the receipt of any Service), non-assignable (except as expressly provided for in Section 13 hereof), worldwide, royalty-free license, during the Term of the applicable Service, to use any intellectual property used in connection with the provision of such Service and owned by Service Recipient, solely to the extent necessary for Service Provider and its affiliates to provide such Service and in accordance with this Agreement, subject to any applicable restrictions, limitations and other provisions set forth or referenced in the Annex.  Service Provider shall, and shall cause its affiliates and Third Party Providers to, use any trademarks included in such licensed intellectual property in accordance with such quality standards as may be set by Service Recipient and communicated to Service Provider from time to time.

(d)                                 OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 4 HEREOF OR THE STOCK PURCHASE AGREEMENT, NO OTHER LICENSES TO PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY ARE GRANTED BY SERVICE PROVIDER TO SERVICE RECIPIENT UNDER THIS AGREEMENT BY IMPLICATION, ESTOPPEL, EXHAUSTION OR ANY OTHER THEORY, AND SERVICE PROVIDER RESERVES ALL RIGHTS NOT EXPRESSLY GRANTED IN THIS AGREEMENT.

SECTION 5.                            Payment.  (a)  For the Services rendered under this Agreement, Service Recipient will pay Service Provider’s fees (the “Fees”) as set forth in the Annex.  Except as otherwise provided in the Annex, for any Service priced on a monthly or other periodic basis, the Fee set forth on the Annex will be equitably prorated if the date hereof or the date on which such Service is commenced or terminated is not the first calendar day or the last calendar day, respectively, of a calendar month or other relevant period.

(b)                                 Service Provider agrees to submit invoices to Service Recipient for Fees payable in respect of (i) any Services for which specific invoicing procedures are specified in the Annex, in accordance with such specific invoicing procedures and (ii) all other Services provided by or on behalf of such Service Provider during any calendar month within 30 days after the end of such calendar month, commencing with an invoice issued on or before the 30th day after the end of the first calendar month ending after the Closing Date.  Each such invoice shall be in a format and contain a level of detail reasonably sufficient under the circumstances to identify the Services provided during the applicable period and such Service Provider’s calculation of the amounts payable in respect thereof.

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(c)                                  Service Recipient agrees to pay each invoice delivered pursuant to Section 5(b) hereof on or before the date that is 30 days after the date of such invoice (provided, however, if the 30th calendar day is not a Business Day, the applicable Payment Date shall be the immediately following Business Day) (each, a “Payment Date”), by wire transfer of immediately available funds payable to the order of Service Provider pursuant to wire transfer instructions specified on the applicable invoice.  Any Fees or other sums owing hereunder not paid within 15 Business Days of a Payment Date shall be subject to late charges for each day such Fees or other sums are overdue, calculated at a rate of 5% per annum from the Payment Date to the date of payment.

(d)                                 Service Provider shall maintain true and correct records of all receipts, invoices, reports, time entries and other documents relating to the Services rendered hereunder, consistent with reasonable business practices and sufficient to provide reasonable records for review by Service Recipient.  Service Provider shall retain such records for a period of not less than two years from the close of each fiscal year of Service Recipient during which such Services were provided; provided, that Service Provider may (in its sole discretion) transfer such records to Service Recipient.  Service Recipient shall have the right to review such records not more than once in any twelve-month period and, in connection therewith, Service Provider shall give Service Recipient and its affiliates reasonable access, on prior written notice and during regular business hours and at such other times as are reasonably required, to such records for the purpose thereof.  Service Recipient will bear the cost of such review.  If Service Recipient reasonably believes that such review reveals an overbilling by Service Provider and overpayment by Service Recipient, Service Provider shall, within ten days of the completion of the procedures set out in Section 10, reimburse Service Recipient for such overpaid amount, if any, plus interest calculated at a rate of 5% per annum from the date on which such amount was overpaid by Service Recipient through the date of reimbursement.

SECTION 6.                            Taxes.  (a) All sales tax, value added tax, goods and services tax or similar tax (“Sales Taxes”) (but excluding any Taxes based on the net income of Service Provider, which shall be paid by Service Provider) required by Law to be paid by Service Recipient in respect of the provision of the Services hereunder will be separately stated on the relevant invoice and shall be paid by Service Recipient in accordance with Section 5. Service Provider shall be responsible for paying any such Sales Taxes to the appropriate taxing authority and filing any required reports or forms.

(b)                                 Service Provider shall, upon request by Service Recipient, provide to Service Recipient a receipt or other proof of payment of Sales Taxes to the relevant taxing authority and shall use commercially reasonable efforts to assist Service Recipient in obtaining any available relief from, or credit or refund of, such Sales Taxes.

SECTION 7.                            Term of Agreement.  The term (“Term”) of this Agreement shall commence on the Closing Date and shall continue for a period ending on the earliest of (i) as to any particular Service, the time period set forth for such Service in the Annex (as such time period may be extended from time to time as provided in the Annex, if applicable), and (ii) the date on which all Services either have been terminated or are no longer being provided pursuant to the terms of this Agreement; provided, however, that Service Recipient (i) may terminate any

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individual Service prior to the expiration of the time period for such Service set forth in the Annex pursuant to Section 8(a) and (ii) will use its commercially reasonable efforts to cease using all Services under this Agreement as soon as reasonably possible following the Closing Date.

SECTION 8.                            Partial Termination; Termination.  (a)  Any or all of the Services provided by Service Provider or its affiliates under this Agreement are terminable by Service Recipient on 30 days’ prior written notice to Service Provider.  Once any of the Services have been so terminated, Service Recipient shall not be entitled to have such Services resumed.

(b)                                 This Agreement may be terminated prior to the expiration of its stated term, upon written notice by Service Provider, if Service Recipient fails to pay any undisputed Fees within ten days following a Payment Date and does not cure such failure within the sixty days following such ten-day period.

(c)                                  This Agreement may be terminated prior to the expiration of its stated term, upon written notice by Service Provider, on the one hand, or Service Recipient, on the other hand, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property, in which case this Agreement shall automatically terminate without any prior notice or the passage of any period or the taking of any other action.

(d)                                 Upon the termination of any Service or of this Agreement, Service Recipient shall promptly pay to Service Provider all Fees accrued through the effective date of such termination for such Services.  Upon termination of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Service Recipient will have no obligation to pay any future Fees or other sums owing hereunder relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Service Recipient prior to such termination).

SECTION 9.                            Other Services.  In the event that Service Recipient requests that, in addition to the Services, certain other services be made available by Service Provider (the “Other Services”), Service Provider shall have no obligation to provide any Other Services.  If, in its sole discretion, Service Provider agrees to provide any Other Services, Service Provider and Service Recipient shall negotiate in good faith the terms of providing such Other Services and payment therefor.  The provision, if any, of any Other Services shall be on the terms and conditions agreed upon between Service Provider and Service Recipient and set forth on a schedule to be attached hereto or as an amendment to this Agreement.  Any such Other Services mutually agreed to by the parties hereto set forth on a schedule or included in an amendment to this Agreement shall constitute “Services” hereunder.

SECTION 10.                     Dispute Resolution.  If there is a dispute between the parties hereto arising out of or relating to this Agreement or any schedule, either party may, at any time, give notice to the other party requesting to discuss actions that might be taken to resolve such dispute

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and the parties hereto shall, promptly upon receipt of such notice, negotiate in good faith with respect to the disputed issue and use commercially reasonable efforts to resolve such dispute; provided, however, that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) either party to agree upon any such actions.  If the parties hereto shall have failed to reach a resolution of the dispute within 30 days after notice of such dispute has been given, either Service Provider or Service Recipient, as the case may be, may, at any time within 15 days after the expiration of such 30-day period, give written notice to the other party requesting that the respective senior officers of Service Provider and Service Recipient or their respective designees discuss such actions, and, as promptly as practicable after such notice has been given, each of Service Provider and Service Recipient shall cause such senior officers to negotiate in good faith with respect to such actions and use commercially reasonable efforts to resolve such dispute within 10 days of the matter being submitted to them; provided, however, that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any of such senior officers to agree upon any such actions.  For the avoidance of doubt, each party shall continue to perform its obligations under this Agreement during any period of time when the dispute resolution procedures outlined above are being followed.

SECTION 11.                     Limitations on Losses.  (a) In no event shall Service Provider or any of its affiliates be liable, whether in warranty, contract, tort (including any form of negligence, recklessness, willful misconduct or strict liability) or otherwise, for any special, indirect, incidental, exemplary, punitive or consequential damages or any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology whatsoever of Service Recipient, any of its affiliates or Representatives, which in any way arise out of, relate to, or are a consequence of, Service Provider’s or any of its affiliates’ performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder, including loss of profits, revenues, business interruptions or business opportunities and claims of customers or employees of Purchaser, KU or Kudco Ireland Limited, a limited liability company organized under the laws of Ireland; provided that the limitation on liability contained in this Section 11(a) shall not apply to any indirect or consequential damages which may in any way arise out of, relate to, or are a consequence of any intentional breach by Service Provider of this Agreement, including with respect to the provision of or the failure to provide any Service hereunder.

(b)                                 Notwithstanding anything to the contrary contained herein, none of Service Provider, its affiliates or any of their current or former respective Representatives, stockholders, members, partners, incorporators, attorneys-in-fact, subcontractors or contractors shall be liable for Losses incurred by Service Recipient, any of its affiliates or Representatives to the extent such recklessness, willful misconduct or fraud of, Service Recipient.

(c)                                  Notwithstanding anything to the contrary contained herein, the liability of Service Provider with respect to this Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in warranty, contract, tort (including any form of negligence, recklessness, willful misconduct or strict liability) or otherwise, shall not exceed the greater of (i) the Fees previously paid and (ii) the aggregate amount of Fees paid and payable during the first six months of the Term to Service Provider by Service Recipient.

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(d)                                 Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be deemed to exclude or limit Service Provider’s liability for Losses incurred by Service Provider or any Service Recipient Indemnitee to the extent such Losses (i) arise out of or result from Service Provider’s or any of its affiliates’ or Third Party Providers’ recklessness, willful misconduct or fraud or (ii) are recovered by a third party against Service Recipient or any Service Recipient Indemnitee in any third party claim subject to indemnification pursuant to Section 12.

SECTION 12.                     Indemnification.  (a)  Service Recipient agrees to indemnify and hold harmless Service Provider and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Service Provider Indemnitees”), and at the option of the Service Provider Indemnitees defend the Service Provider Indemnitees, from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable third-party legal fees and expenses (collectively, “Losses”), to the extent arising out of or resulting from Service Recipient’s or any of its affiliates’ (i) breach of this Agreement or (ii) recklessness, willful misconduct or fraud.

(b)                                 Service Provider, on behalf of itself and its successors and assigns, agrees to indemnify and hold harmless Service Recipient and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Service Recipient Indemnitees”), and at the option of the Service Recipient Indemnitees defend the Service Recipient Indemnitees, from and against any and all Losses, to the extent arising out of or resulting from Service Provider’s or any of its affiliates’ or Third Party Providers’ (i) breach of this Agreement or (ii) recklessness, willful misconduct or fraud.

SECTION 13.                     Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Service Recipient, on the one hand, or Service Provider, on the other hand, without the prior written consent of Service Provider (in the case of Service Recipient) or Service Recipient (in the case of Service Provider), as applicable; provided that Service Recipient may assign this agreement to any of its controlled affiliates upon written notice to and without prior written consent of Service Provider.  Subject to the first sentence of this Section 13, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 13 shall be null and void.

SECTION 14.                     No Third Party Beneficiaries.  Except as provided in Section 12, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

SECTION 15.                     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a

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party to the address for such party as set forth in Section 11.04 of the Stock Purchase Agreement (or such other address for a party as set forth in Section 11.04 of the Stock Purchase Agreement as shall be specified in a notice given in accordance with Section 11.04 of the Stock Purchase Agreement).

SECTION 16.                     Interpretation.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  The descriptive headings of the several Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Sections” or “Schedules” shall be deemed to be references to Sections hereof or Schedules hereto unless otherwise indicated.  The terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement.  References to “party” or “parties” means the parties to this Agreement, unless otherwise provided.

SECTION 17.                     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto. If any signature is delivered by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such PDF signature was an original thereof.

SECTION 18.                     Entire Agreement.  This Agreement, including the Annex hereto, any written amendments to the foregoing satisfying the requirements of Section 24, and the Stock Purchase Agreement and the Ancillary Agreements, constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all other understandings and negotiations with respect thereto.  The parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated thereby exclusively in contract pursuant to the express terms and provisions of the Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The Annex hereto is hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any terms used in the Annex but not otherwise defined therein shall be defined as set forth in this Agreement or the Stock Purchase Agreement, as the case may be.  In the event of any conflict between the provisions of this Agreement (including the Annex hereto), on the one hand, and the provisions of the Stock Purchase Agreement (including the schedules and exhibits thereto), on the other hand, the provisions of the Stock Purchase Agreement shall control.

SECTION 19.                     Severability.  In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

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SECTION 20.                     Governing Law.  This Agreement, the negotiation, execution or performance of the Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

SECTION 21.                     Jurisdiction.  Each party irrevocably agrees that any Proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have jurisdiction, the state courts of New York located in New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.

SECTION 22.                     Service of Process.  Each of the parties consents to service of any process, summons, notice or document which may be served in any Proceeding in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 15, to such party’s respective address set forth in Section 11.04 of the Stock Purchase Agreement.

SECTION 23.                     Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 23.

SECTION 24.                     Amendments and Waiver.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties or, in the case of a waiver, by or on behalf of the party waiving compliance.  No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

SECTION 25.                     Independent Contractor.  At all times during the term of this Agreement, Service Provider and each of its affiliates shall be independent contractors in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage their employees and business affairs.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any party

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with respect to the indebtedness, liabilities, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

SECTION 26.                     Survival.  The provisions of Sections 1, 4(b), 8(c), 10, 11, 12, 29, 30 and 31, as well as the related provisions of Sections 13-26, shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

SECTION 27.                     Force Majeure.  Service Provider shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to a Force Majeure Event.  “Force Majeure Event” means any event beyond Service Provider’s reasonable control that cannot be avoided with the exercise of reasonable diligence that prevents or delays Service Provider from performing its obligations hereunder, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorism, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by Governmental Entities, change in Laws, regulations or orders, other events or any other circumstances or causes beyond Service Provider’s control.  Service Provider will promptly notify Service Recipient in writing upon learning of the occurrence of any Force Majeure Event.  In any such Force Majeure Event, Service Provider’s and Service Recipient’s obligations hereunder shall be postponed for such time as the performance is prevented or delayed on account thereof; provided, that Service Provider shall use commercially reasonable efforts to resume provision of Services as promptly as reasonably practicable or to identify and implement a commercially reasonable alternative to minimize any interruption in the provision of Services hereunder.  If Service Provider does not identify and implement such alternative, Service Recipient may obtain a replacement service from a third party at no greater cost than is provided for such Service in the Annex plus ten percent (10%), and Service Provider shall be responsible for the cost of any such replacement service, less the amount Service Recipient is required to pay pursuant to this Agreement for the Service that was replaced.  Upon the cessation of the Force Majeure Event, Service Provider and Service Recipient will use commercially reasonable efforts to resume their performance as soon as reasonably practicable (subject to complying with any contractual agreements made with any provider of replacement services).

SECTION 28.                     Warranties.  Service Provider has not made any express or implied warranty with respect to the Services or any intellectual property license hereunder, except as expressly provided in this Agreement.

SECTION 29.                     No Additional Rights.  (a) All materials, software (including all source code, object code and related documentation), tools, data, databases, inventions, discoveries, works of authorship, trade secrets, designs, logos, documentation, information and other innovations and creations of any nature or kind, in each case in any form or media, now known or hereafter devised, including any improvements or modifications to the proprietary computer software programs and related materials of Service Provider or any of its affiliates, that Service Provider or any of its affiliates, or personnel working for or through Service Provider or any of its affiliates, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing Services or as a result of such Services, whether or not eligible for

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patent, copyright, trademark, trade secret or other legal protection (collectively and together with all intellectual property rights therein and thereto, the “Work Product”), as between Service Provider and its affiliates, on the one hand, and Service Recipient and its affiliates, on the other hand, will be solely and exclusively owned by Service Provider and/or its affiliates; provided that, if any Work Product is created, developed, written or authored by Service Provider, its affiliates or any their respective personnel solely for Service Recipient or its affiliates and at Service Recipient’s cost and expense (such Work Product, “Service Recipient Work Product”), all right, title and interest throughout the world in and to all such Service Recipient Work Product shall vest solely in Service Recipient unconditionally and immediately upon such Service Recipient Work Product having been created, developed, written or authored unless the parties agree otherwise in writing.  To the extent Service Recipient Work Product would not vest by operation of law in Service Recipient, Service Provider on behalf of itself and its affiliates shall assign and hereby assigns to Service Recipient all of its and their rights, title and interests in and to such Service Recipient Work Product.

(b)                                 If any modification or enhancements are made, conceived or reduced to practice by Service Provider to any Service Recipient Work Product in the performance of the Services, all right, title and interest throughout the world in and to all modifications and enhancements to such Service Recipient Work Product shall vest solely in Service Recipient unconditionally and immediately upon having been made, conceived or so reduced. To the extent such modifications or enhancements made, conceived or reduced to practice by Service Provider would not vest by operation of law in Service Recipient, Service Provider on behalf of itself and its affiliates shall assign and hereby assigns to Service Recipient all of its and their rights, title and interests in and to such modifications or enhancements.

(c)                                  Upon Service Provider and/or its affiliate’s reasonable request and at their expense, Service Recipient shall take such actions as reasonably requested by Service Provider and/or its affiliate to effectuate such assignment and/or to prosecute, perfect, procure, protect, enforce, defend or maintain any of Service Provider’s rights in or to any of the Work Product of Service Provider in accordance with Section 29(a).  In the event Service Recipient has any rights, title or interests in or to any such Work Product of Service Provider, Service Recipient shall assign and hereby assigns to Service Provider all such rights, title and interests in and to such Work Product.

(d)                                 Upon the termination of any of the Services, (i) Service Recipient will return to Service Provider or its affiliates, as applicable, as soon as practicable but in no event later than 15 days following such termination, any equipment or other property of Service Provider or its affiliates, as applicable, relating to such terminated Services which is owned or leased by Service Provider or any of its affiliates, as applicable, and is, or was, in Service Recipient’s possession or control; and (ii) Service Provider will return or cause to be returned to Service Recipient, as soon as practicable but in no event later than 15 days following such termination, any and all supporting, back-up or organizational data or information owned by Service Recipient that is in tangible form and in Service Provider’s or its affiliate’s possession or control and was used by Service Provider or its affiliate in supplying the Service to Service Recipient.

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(e)                                  Upon the termination of this Agreement or any specific Service provided hereunder, each party shall (i) cancel all user identifications and passwords, if any, related to accessing the other party’s data in connection with this Agreement or such Service, as applicable, (ii) return to such other party any other data (as well as any and all back-up of that data) pertaining solely to the other party and, if applicable, related to such Service, (iii) delete or remove such data from such party’s applicable computer systems, and (iv) confirm that all Migration Services or all Migration Services with respect to such Service, as applicable, have been performed in accordance with Section 2(h) and completed.

(f)                                   All systems, procedures and related materials provided to Service Recipient by or on behalf of Service Provider or any of its affiliates are for Service Recipient’s internal use only and only as related to the applicable Service.  Service Recipient may copy, modify, use, distribute, perform, display, reverse engineer, decompile, disassemble, make derivative works of or in any way alter any software, hardware, data, databases or maintenance or support components, Work Product or intellectual property of Service Provider or any of its affiliates, or any portions of any of the foregoing, in each case, only to the extent Service Recipient has received a copy thereof in connection with the Services.   Otherwise, Service Recipient may not do so without Service Provider’s express prior written consent (as may be granted or withheld in Service Provider’s sole and absolute discretion).

SECTION 30.                     Joint Drafting.  The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to have been drafted jointly by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

SECTION 31.                     Confidentiality.  Each party hereto shall, and shall cause its affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, keep all confidential information (“Confidential Information”) regarding the business, affairs or plans of the other party hereto and its affiliates provided pursuant to this Agreement strictly confidential and maintain and protect all such information in no less careful a manner than it maintains and protects its own Confidential Information; provided, however, that such information may be disclosed by such party if such disclosure is required by applicable law or requested by a Governmental Authority (it being understood that, to the extent permitted by applicable law, such party shall give the other party hereto advance written notice of such requirement (in an amount of time in advance of such disclosure that is reasonable under the circumstances) to enable the other party hereto to seek a protective order, confidential treatment or other remedy, if possible); provided, further, that the provisions of this Section 31 shall not apply to information that (1) becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (2) was available to such party on a non-confidential basis prior to its disclosure to such party pursuant to this Agreement or (3) becomes available to such party on a non-confidential basis from a source other than the other party hereto.

SECTION 32.                     Equitable Relief.  The parties acknowledge that a party’s failure to comply with the provisions of this Agreement may cause irreparable harm and damage to other party for which no adequate remedy may be available at law.  Accordingly, the parties agree that

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in addition to any other remedy to which a party may be entitled at law or in equity, such party shall be entitled to injunctive relief, specific performance or other equitable remedies to prevent breaches of and to enforce specifically such provisions.  The parties agree that prior to either party commencing any proceeding to obtain injunctive relief, specific performance or other equitable remedies, the parties shall attempt to resolve the underlying failure to comply with the provisions of this Agreement in accordance with the first sentence of Section 10 for a period of ten days following receipt of the notice described in such sentence.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

UCB S.A.

By:
Name:
Title:

By:
Name:
Title:

KREMERS URBAN PHARMACEUTICALS INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Transitional Services Agreement]

EXHIBIT B

Sample Calculation of Working Capital

Exhibit B

Working Capital Illustrative Schedule: Figures for Illustrative Purposes Only

$ in millions	June 30, 2015
Cash & cash equivalents	1.2
Accounts receivables, net	188.1
Due from affiliates	10.9
Inventory, net	61.6
Other accounts receivable	0.8
Prepaid and other current assets	1.4
Current Assets	264.0

Bank overdrafts	(1.1)
Accounts payable, trade	(16.3)
Accrued royalties	(9.1)
Accrued customer rebates	(9.0)
Accrued compensation and benefits	(10.1)
Accrued property & equipment	(0.5)
Other accounts payable and accrued expenses	(3.2)
Current Liabilities	(49.3)
Current Assets less Current Liabilities	214.7

Adjustments to be calculated at Closing (Refer to Section 2.03 (d))
(i) Taxes (including deferred Tax liabilities and deferred Tax assets)	—
(ii) Retention Agreements / Kremers Urban 2013 Incentive Plan liabilities	—
(iii) Indebtedness that has not been discharged or paid in full at Closing	—
(iv) Transaction Expensess	—
(vi) Impacts resulting from purchase accounting	—
(vii) Intercompany payables for Continuing Commercial Arrangements	—
(viii) Q4 2010 to Q3 2014 Price Reporting / Payments to 340B Entities	—
Working Capital	214.7

For the avoidance of doubt, no item will be double counted between current assets or liabilities and the adjustments to be calculated at Closing.

Unless otherwise shown, gross to net liabilities have been considered in accounts receivable, net.

Note: The numbers presented in Exhibit B are for illustrative purposes only, and shall not form part of the calculation of Closing Working Capital.